UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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ESSENTIAL UTILITIES, INC.
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RELIABLE FOR LIFE

Essential
Providing natural resources for life.

Essential Utilities, Inc.

2022 Annual Meeting of Shareholders

NYSE: WTRG

At Essential Utilities, reliability means we empower our people, build processes and strengthen services to deliver on our pledge to safely and reliably provide Earth's most essential resources to our customers and communities.

AQUA
AQUA

Infrastructure

We are committed to responsible infrastructure improvements that strengthen the reliability and safety of our nation's infrastructure, enabling us to provide dependable water and wastewater service and natural gas to our communities as efficiently as possible.

Operations

We are dedicated to operational excellence through strategic resource management and thoughtful capital investment to provide the most reliable service and value for our customers and shareholders.

Environment

We are fervent stewards of our lands, managing our impact responsibly and implementing a strong environmental management system to safeguard reliable water and natural gas security for generations to come.

Safety

We are committed to prioritizing safety as one of our core tenets, creating an engaged safety culture at all levels and enabling us to reliably deliver resources carefully and securely to our customers.

March 21, 2022

Christopher H. Franklin

“We are steadfast in our commitments to strengthen our communities, deliver excellent service, act as responsible environmental stewards, enhance economic development and provide equitable opportunities for all employees. Together, we will ensure safe and reliable access to the Earth’s most essential resources for generations to come.”

To Our Shareholders

On behalf of your Board of Directors, I am pleased to invite you to attend the 2022 Annual Meeting of the Shareholders of Essential Utilities, Inc. to be held virtually on May 4, 2022.

While COVID-19 has been disruptive to most areas of life, it underscored the importance of our mission to deliver Earth’s most essential resources safely and reliably to our customers, especially during a time of so much uncertainty. 2021 marked our first full year under the name Essential Utilities, 50 years as a listed company on the New York Stock Exchange and 135 years of history at both our water and gas companies. This long history of success reminds us of our incredible responsibility as the current stewards of the Company’s assets and reputation. The important milestones achieved this year exemplify our long-term dedication to the Company’s core mission.

Remarkably, in 2021 we invested a record amount of capital-more than $1 billion to strengthen our 32,000+ miles of water, wastewater and natural gas. We also opened our state-of-the-art environmental lab in July, enabling us to continue advanced testing to provide safe water to our communities.

We are proud of our Company’s philanthropic culture and our history as a strong corporate partner in the communities we serve. Our work through the Essential Foundation is focused on enriching the lives of those in our communities. In 2021, the Essential Foundation contributed more than $4.6 million to organizations that are making a difference in the lives of our customers.

Throughout the year, we continued our ambitious growth strategy, closing two transactions and adding approximately $36.3 million in rate base and approximately 7,700 new customers. We also signed six purchase agreements, totaling $141.5 million in purchase price, which are expected to add more than 25,800 customer equivalents.

In June, we safely welcomed our employees back into the office, taking important measures to ensure they remained healthy and safe. We also navigated changing government mandates and procedures with agility, while deploying measures to protect the health of our valued customers.

We remain dedicated to creating a corporate culture that celebrates diversity and empowers employees, where all feel welcomed, respected and recognized for their contributions. At year end, 15% of our employees were people of color, toward our multi-year goal of 17%. We also purchased nearly 11% of our goods and services from diverse suppliers, on our way toward our multi-year target of 15%.

I continue to be impressed by the dedication of our Essential team and their ongoing commitment to our customers, shareholders and communities. Given our success this year, even during a global pandemic, I am more optimistic than ever that our future is bright. We hope you will join us in May to hear more about our aspirations for the future.

Thank you for your confidence in Essential.

Sincerely,

Christopher H. Franklin

Chairman, Chief Executive Officer and President

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   1

Notice of Annual Meeting of Shareholders	Essential Utilities, Inc. 762 W. Lancaster Avenue Bryn Mawr, Pennsylvania 19010

Virtual Annual Meeting of Shareholders

Wednesday, May 4, 2022
8:00am Local Time

Record Date

March 7, 2022

Due to public health concerns about COVID-19 and to support the health and safety of our shareholders and employees, this year’s Annual Meeting will be conducted virtually, entirely by live audio broadcast.

To attend, go to: www.virtualshareholdermeeting.com/ WTRG2022 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form.

The list of shareholders will be available for inspection upon request by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal office located at 762 W. Lancaster Avenue Bryn Mawr, PA 19010, by contacting us at www.essential.co/investor-relations

Shareholders will have the same opportunities to participate as they would at an in-person meeting, with the opportunity to vote and ask questions on the matters discussed in this proxy statement.

Purpose

1  To elect eight nominees for directors;

2  To approve an advisory vote on the compensation paid to the Company’s named executive officers for 2021;

3  To ratify an Amendment to the Company’s Amended and Restated Bylaws (the Bylaws) to require disclosure of derivative securities holdings when a shareholder makes a nomination for a director or presents a proposal to be considered by shareholders at an annual meeting of shareholders;

4  To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year; and

5  To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Who can vote

Only shareholders of record at the close of business on March 7, 2022 will be entitled to notice of, and to vote at, the meeting.

Your vote is important

We urge each shareholder to promptly sign and return the enclosed proxy card, or to use telephone or internet voting.

See our Questions and Answers about the Annual Meeting and the voting section of the proxy statement for information about voting by telephone or internet, how to revoke a proxy and how to vote your shares at the virtual annual meeting.

How to vote

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 4, 2022.

The Notice of Annual Meeting, Proxy Statement and 2021 Annual Report to Shareholders are available at: www.proxyvote.com.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Online before the meeting* www.proxyvote.com Online at the meeting Attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/WTRG2022 and follow the instructions for voting	By phone* In the U.S. or Canada dial toll-free 1-800-690-6903	By mail Return your proxy card in the postage-paid envelope provided

* You have until 11:59 p.m. (ET) on May 3, 2022 to vote through the internet or by phone, for shares held directly and if you are a plan participant you have until 11:59 p.m. (ET) on May 1, 2022 to vote through the internet or by phone. If you vote by Internet or by phone, you do not need to mail back your proxy card.

By Order of the Board of Directors, Christopher P. Luning Secretary March 21, 2022

2   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Contents

Proxy Summary	4
Proposal 1 Election of Directors	10
Corporate Governance	19
Shareholder Outreach	27
Environmental, Social, and Governance Program	28
Governance Policies and Practices	34
Director Compensation	37
Ownership of Common Stock	40
Proposal 2 Advisory Vote to Approve Named Executive Officers’ 2021 Compensation	41
Proposal 3 Ratification of an Amendment to the Bylaws Establishing Requirements for Shareholders to Disclose Derivative Securities Holdings when Making a Nomination or Presenting a Proposal	42
Proposal 4 Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal 2022	44
Audit Committee Report	45
Executive Compensation (see separate table of contents)	46
Annual Meeting Information	88
Questions and Answers about the 2022 Annual Meeting	88
Nominating Candidates for Director	92
Communications with the Company or Independent Directors	93
Additional Information	93
Other Matters	93
Appendix A Reconciliation of GAAP to Non-GAAP Financial Measures	A-1
Appendix B Amended and Restated Bylaws of Essential Utilities, Inc.	B-1

Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are based on management’s beliefs and assumptions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized. For details on the uncertainties that may cause the Company’s actual future results to be materially different than those expressed in our forward-looking statements, see our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec. gov. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made. Essential Utilities, Inc. expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   3

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2021 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Summary of Matters to be Voted upon at the Annual Meeting

The following table summarizes the items that shareholders are being asked to vote on at the 2022 Annual Meeting:

Proposal	Description	Vote Recommendation	Page Reference
Proposal 1 Election of Directors	The Board of Directors of the Company (the Board of Directors or the Board) and the Corporate Governance Committee believe that the eight director nominees possess the necessary qualifications, attributes, skills, and experience to provide advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our shareholders.	FOR each Director Nominee	10
Proposal 2 Advisory Vote to Approve Named Executive Officers’ Compensation	The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers for 2021 as described in the Compensation Discussion and Analysis (CD&A) and the compensation tables and narrative discussion. The Board values shareholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR	41
Proposal 3 Ratification of an Amendment to the Bylaws to require derivative securities holdings disclosure	The Board amended the Bylaws to add a requirement for disclosure of derivative securities holdings by any shareholder nominating a candidate for director or presenting a proposal for consideration by shareholders at an annual meeting. The Board believes full disclosure of all stock holdings, including derivative securities holdings, provides important information to other shareholders in evaluating any such nomination or proposal. As a matter of good corporate governance, shareholders are being asked to ratify this Amendment.	FOR	42
Proposal 4 Ratification of Independent Accounting Firm	The Board believes the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP.	FOR	44

What’s New

•    We continued to enhance our disclosures to make our proxy statement easier to read and understand.

•    We responded to COVID-19 challenges. See disclosures throughout this proxy statement.

•    We focused on our employees’ health, safety, diversity and inclusion programs.

•    The Executive Compensation Committee held in-depth discussions on the Company’s strategy and compensation program, assessing the peer group, and evaluating each component of the package, including base salaries, short-term incentives, and long-term incentives.

•    Metrics in our 2021 compensation program are aimed at incenting management to support diversity, equity, and inclusion in our organization. See pages 45 through 50 for a summary of our compensation program for 2021.

4   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proxy Summary

Director Nominees

Director Nominees

The following table provides summary information about each of the Company’s eight director nominees. Each director will serve a one-year term if elected.

All directors are independent except for Mr. Franklin.					Current and Proposed Committee Memberships
Director Nominee	Age	Director Since	Principal Occupation	Other Public Company Boards	Executive	Executive Compensation	Audit	Risk Mitigation & Investment Policy**	Corporate Governance
Elizabeth B. Amato	65	2018	Former Executive Vice President and Chief Human Resources Officer, United Technologies Corporation	0	●	●			CHAIR
David A. Ciesinski	55	2021	President, Chief Executive Officer, and Director, Lancaster Colony Corporation, and President, T. Marzetti Company	1			•		•
Christopher H. Franklin Chairman	56	2015	Chairman, President and Chief Executive Officer, Essential Utilities, Inc.	0	CHAIR			●
Daniel J. Hilferty Lead Independent Director	65	2017	Chairman and Chief Executive Officer, Dune View Strategies, and Executive Advisor, Independence Health Group	0	●	CHAIR
Edwina Kelly	35	2021	Managing Director Canada Pension Plan Investment Board, Sustainable Energies Group	0			●	●
Ellen T. Ruff	73	2006	Former President, Office of Nuclear Development, Duke Energy Corporation	0		●			●
Lee C. Stewart	73	2018	Private Financial Consultant	1	●	●	CHAIR
Christopher C. Womack	64	2019	Chairman, President and Chief Executive Officer, Georgia Power	1				●	●
Committee Meetings held in 2021					0	9	8	6	4

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   5

Proxy Summary

Corporate Governance Highlights

Board Composition as of December 31, 2021

Corporate Governance Highlights

We are committed to maintaining strong standards of corporate governance, which promote the long-term interests of our shareholders, strengthen Board and management accountability, and help build public trust in our Company. The Corporate Governance section beginning on page 19 describes our corporate governance framework.

Board Accountability	• Annual election of directors • 15 year term limit for directors who were elected after 2015 • Mandatory retirement age of 75 for directors
Board Independence	• Seven out of eight director nominees are independent • Independent audit, compensation, and governance committees
Lead Independent Director	• Lead Independent Director with clearly defined and robust responsibilities
Board and Committee Evaluations	• Peer evaluations of the Directors, the Board, and its committees
Board Diversity*	• Over 55% of the Board is diverse • 33% of the Board is comprised of female directors
Board Refreshment	• Since 2015, 88.9% of the directors are newly appointed or elected
Board Oversight	• Risk oversight by full Board and all committees • Robust oversight of cybersecurity measures by full Board and Risk Mitigation & Investment Policy Committee • Board oversight of ESG program
Stock Ownership Guidelines	• Robust director and management stock ownership guidelines ● Directors: 5x annual base cash retainer ● CEO: 5x midpoint of average base salary ● Other NEOs/EVPs: 3x midpoint of average base salary
Shareholder Engagement	• Comprehensive shareholder outreach conducted in 2021 with approximately 300 meetings held with investors

* As of December 31, 2021

6   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proxy Summary

2021 Performance Highlights

2021 Performance Highlights

Despite the many challenges during 2021, our leadership team remained focused on growing our customer base through acquisitions, prudently invested a record amount of over $1 billion in infrastructure, maintained operational excellence and demonstrated the resiliency of our water and natural gas platforms. As of year-end 2021, we had a total of eight signed purchase agreements to acquire water and wastewater systems, totaling over $471 million in purchase price and expected to serve approximately 235,000 equivalent retail customers or equivalent dwelling units. We see great opportunities ahead and remain focused on investing in infrastructure and delivering sustainable growth for our investors. We do this while building on our core values of respect, integrity, and the pursuit of excellence and remaining dedicated to our mission of safely and reliably delivering Earth’s most essential natural resources to our customers and communities.

•  In 2021, we invested a record amount of over $1 billion in infrastructure projects across the water and gas utilities, helping to ensure safe and reliable service for all customers.

•  Revenues were $1.88 billion in 2021, an increase of 28.4 percent over 2020.

•  Earnings per share were $1.67 in 2021, in line with expectations.

•  We added approximately 7,700 water and wastewater customer equivalents through acquisition in 2021 and increased water and wastewater customers served by 2 percent, which includes customers from organic growth and acquisitions. Our acquisitions in 2021 added approximately $36.3 million in rate base.

•  We signed purchase agreements to acquire 6 water and wastewater systems in 2021. These systems are expected to add over 25,000 equivalent retail customers or equivalent dwelling units.

•  From January 1, 2019 to December 31, 2021, the total return to our shareholders, including share price appreciation and dividends paid, shows 65.56 percent growth.

•  In July 2021, the Board of Directors approved a 7 percent increase in the quarterly dividend to an annualized rate of $1.0728 per share.

•  Since making the greenhouse gas emissions reduction commitment in early 2021, the Company has achieved an estimated 7% Scope 1 and 2 emissions reduction from our 2019 baseline towards our 60% reduction target by 2035.

•  As of year-end 2021, the Company reached 15% people of color in our employee base towards our multi- year target of 17%.

•  Additionally, in controllable spending, we purchased nearly 11% of goods and services from diverse supplies towards our multi-year target of 15%.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   7

Proxy Summary

Compensation Highlights

2019–2021 Pay for Performance Alignment

Our pay programs are designed to reflect the Company’s performance. The following table shows the relationship between financial performance goals and executive performance-based payouts over the past three years:

Target EPS (adjusted for comp plan)*		EPS (adjusted for comp plan)*	STI Payout %	3 Year TSR Return	PSU Payout %
2019	$1.47	Achieved	126.45%	67.75%	159.91%
2020	$1.55	Achieved	137.10%	29.08%	175.00%
2021	$1.66	Achieved	129.70%	65.56%	N/A

*	Target EPS is a non-GAAP financial measure. See Appendix A.

Comparison of Five Year Cumulative Total Return*

Below is a chart showing our Total Return to our shareholders over the past five years as compared to the S&P 500 Index and the S&P MidCap 400 Utilities Index.

Compensation Highlights

Highlights of our executive compensation program include:

•   Shareholder outreach designed to align compensation practices with shareholder interests

•   Compensation program highly correlated to total shareholder return, adjusted earnings per share, and other financial metrics

•   Continued emphasis on performance-based compensation

•   Significant portion of compensation is variable and at risk

•   Reasonable change-in-control agreements with double-trigger termination

•   Clawback policies in place

•   Anti-hedging and anti-pledging policy continued

•   No tax gross ups

•   Shareholding requirements ensure that executives are aligned with shareholders

•   Reasonable severance arrangements in line with market practices

•   Modest perquisites

•   New elements to the 2021 compensation program aimed at incenting management to support diversity, equity, and inclusion in the organization

8   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proxy Summary

2021 Pay for Performance Compensation Program

2021 Pay for Performance Compensation Program

Our goal is to continue our pay-for-performance culture throughout our Company. Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance for customers and shareholders.
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
−	Motivate and reward our named executive officers for contributions to our financial success;
−	Attract and retain talented and experienced named executive officers; and
−	Ensure a significant portion of pay is performance based to better align pay with the successful achievement of our business objectives.
•	Reward our named executive officers for leadership excellence and contribution to the organization’s success.
•	Maintain an important focus on environmental, social, and governance issues while building shareholder value.

2021 NEO Total Compensation Pay Mix

Shareholder Outreach and Results of 2021 Advisory Vote to Approve Executive Compensation

At our 2021 annual meeting of shareholders, our shareholders overwhelmingly supported our compensation program, with 96% of shareholders voting in agreement with the Company’s compensation design. We believe the high level of support recognized the thoughtfulness and consideration the Executive Compensation Committee and the management team spent in redesigning the program to more closely align with driving shareholder value.

Over the course of 2021, management held approximately 300 meetings with investors. Additionally, as part of our governance focused outreach, we offered to meet with our top 25 shareholders. For this effort, we engaged with every shareholder who accepted our offer to meet. During these meetings and calls, we discussed numerous topics, including strategic, executive compensation, and environmental, social and governance issues.

For more information on our shareholder engagement program, investor feedback and the actions taken in response to that feedback, please see page 54 in this proxy statement.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   9

Proposal 1:

Election of Directors

Our Board has nominated eight directors for election at this year’s Annual meeting for a one year term upon the recommendation of our Corporate Governance Committee. Ms. Amato, Mr. Ciesinski, Mr. Franklin, Mr. Hilferty, Ms. Kelly, Ms. Ruff, Mr. Stewart, and Mr. Womack for election as directors at the 2022 Annual Meeting, with each nominee abstaining from the vote with respect to his or her nomination, as applicable. Mr. Idehen recently informed us that he is not able to stand for re-election. We have included his information, including his biography, below, as he served on our Board during all of 2021. We thank Mr. Idehen for his service on our Board.

Eight nominees will stand for election by a plurality of the votes cast at the 2022 Annual Meeting. At the Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the eight nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card or the record holder does not have discretionary voting power under NYSE rules. Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or become unwilling to serve as a director. Each nominee has stated his or her willingness to serve and the Company believes that the nominees will be available to serve.

Director Independence

The Board of Directors has determined that each director and nominee for director is independent, other than Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer. For more information, see Governance Practices & Policies beginning on page 34 for our Director Independence Standards and Related Persons Transaction Policy.

Age and Term Limits

Term Limits: The Board believes term limits are an important element of good governance, helping create an appropriate balance between the contribution of directors who have developed, over a period, meaningful insight into the Company and its operations, and new directors who bring a fresh perspective to our Board. Any director, upon reaching the fifteenth anniversary of their accepting an initial appointment or election to the Board of Directors, must tender his or her resignation to the Board. The Term Limit Policy does not apply to directors who were elected on or before December 1, 2015. As of the date of this proxy statement, only two directors, including our CEO, were first elected prior to or in 2015.

Age Limits: All directors are now required to submit their resignation from the Board effective as of their 75th birthday.

Board Diversity

When assessing a director nominee candidate, consideration is given to the effect the candidate will have on the diversity of the board. Diversity of the board is evaluated by considering a broad range of attributes, including, without limitation, race, gender and national origin, background, demographics, expertise and experience. Each year, the directors complete a targeted questionnaire that is administered by a neutral, non-affiliated entity to assess the performance of the board and each of the standing committees. Every second year, directors complete a targeted questionnaire to assess the performance of the directors individually.

10   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Board Diversity

Director Nominee Experience, Qualifications, Attributes and Skills Criteria

The chart below summarizes the experience, qualifications, attributes, and skills of each of these nominees:

Key Skills	Amato	Ciesinski	Franklin	Hilferty	Kelly	Ruff	Stewart	Womack
Utility Industry			●		●	●	●	●
Regulatory			●	●		●	●	●
Financial		●	●	●	●		●
Legal/Government	●		●			●		●
Leadership	●	●	●	●	●	●	●	●
Mergers & Acquisitions	●	●	●	●	●	●	●	●
Geographic Diversity	●	●			●	●	●	●
“C-Suite” Experience	●	●	●	●	●	●	●	●

Based upon these qualifications, attributes, and skills, the Board of Directors determined that the following director nominees are best suited for service on the following Committees:

Committee	Chair	Other Members
Audit	Lee C. Stewart†	Edwina Kelly†, David A. Ciesinski†
Corporate Governance	Elizabeth B. Amato	Ellen T. Ruff, Christopher C. Womack, David A. Ciesinski
Executive Compensation	Daniel J. Hilferty	Elizabeth B. Amato, Ellen T. Ruff, Lee C. Stewart
Executive	Christopher H. Franklin	Daniel J. Hilferty, Lee C. Stewart, Elizabeth B. Amato
Risk Mitigation and Investment Policy	TBD*	Christopher H. Franklin, Edwina Kelly, Christopher C. Womack

*	Mr. Idehen is not standing for election in 2022. He served as chair of the Risk Mitigation and Investment Policy Committee in 2021. The Board will elect a new Chair of that Committee.

† Audit Committee Financial Expert

Annually, the Corporate Governance Committee and the Board of Directors review the membership of the individuals on the Committees and re-organize the Committees, if necessary.

Information About Our Director Nominees

For each of the eight nominees for election as directors at the 2022 Annual Meeting, we have included biographical information on the following pages that highlights their experience, qualifications, attributes and skills that led the Board to determine the individual is qualified to serve as a director of the Company. At the end, we have included Mr. Idehen’s biography.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as director.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   11

Proposal 1: Election of Directors

Nominees for Election at the 2022 Annual Meeting

Nominees for Election at the 2022 Annual Meeting

Board Committees

•  Chair, Corporate
Governance Committee

•  Executive Compensation
Committee

•  Executive
Committee

Key Skills

•  Legal/Government

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  C-Suite Experience

Elizabeth B. Amato Former Executive Vice President and Chief Human Resources Officer, United Technologies Corp.	Director since 2018 Age 65 Independent Director

Experience

•  Executive Vice President & Chief Human Resources Officer of United Technologies Corp. (UTC) 2015 to 2020.

•  Senior Vice President, Human Resources and Organization of UTC with global responsibility for UTC’s Human Resources and Communications functions 2012-2015.

•  Ms. Amato joined UTC in 1985 at Pratt & Whitney and has held a variety of the most senior human resources leadership positions across the corporation in both aerospace and commercial building systems, including UTC Climate, Controls & Security (2011-2012), Carrier (2010-2011), Pratt & Whitney (2006-2009) and Sikorsky (1997-2006).

Ms. Amato is a recipient of the YWCA Women Achievers Award and is currently a member of the Human Resources Policy Association, the CHRO Board Academy and is a member of the Board of Directors for Children’s Healthcare Charity, Inc. Ms. Amato holds a bachelor’s degree in political science from Davidson College and a law degree from the University of Connecticut.

Qualifications:

Ms. Amato has over 30 years of experience in various roles with responsibilities ranging from integrating acquisitions to human resources to executive compensation. The Board of Directors views Ms. Amato’s independence, her broad experience, and her leadership roles within the industry as important qualifications, skills and experience that support the Board of Directors’ conclusion that Ms. Amato should serve as a director of the Company.

Other current public company directorships (0).

Board Committees • Audit Committee • Corporate Governance Committee Key Skills • Financial • Leadership • Mergers & Acquisitions • Geographic Diversity • C-Suite Experience	David A. Ciesinski President, CEO and Director of Lancaster Colony Corporation and President of its subsidiary, T. Marzetti Company	Director since 2021 Age 55 Independent Director

Experience • President of Krafts Meal Solutions 2014-2016. • Group Vice President and Chief Marketing Officer, H.J. Heinz Company, U.S. Retail Division 2001-2013.

Mr. Ciesinski is a graduate of West Point and a veteran of the U.S. Army, with service during the first Gulf War in Iraq, where he earned a Bronze Star Medal. Mr. Ciesinski holds a master’s degree in marketing and finance from the Tepper School of Business at Carnegie Mellon University.

Qualifications:

Mr. Ciesinski has over 20 years of experience in various roles with responsibilities ranging from manufacturing to finance to mergers and acquisitions. The Board of Directors views Mr. Ciesinski’s independence, his broad experience, and his leadership roles as important qualifications, skills and experience that support the Board of Directors’ conclusion that Mr. Ciesinski should serve as a director of the Company.

Other current public company directorships (1).

Mr. Ciesinski currently serves on the board of Lancaster Colony Corporation, for which he is the Chief Executive Officer, traded on the Nasdaq, which produces and markets consumer products with a focus on specialty food products for the retail and foodservice markets.

12   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Nominees for Election at the 2022 Annual Meeting

Board Committees

•  Chair, Executive Committee

•  Risk Mitigation and
Investment Policy
Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Legal/ Government

•  Leadership

•  Mergers & Acquisition

•  C-Suite Experience

Christopher H. Franklin Chairman, President, and Chief Executive Officer, Essential Utilities, Inc.	Director since 2015 Age 56

Experience Chairman, President, and Chief Executive Officer of the Company.
• Mr. Franklin has worked for the Company for 29 years in a variety of leadership positions: President and Chief Executive Officer since July 2015; Executive Vice President, and President and Chief Operating Officer, Regulated Operations 2012 to 2015; Regional President—Midwest and Southern Operations and Senior Vice President, Public Affairs 2010 to 2012; Regional.	• Regional President—Southern Operations and Senior Vice President, Public Affairs and Customer Relations 2007 to 2010 Vice President, Public Affairs and Customer Operations 2005 to 2007; Vice President, Corporate and Public Affairs 1997 to 2005 and Manager, Corporate & Public Affairs 1992 to 1997.

Mr. Franklin earned his B.S. from West Chester University and his M.B.A. from Villanova University.

Qualifications:

Since 2015, under Mr. Franklin’s leadership as CEO, the Company’s customer base has nearly doubled by completing over 65 acquisitions and increased its market capitalization from $4.4 billion to $13.6 billion at the end of 2021. During the same period, total shareholder return has been in excess of 130%.

During his long tenure at the Company, Mr. Franklin has held a series of roles. Among his accomplishments in public affairs was the passage of key legislation designed to provide customers with improved water quality and better water and wastewater systems while allowing a fair and reasonable return for shareholders; as vice president of customer operations, Mr. Franklin lead the implementation of a single-customer information system and the creation of three central call centers; as operating president, he integrated the acquisition of AquaSource and brought the utility back to full profitability.

The Board of Directors views Mr. Franklin’s extensive experience with the Company, capabilities, and his demonstrated leadership roles with the Company and in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Franklin should serve as a director of the Company.

Other current public company directorships (0).

Other current and past directorships:

Past Board member of ITC Holdings (which was sold in 2016). Mr. Franklin is active in the community and serves on a number of nonprofit and higher education boards including the University of Pennsylvania Board of Trustees and the Franklin Institute of Philadelphia.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   13

Proposal 1: Election of Directors

Nominees for Election at the 2022 Annual Meeting

Board Committees • Chair, Executive Compensation Committee • Executive Committee Key Skills • Regulatory • Financial • Leadership • Mergers & Acquisitions • C-Suite Experience	Daniel J. Hilferty Lead Independent Director, Essential Utilities, Inc. Chairman and CEO, Dune View Strategies Executive Advisor, Independence Health Group	Director since 2017 Age 65 Independent Director

Experience

•  Former President and Chief Executive Officer of, and current Executive Advisor to Independence Health Group (IHG), one of the nation's leading health insurers serving nine million customers in 25 states and Washington D.C. 2010 - 2020.

Prior to 2010, Mr. Hilferty was:

•  President and Chief Executive Officer of the AmeriHealth Mercy Family of Companies

• Executive Director of PennPORTS in the administration of Pennsylvania Governor Robert P. Casey. • Assistant Vice President overseeing community and media relations for Saint Joseph’s University.

Qualifications:

Mr. Hilferty has extensive knowledge and experience in the areas of mergers and acquisitions, the health care field, and government relations and regulation. Based on Mr. Hilferty’s experience, qualifications, and knowledge, in 2017, the Board of Directors determined that Mr. Hilferty should serve as its Lead Independent Director. The Board of Directors views Mr. Hilferty’s independence, his experience with regulation, his reputation in the healthcare industry, and his leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Hilferty should serve as a director of the Company.

Other current public company directorships (0).

Other current and past directorships:

Mr. Hilferty serves on several industry-based and nonprofit boards, including America’s Health Insurance Plans (serves on the Executive Committee), Greater Philadelphia Chamber of Commerce (serves on the Executive Committee), and on a fund board of FS Investments. In 2015, he served as co-chair on the Executive Leadership Cabinet of the World Meeting of Families; and, was the past Chairman of the Board of Directors for the Blue Cross and Blue Shield Association.

14   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Nominees for Election at the 2022 Annual Meeting

Board Nominee

•  Audit Committee

•  Risk Mitigation and Investment Policy Committee

Key Skills

•  Utility Industry

•  Financial

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  C-Suite Experience

Edwina Kelly Managing Director, Canada Pension Plan Investment Board, Sustainable Energies Group.	Nominee Age 35 Independent Director

Experience

•  Managing Director, Canada Pension Plan Investment Board (CPPIB) 2019 to present; responsible for originating new investments, transaction management and asset management for investments in the CPPIB's global Power & Renewables group.

• Director at EFG Hermes UAE, where she helped manage the renewable energy platform, led solar portfolio acquisitions, and equity restructuring of wind farm investments.
Ms. Kelly has a bachelor’s degree in philosophy, politics and economics from the University of Oxford and is an associated chartered accountant member of the Institute of Chartered Accountants in England and Wales.

Ms. Kelly is nominated to the Board as designated by CPPIB under the terms of the Company’s private placement transaction with CPPIB.

Qualifications:

The Board has determined, based on her abilities, qualifications, knowledge, judgment, character, leadership skills, education, background and experience in fields and disciplines relevant to the Company, including her financial expertise, that Ms. Kelly is qualified to serve on the Board and will make a positive contribution to the Board. The Board of Directors views Ms. Kelly’s extensive experience with US renewable energy, mergers and acquisitions, her auditing and evaluation of financial statements and complex accounting issues, her capabilities, and her demonstrated leadership roles as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Ms. Kelly should serve as a director of the Company.

Other current public company directorships (0).

Other current directorships:

Canterra, a Canadian farmland portfolio.
VTRM Energia, a joint venture between CPPIB and Votorantim investing in renewable energy in Brazil.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   15

Proposal 1: Election of Directors

Nominees for Election at the 2022 Annual Meeting

Board Committees

•  Corporate Governance Committee

•  Executive Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Legal Government

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  C-Suite Experience

Ellen T. Ruff Former President, Office of Nuclear Development Duke Energy Corporation	Director since 2006 Age 73 Independent Director

Experience • President, Office of Nuclear Development, for Duke Energy Corporation, 2008 until her retirement in January 2011. • Partner at the law firm of McGuire Woods LLP from 2011 to 2018.	• President of Duke Energy Carolinas, an electric utility that provides electricity and other services to customers in North Carolina and South Carolina from 2006 to 2008.

Ms. Ruff joined Duke Energy in 1978 and during her career held a number of key positions, including: Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs.

Qualifications:

Ms. Ruff has over 30 years of experience with a major utility company in various management, operations, legal planning and public affairs positions. Ms. Ruff has lived and worked in North Carolina, an important area of the Company’s operations, for many years.

The Board of Directors views Ms. Ruff’s independence, her experience with various aspects of the utility industry, her knowledge of North Carolina and her demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Ms. Ruff should serve as a director of the Company.

Other current public company directorships (0).

Board Committees

•  Chair, Audit Committee

•  Executive Committee

•  Executive Compensation Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  C-Suite Experience

Lee C. Stewart Private Financial Consultant	Director since 2018 Age 73 Independent Director

Experience

•  Mr. Stewart is a private financial consultant with over 25 years of experience as an investment banker.

•  Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions.

• Chief Financial Officer of Foamex International, Inc. 2001 to 2002.

Qualifications:

Mr. Stewart has over 25 years of experience as an investment banker and over 25 years of experience as a director of a public company. Mr. Stewart possesses significant experience with financial services, finance and banking, public Company accounting and financial reporting, strategic planning, operations and risk management, and corporate governance. The Board of Directors has determined that Mr. Stewart is an independent director. The Board of Directors views Mr. Stewart’s independence and his experience as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Stewart should serve as a director of the Company.

Other current public company directorships (1).

Currently serves on the board of P. H. Glatfelter Company, a New York Stock Exchange-listed global supplier of specialty papers and engineered materials.

16   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Nominees for Election at the 2022 Annual Meeting

Board Committees

•  Corporate Governance Committee

•  Risk Mitigation and
Investment Policy Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Legal/Government

•  Mergers & Acquisitions

•  Leadership

•  Geographic Diversity

•  C-Suite Experience

Christopher C. Womack Chairman, President and Chief Executive Officer, Georgia Power	Director since 2019 Age 64 Independent Director

Experience

•  Chairman, President and Chief Executive Officer, Georgia Power, a leading American gas and electric utility holding company based in Atlanta, Georgia, 2020 to present.

•  He worked in various executive leadership positions at Southern Company since 1988, including President of External Affairs and

Executive Vice President, Georgia Power Company from 2006 to 2008; Senior Vice President, Fossil & Hydro Power, Georgia Power Company from 2001 to 2006; and Senior Vice President, Human Resources from 1998 to 2001.

•  From 1979 to 1987 he served as a legislative aide in the U.S. House of Representatives.

Qualifications:

Mr. Womack has over 20 years of experience as an executive of a gas and electric utility. Mr. Womack possesses significant experience with utility operations, human resources and governmental affairs. The Board of Directors views Mr. Womack’s independence and his experience as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Womack should serve as a director of the Company.

Other current public company directorships (1).

Currently serves on the board of Invesco Ltd., a New York Stock Exchange-listed global independent investment management firm.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   17

Director in 2021 Not Standing for Re-Election

Not Standing for Re-Election

Director Not Standing For Re-Election at the 2022 Annual Meeting

Mr. Idehen served as a director on December 31, 2021 and is included for selected statistics in this proxy statement.

Board Committees

•  Chair, Risk Mitigation and
Investment Policy Committee

•  Audit Committee

•  Executive Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  C-Suite Experience

Francis O. Idehen Former Chief Operating Officer, GCM Grosvenor	Director since 2019 Age 44 Independent Director

Experience • Chief Operating Officer for GCM Grosvenor, an independent alternative asset management firm since May 2017.	• Served in senior roles at Exelon Corporation from 2011 to 2017, serving as its treasurer, head of investor relations, and managing director of its investment office.

Mr. Idehen has a bachelor’s degree in economics from Yale University and an MBA from Harvard Business School.

Qualifications:

Mr. Idehen has extensive experience with large and complex businesses, including a major utility Company, in various management and financial positions. Mr. Idehen has lived and worked in Illinois, an important area of the Company’s operations, for many years. The Board of Directors views Mr. Idehen’s independence, his experience with various aspects of the utility industry, and his experience as a chief operating officer charged with making prudent financial investments as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Idehen should serve as a director of the Company.

Other current public company directorships (0).

18   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Board Leadership Structure

Corporate Governance

The Board sets high standards for our employees, officers, and directors. Implicit in this philosophy is the importance of sound corporate governance. Following the principles of our Corporate Governance Guidelines, the Board serves as a prudent fiduciary for shareholders and oversees the management of our business.

Governance Materials Available on our Website

The following materials are available on our corporate website at https://www.essential.co/corporate-governance/documents

Corporate Governance Guidelines provide the principles governing the Board. Developed by the Corporate Governance Committee, the Committee annually reviews these Guidelines and recommends any necessary changes to the full Board. Includes The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE.

Board Committee Charters Each of the standing Committees of the Board of Directors operates under a written Committee Charter.

Code of Ethical Business Conduct applies to our directors, officers, and employees and covers: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior. In 2019, it was updated to reflect changes in our leadership structure and to stress our Core Values of Respect, Integrity, and the pursuit of Excellence. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officer, or directors) on its website.

Our ESG Report is available ESG.Essential.co. For additional information see pages 28 through 33 in this proxy statement.

Board Leadership Structure

Mr. Franklin serves as Chairman of the Board and Chief Executive Officer. The Board of Directors deliberately and intentionally determined that the structure of the combined Chairman and Chief Executive Officer along with the position of a strong lead independent director and independent Committee Chairs to be the most appropriate and efficient approach to managing the Company, while providing clear accountability to the execution of the Company’s strategy and its results.

Lead Independent Director

The Board of Directors annually elects the lead independent director to execute the following clear and specific duties:

•    Preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•   Serve as liaison between the independent directors and the Chairman of the Board;

•   Consult with the Chairman of the Board, reviewing and approving meeting agendas and information provided to the Board for meetings, including the authority to add items to the agendas for any Board meeting;

•   Review and approve meeting schedules to assure there is sufficient time for discussion of all agenda items;

•   Possess the authority to call executive sessions of the independent directors and to prepare the agendas for the executive sessions;

•   If requested by major shareholders, ensure that he is available for consultation and direct communications;

•   Serve as a member of the Executive Committee;

•   In the event of the death or incapacity of the Chairman, become the acting Chairman of the Board until a new Chairman is selected; and

•   Has the authority (with the approval of at least the majority of the directors) to engage legal, financial or other advisors as the independent directors deem appropriate at the Company’s expense and without consultation or the need to obtain approval from any officer of the Company.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   19

Corporate Governance

Board Committee Membership, Meetings and Director Attendance

Board Committee Membership, Meetings and Director Attendance

Under our Bylaws, the Board of Directors may designate an Executive Committee and one or more other committees, with each committee to consist of two or more directors except for the Audit Committee and Executive Compensation Committee, which must have at least three members. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation, Risk Mitigation and Investment Policy, and Corporate Governance Committees. The Board may also appoint ad hoc committees. The Retirement and Employee Benefits Committee, which is comprised of senior management of the Company, reports periodically to the Board of Directors.

The Board of Directors held 6 meetings in 2021

•	In 2021, each director attended at least 95% of the aggregate of all meetings of the Board and the Committees on which each director served except for Mr. Ciesinski who was appointed to serve as a director on July 7, 2021.
•	All of the directors who were elected at the 2021 Annual Meeting of Shareholders attended the 2021 Annual Meeting of Shareholders.

Board Committees as of December 31, 2021

Chair

Lee C. Stewart

Members

David A. Ciesinski

Edwina Kelly

Francis O. Idehen

All members are independent under NYSE listing requirements and SEC rules.

All members are financially literate and all members of the Committee are financial experts within the meaning of applicable SEC rules.

.

Audit	Meetings Required 4 2020 Meetings Held 8

The Committee’s primary responsibilities are to:

•   monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements; and

•   monitor the independence of our independent registered public accounting firm.

The Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that these services are compatible with maintaining its independence.

20   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Board Committee Membership, Meetings and Director Attendance

Chair Daniel J. Hilferty Members Elizabeth B. Amato Ellen T. Ruff Lee C. Stewart All members are independent under NYSE listing requirements	Executive Compensation	2021 Meetings Held 9

The Committee is responsible for administering our equity compensation plans and determining executive compensation each year.

As part of its annual compensation-setting process, the Committee:

•  reviews the recommendations of the Chief Executive Officer as to appropriate compensation of the Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of these executive officers; and

•  reviews and recommends to the Board of Directors the compensation for the Chief Executive Officer, which is subject to final approval by the independent members of the Board of Directors.

The Committee has retained an independent compensation consultant, Pay Governance LLC, to assist in designing our executive compensation program and assessing its competitiveness through benchmarking peer analysis and other methodologies.

The Committee has the power to delegate aspects of its work to subcommittees, with the approval of the Board of Directors.

Chair Elizabeth B. Amato Members David A. Ciesinski Ellen T. Ruff Christopher C. Womack All members are independent under NYSE listing requirements	Corporate Governance	2021 Meetings Held 4

The Committee’s primary responsibilities include:

•  identifying and considering qualified nominees for directors;

•  developing and periodically reviewing the Corporate Governance Guidelines;

•  advising the Board of Directors on director nominees, executive selections and succession planning, including a succession plan for the CEO and other senior executives; and

•  implementing and overseeing the comprehensive Board, Committee and peer review process.

The Committee reviews and approves, ratifies or rejects related person transactions under the Company’s written policy.

The Committee also has direct oversight over most ESG matters and provides guidance on ESG decisions.

At each committee meeting, updates on ESG projects, trends and developments are presented. Additionally, each meeting features presentations on a key area of ESG, allowing for the Committee to study each area in-depth over the course of a year.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   21

Corporate Governance

Board Committee Membership, Meetings and Director Attendance

Chair* Francis O. Idehen Members Edwina Kelly Christopher H. Franklin Christopher C. Womack	Risk Mitigation and Investment Policy	2021 Meetings Held 6

The Committee oversees the Company’s risk management process, policies, and procedures for identifying, managing and monitoring critical risks, including cyber-related risks, and its compliance with legal and regulatory requirements.

•  The Committee also oversees the Company’s acquisition process in which it is briefed on all potential transactions in excess of $10 million, and reviews all acquisitions valued in excess of $20 million and all transactions that involve the Company’s stock.

•  The Committee’s Chairperson communicates with other Board of Directors Committees to avoid overlap and potential gaps in overseeing the Company’s risks.

•  The Committee advises the Board of Directors in its performance of its oversight of enterprise risk management.

Chair Christopher H. Franklin Members Elizabeth B. Amato Daniel J. Hilferty Francis O. Idehen Lee C. Stewart	Executive Committee	2021 Meetings Held 0

The Committee has and exercises all the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions.

•  The Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board and when convening a meeting of the entire Board is not practical, or to make recommendations to the entire Board with respect to various matters.

•  The Chairman of the Board of Directors serves as Chairman of the Committee.

22   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Board and Committee Evaluations

Board and Committee Evaluations

Each year, the directors complete a targeted questionnaire that is administered by a neutral, non-affiliated entity to assess the performance of the Board and each of the standing Committees. Every second year, directors complete a targeted questionnaire to assess the performance of the directors individually. Both questionnaires elicit quantitative and qualitative ratings in key areas of Board operation and function. Each Committee member completes questions to evaluate how well the Committees on which he or she serves are functioning and to provide suggestions for improvement.

In 2021, the Lead Independent Director and the Chairman met with each director, provided the results of the evaluations to each director, and discussed the director’s participation, preparation, and performance.

Board Refreshment as of December 31, 2021

In 2015, the Board of Directors undertook a multi-year program aimed at refreshing the Board to encourage new ideas, expertise, and oversight while maintaining the institutional experience of the then-current directors. As of December 31, 2021, the Board of Directors consisted of nine directors, with eight of those directors having been newly appointed or elected since 2015. Each of these directors brings his or her own level of expertise and experience.

Director Onboarding and Continuing Education

As part of the 2021 equity investment by CPPIB, Ms. Kelly was nominated by CPPIB to serve as a director of the Company. Mr. Ciesinski also joined the Board as director in July 2021. In addition to informal meetings with the existing directors, and in conjunction with their appointment, Ms. Kelly and Mr. Ciesinski participated in an onboarding process that includes in-depth meetings with the executive officers focused on items such as:

• merger and acquisition strategy; • regulatory matters; • utility accounting and financing;	• water, wastewater, and natural gas operations; • ESG; • board governance functions;	• Pennsylvania law with respect to the Directors fiduciary duties; and • a review of the Company’s Articles of Incorporation, its Bylaws, its Corporate Governance Guidelines, and other policies.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   23

Corporate Governance

Board Oversight of Risk Management

Board Oversight of Risk Management

The Board believes that the present leadership structure, along with the important risk oversight functions performed by management, the Audit Committee, the Risk Mitigation and Investment Policy Committee, the Executive Compensation Committee, and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.Management In addition to updates at each Board meeting by operating management regarding any significant operational, acquisition, or environmental matters, management provides the Board with an annual update on: o environmental matters by our Chief Environmental Officer; o the Company’s proposed capital spending plans by our Vice President, Corporate Engineering; and o the Company’s Enterprise Risk Management program by our Executive Vice President, General Counsel, and Secretary. Audit Committee The Audit Committee, in consultation with management, the independent registered public accountants and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as its significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. o The Audit Committee meets in executive session with the Director of Internal Audit and with the independent registered public accountants at the end of each Audit Committee meeting. o The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation. o The Company’s Internal Audit department reports directly to the Chair of the Audit Committee. Corporate Governance Committee The Committee leads an annual discussion by the Board of Directors regarding the Company’s strategic plans and management’s performance with respect to these plans. The Committee also has direct oversight over most ESG matters and provides guidance on ESG decisions. Executive Compensation Committee The Committee reviews the Company’s overall compensation program in the context of the various behaviors that the program may encourage and the risks to the Company as a result of the program. At least annually, the Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program. Risk Mitigation and Investment Policy Committee The Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities for the Company’s: o risk management practices; o compliance with legal and regulatory requirements; o potential investments in acquisitions and growth vehicles; o cybersecurity risks; and to o review and approve the Company’s risk management framework. Management receives approval from the Risk Management and Investment Policy Committee on all potential acquisitions valued in excess of $20 million, and the Board approves every acquisition valued in excess of $50 million or which involves the issuance of the Company’s common stock as part of the consideration. A company-wide Enterprise Risk Management (ERM ) process is used to identify, prioritize and monitor key risks that may affect the Company. The Committee regularly reviews the results of the Company’s ERM process, and management presents to the Board a report on the status of the risks and the metrics used to monitor those risks. o Each risk tracked as part of the ERM process has a member of the Company’s management who serves as the owner and monitor for that risk. The risk owners and monitors report on the status of their respective risks at the quarterly meeting of management’s Compliance Committee. o The Information discussed at the Compliance Committee meeting is then reviewed by the Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Director of Internal Audit. The results of the Disclosure Committee’s meetings are presented to the Risk Mitigation and Investment Policy Committee or the Audit Committee each quarter, as appropriate.

24   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Board Oversight of Risk Management

Board Oversight of Cybersecurity Management

The Board oversees the Company’s cybersecurity risk assessment and security measures. By receiving at least quarterly reports, the Board of Directors and the Risk Mitigation and Investment Policy Committee ensure that the Company is devoting the appropriate amount of time and resources to ensure that the risk of a cybersecurity breach is mitigated and that there is a clear response plan in the event of a breach.

The Board of Directors annually reviews and approves the capital and operating budgets, ultimately reviewing and approving the amount spent on cybersecurity measures.

Spotlight on Data Security and Privacy

Essential has a robust and long-standing cybersecurity program, which is aligned to the National Institute of Standards and Technology (NIST) Cybersecurity Framework.

Management Committee: The information security and cybersecurity program is overseen by a cross-functional committee of senior business leaders. This committee meets bimonthly and is charged with ensuring that cyber risk is managed and that the program is aligned to business goals and objectives. Updates are provided to the board’s risk committee quarterly and the full board once a year.

Risk Management: The information security organization is responsible for ongoing vulnerability assessments and threat analysis to essential assets such as customer and employee data, critical business systems, and industrial control environments.

Controls, Policy & Compliance: Essential has implemented enterprise-wide security policies, standards and controls that incorporate best practices in security engineering, technology architecture and data protection, which support regulatory compliance. An annual review of Essential’s security framework controls is conducted in conjunction with a third party to promote objectivity.

Awareness, Training & Assessment: Specialized programs have been implemented, such as enterprise-wide communications, presentations, phishing simulations and focused training for specific roles. We have developed and implemented a general cybersecurity training program required for all employees.

Board Oversight of ESG

BOARD OF DIRECTORS

The Full Board receives written reports and updates from Company executives at all regularly scheduled meetings on ESG matters including safety, sustainability, environmental stewardship, diversity and human capital management.

The Corporate Governance Committee has direct oversight of most ESG matters. At each committee meeting, updates on ESG initiatives, trends and developments are presented. Additionally, each meeting features presentations on a key area of ESG, allowing for the Committee to study each area in-depth over the course of a year.

MANAGEMENT

CEO and Executive Management Team

Management is responsible for designing, implementing, and executing our comprehensive ESG program as well as reporting to stakeholders on our ESG performance and progress. Additionally, half of our short-term incentive executive compensation goals focus on these important ESG issues.

The ESG Oversight Committee meets at least quarterly to discuss ESG matters, strategy, and technical planning to achieve various goals. This committee is comprised of nearly a dozen senior leaders from different functional areas and backgrounds who offer diverse perspectives. Essential’s CEO is also involved in the issues discussed and initiatives planned.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   25

Corporate Governance

Board Oversight of Risk Management

Board Oversight of Compensation Risk

In administering the executive compensation program, the Executive Compensation Committee aims to strike an appropriate balance among the elements of our compensation program to achieve the program’s objectives. As a result of its review of the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Executive Compensation Committee does not believe the risks the Company faces are materially increased by the Company’s compensation programs.

Therefore, the Executive Compensation Committee believes the compensation program does not create the reasonable likelihood of a material adverse effect on the Company.

Board Oversight of Human Rights Risk Management

The Board of Directors is responsible for overseeing human rights risk management. In 2019, it enacted a Human Rights Policy that underscores the Company’s commitment to conducting business in a way that minimizes the adverse effects our operations may have on people and the communities that we serve. As more fully described on page 34, at a minimum, the Company and its vendors will:

• make efforts to avoid causing or contributing to human rights violations; • mitigate and/or remediate adverse human rights impacts of our operations where possible;	• prohibit the use of child labor, forced labor, or human trafficking; and • be transparent in our efforts, successes and challenges.

Board Oversight of Succession Planning

The Board of Directors is responsible for the development and periodic review of a management succession plan for the Chief Executive Officer and other executives. The Board and management recognizes the importance of human capital beginning with internal development initiatives and talent reviews, culminating in an annual review on succession planning with the Board of Directors. At least annually and at a special meeting held to only discuss succession planning, including in 2021, the Board of Directors reviews the Company’s succession planning process for the Chief Executive Officer and the named executive officers. During this review, the directors review succession candidates on an immediate basis and longer term candidates as well as their development plans so that the Company is well-prepared for the future.

26   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Shareholder Outreach

Shareholder Outreach

At our 2021 annual meeting of shareholders, our shareholders overwhelmingly agreed with the Company’s compensation program, with 96% of the shareholders voting in agreement with our compensation design. We believe the high level of support recognized the thoughtfulness and consideration the management team spent in redesigning the program to more closely align with driving shareholder value.

Over the course of 2021, management held approximately 300 meetings with investors. Additionally, as part of our governance focused outreach, we offered to meet with our top 25 shareholders. For this effort, we engaged with every shareholder who accepted our offer to meet. During these meetings and calls, we discussed numerous topics, including strategic, executive compensation, and environmental, social and governance issues.

2021 Shareholder Feedback and Actions Taken

Board Response to Shareholder Feedback	2021 Actions Taken
Continued Performance-driven executive compensation

Focus on performance

Following 2021 shareholder outreach, we continued our focus on creating performance-driven compensation opportunities for our named executive officers. We are continuing the use of our peer group developed for 2020. 79% of our CEO’s compensation is performance-based and/or stock-based.

Added new diversity metrics

For 2021, we added a new supplier and employee diversity metric (10% weighting). Our diversity goals incentivize and encourage management to continue to build a diverse and inclusive workplace.

The Company’s commitment to ensuring diversity and inclusion in the workplace continues to evolve with the continuation of diversity metrics in the Company’s short-term incentive plan in 2022.

Reviewed our disclosure of derivative securities holdings standard when making a nomination or presenting a proposal

Ratification of Shareholder Disclosure of Holdings

In early 2022, the Board of Directors voted to amend the Company’s Amended and Restated Bylaws, as amended (the Bylaws), to require derivative securities holdings disclosure when a shareholder uses the procedures in the Bylaws to nominate a candidate for election as a director or presents a proposal for consideration by shareholders at an annual meeting of shareholders. This change is being presented to shareholders for ratification at the 2022 Annual Meeting.

Completed a review of our environmental and social programs and disclosures

Expanded ESG Disclosure

Based upon our review and shareholder feedback, we have committed to expanding the disclosures of our environmental and social policies in a renewed ESG report, and make it easier to locate these policies. Our ESG report can be found at: www.ESG.Essential.co and other relevant policies can be found at www. Essential.co/investor-relations.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   27

Corporate Governance

Environmental, Social, and Governance Program

Environmental, Social, and Governance Program

Essential is not a newcomer to the notion that ESG is a critical aspect of business operations. We have successfully delivered resources for life since the 19th century because we have woven environmental, social, and governance inextricably into our DNA. Successive generations of corporate management have built upon our legacy of excellence in water and wastewater treatment, stewardship of our waterways, provision of reliable and affordable energy, and trust in the communities where we serve, live, and work.

We encourage you to explore our innovative microsite ESG.Essential.co for full details of our initiatives and commitments or download our 2020 ESG report at https://ESG.Essential.co/pdfs/essential-esg20.pdf

Board Oversight of ESG

Board of Directors

The Full Board receives written reports and formal updates from Company executives at regularly scheduled meetings on ESG matters including safety, sustainability, environmental stewardship, diversity and human capital management. The Corporate Governance Committee has direct oversight of ESG matters. At each committee meeting, management present updates about ESG projects, trends and developments. Management’s ESG Oversight Committee is comprised of senior leaders from different functional areas and backgrounds. They meet at least quarterly to discuss ESG matters, strategy, and technical planning to achieve goals, with input from our CEO.

Governance Policies

These policy documents are available on the corporate governance section of our website at https://www.Essential.co/corporate-governance/documents:

• Sustainability and Environmental Policy • Human Rights Policy • Human Rights to Water Policy	• Political Spending Policy • Code of Ethical Business Conduct • Conflict of Interest Policy	• Equal Employment Opportunity and Anti-Harassment Policy • Position on Unions • Corporate Governance Guidelines

ESG Reporting

Essential’s ESG reporting includes the following components, which are available at ESG.Essential.co:

•    2020 ESG Report- Our flagship report that provides detail on all relevant ESG topics

•   SASB and ESG Metrics Index- A concise document containing key ESG metrics, primarily of the SASB framework

•   2020 TCFD Report- Concise climate reporting as outlined by the Task Force on Climate-Related Financial Disclosures

•   2020 CDP Report- Detailed climate reporting via the CDP questionnaire

•   2020 AGA Sustainability Template- Technical emissions data via the American Gas Association’s common industry template

Alignment with UN SDGs:

Essential is committed to supporting the achievement of the United Nations’ Sustainable Development Goals (SDGs), which aim to address global challenges and achieve peace and prosperity for all. Of the SDGs, our business can most significantly positively impact:

28   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Environmental, Social, and Governance Program

Environment

Essential’s mission is to sustain life and improve economic prosperity by safely and reliably delivering Earth’s most essential resources to our customers and communities.

Climate Change and Greenhouse Gas Emissions

In January of 2021, Essential announced an enterprise-wide commitment to substantially reduce its Scope 1 and 2 greenhouse gas (GHG) emissions. By 2035, we will reduce our emissions by 60% from our 2019 baseline. Our water and wastewater operations as well as our gas operations will each be contributing roughly 60% reduced emissions. Essential has estimated that as of December 31, 2021, it has achieved a 7% emissions reduction from its 2019 baseline. Upon formal calculation of its 2021 greenhouse gas inventory later in 2022, the Company will adjust and finalize this achievement figure, communicating this through its annual ESG reporting.

The two most significant actions that will lead to these deep reductions are:

•	Gas Operations: Fulfilling our aggressive Long-Term Infrastructure Improvement Plan, which has a stated goal to replace 3,000 miles of leak- prone bare steel and cast-iron pipe through 2034.
•	Water and Wastewater Operations: Beginning January 1, 2022, total energy derived from renewables has moved from less than 10% of our annual usage to nearly 60% across our entire water and wastewater operations.

Board Oversight and Climate Risk Management

•   We have significant board-level oversight of climate-related issues, including the risk factors associated with climate change. The Governance Committee’s October 2021 meeting featured an in-depth and full review of these matters.

•   Essential’s ESG Oversight Committee, a group of senior leaders from across the organization as well as the CEO, meet at least once each quarter to discuss these topics.

*	Please refer to ESG.Essential.co for more detailed climate change disclosure, including illustrative graphics depicting our progress towards our emissions reduction target.

Investing in Our Nation’s Infrastructure

Essential is committed to renewing and improving water and wastewater infrastructure through thoughtful and continuous capital investment. We have invested over $3.5 billion in infrastructure improvements and replaced more than 1,300 miles of aging water main since 2012. We are also making critical and robust investments in gas infrastructure. In 2013, Peoples Gas launched its Long-Term Infrastructure Improvement Plan (LTIIP), an aggressive 20-year effort to replace and upgrade more than 3,000 miles of distribution main with modern resilient materials.

Excellence in Providing Safe Drinking Water

Essential consistently and widely outperforms the national average for percentage of community water systems with health-based violations, typically smaller by a factor about 6 to 8 times. Cutting edge technology has enabled us to increase our detection levels from parts per million to parts per trillion in many cases. In 2021, we opened a brand new, state-of-the-art environmental laboratory at our Bryn Mawr headquarters, employing a staff of 20 scientists and featuring an annual capacity of approximately 300,000 tests on water samples across 240 water quality parameters.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   29

Corporate Governance

Environmental, Social, and Governance Program

Human Capital Management

At Essential, we recognize our 3,000+ employees are our greatest assets in delivering life’s most essential resources. Our goal is to build a talented, skilled and diverse workforce that values teamwork as well as a steadfast commitment to our customers and to the environment. Essential offers our employees a wide array of challenging and exciting careers and jobs that support our mission to provide natural resources for life in a safe and reliable manner. Essential is committed to providing professional opportunities for career growth, competitive benefits packages and a respectful workplace to every employee across the communities we serve in our 10 states. We’re dedicated to creating a culture that empowers employees and where all feel welcomed, respected and recognized for their contributions.

Board Oversight of Human Capital Management

Essential’s board of directors recognizes that our ability to attract, retain, and develop exceptional talent is a key strategic driver of long-term growth and success for all our stakeholders. The Chief Human Resources Officer regularly presents updates to the board, engaging in strategic discussion with the group regarding the topics outlined below.

Engaging our Employees

Our success depends on employees understanding how their work contributes to Essential’s overall strategy. We use a variety of communication channels to facilitate open and direct dialogue, including open forums with our executives, monthly town halls, regular engagement surveys, and employee resource groups. Efforts to foster an inclusive culture include:

•	Regular pulse survey data is used to implement action plans to continuously improve our culture, encourage leadership behaviors that support employee engagement and belonging, and address any specific concerns; and
•	Formal employee engagement surveys are used for the entire Essential organization with thoughtful action plans for leadership based on their specific feedback. Essential cultural strengths, identified by direct employee surveys, included sense of purpose, safety, integrity, customer focus, respect and relationship building.

Flexible Work Location Program. Essential Utilities values our employees and recognizes a flexible work environment is critical in attracting, motivating and retaining high performing employees, particularly in the post-pandemic environment. In June 2021, Essential introduced the Work Location Flexibility Program allowing eligible employees to work remotely up to two scheduled days a week.

Talent Management – Training and Development

At Essential, we believe in an integrated talent development approach and understand that a balanced and holistic approach to learning will allow for greater sustainability of changed workplace behaviors.

We align our development model to support our vision, mission, and competencies, with a balanced approach to developing our workforce and creating a confident, committed and high-performance culture.

Vision, Mission, Values, Strategies & Competencies

Selecting and On-boarding • Recruit & sourcing • Skills selection assessments • Competency based behavioral interviewing • On-boarding	Foundational Skills & Capability • New hire orientation to company, department & position • Job level core curriculums	Performance Management & Development • Corporate culture assessment • Performance management program and processes • Targeted assessment for performance improvement • Individual development planning	Organizational Workforce Planning • Culture change and development initiatives • Succession planning • Mentoring

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Corporate Governance

Succession Planning

Succession Planning

Our succession planning strategy identifies leaders at different stages in their career and customizes their development approach. The Essential Utilities executive leadership development strategy for future executives is a combination of development experiences to include: 360 performance assessments and coaching, executive presentation skills and formal learning programs.

Diversity, Equity and Inclusion

Diversity of backgrounds, ideas, thoughts, and experiences is essential to our culture and the way we do business. Creating an environment where our differences are valued and where every person feels a sense of belonging and engagement supports a thriving organization that cares about our employees and customers. We believe it is important that all employees are supported by an environment where people of all backgrounds, ages, races, abilities, and sexual orientations feel engaged and safe to collaborate and learn from one another.

Leadership Commitments

In 2021, we announced a multi-year plan to increase employee diversity to 17% and added an employee diversity metric (5% weighting) to our short-term executive compensation incentive plan. The percentage of employees of color at Essential rose from 14% at the end of 2020 to 15% at the end of 2021.

To strengthen our DE&I efforts, we took the following actions:

•	Formed a DE&I Advisory Council, led by senior executives; and committed to diverse candidate searches for leadership roles within the organization
•	Built a DE&I dashboard to provide daily diversity data to leadership to track progress towards building and promoting a diverse workforce
•	We review our customer demographics across our footprint in order to develop meaningful and reflective employee diversity goals that align with the demographics found in communities we serve.

From monthly discussions and metric reviews with our leaders, to community partnerships, we encourage conversations that elevate diversity and inclusion as a key strategic priority.

Building a Diverse and Inclusive Culture

To help us achieve our goals, we have been building and expanding our program and actions in this area to create an environment where our differences are valued, every person feels a sense of belonging, and engagement supports a thriving organization.

Essential Employee Programs

Education

•   We hold educational workshops and action planning sessions for employees across our Company footprint to improve the dialogue and build on an inclusive culture.

•   Essential regularly conducts education and unconscious bias workshops to foster better understanding of points of view and how pre-conceived notions impact relationships at work.

•   We partner with industry experts to lead discussions.

Diverse New Talent Recruitment

Our diversity recruitment is supported through:

•   Diversity associations and job boards for employees of color, veterans and women;

•   Recruitment of new talent from local community colleges and city-based universities; and

•   Partnerships with technical and training facilities that focus on a diverse student population.

Employee Resource Groups

We host several employee resource groups across the organization to help ensure our employees feel supported in their professional growth at all levels, including:

•   Black Resource Group                     • LGBTQ+ Pride Resource Group,

•   Women’s Resource Group               • Peoples’ Diversity Council, and

•   Veteran’s Resource Group              • Essential Diversity, Equity and Inclusion Advisory Council

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Corporate Governance

Succession Planning

Board Diversity As of December 31, 2021 More than 55% of the board is diverse. Three of our nine board members are female and two of our male board members are people of color. Employee Diversity o Diversity hiring for the organization grew by more than 8%. o Diversity at the management level also grew, with 10% of management comprised of minorities and 22% comprised of women by the end of 2021. * Please refer to ESG.Essential.Co. for more detailed work force composition data in line with EEO-1 standards.

Supplier Diversity

Supplier diversity is critical for our communities as well as for our business. We want to source from and partner with businesses owned by individuals representing the diverse communities where we live, work, and operate each day. This also enriches and strengthens local economies, increases sourcing options, and fosters collaboration and innovation.

Essential is committed to increasing our work with qualified and certified diverse suppliers, which are measured by majority of ownership and control, and include one or more of the following classifications:

• Minority-owned	• Women-owned • Veteran-owned • LGBTQ+-owned

Essential has taken steps to increase our work with diverse suppliers. Essential spent $108 million with diverse suppliers. This diverse spend resulted in a 31% increase of diverse spend year-over-year, from 8.3% of controllable spend in 2020 to nearly 11% of controllable spend in 2021.

Leadership Commitments	In 2021, we announced a multi-year plan to increase diverse supplier spend to 15% of controllable spend and added a supplier diversity component (5% weighting) to our short-term executive compensation incentive plan metrics. As of year-end 2021, nearly 11% of Essential’s controllable spend was with diverse suppliers.

Safety And Wellness

The Essential Safety program focuses on identifying hazards, training our employees on the best practices to remain safe and providing them with the equipment and facilities to face these hazards in the safest way possible. We rigorously follow OSHA reporting guidelines to identify, report and investigate any injuries to our employees.

The health of our employees is just as important to us as is their safety. We provide access to a variety of innovative, flexible, and convenient employee health and wellness programs. With mental health becoming more of a central part of an employee’s well- being, we have added additional resources and counseling access for employees and their families.

Leadership Commitments	To incentivize managers to promote a safe environment, we incorporated safety metrics for Lost Time/Restricted Time Incidents, Responsible Vehicle Accident Rate and Peoples Gas Safety Rate into our executive compensation incentive plans for 2021.

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Corporate Governance

Succession Planning

Safety Culture Survey

This survey was conducted by a third party in 2020 and provided us an opportunity to obtain feedback on safety from our employees, which have assisted us in obtaining clear insight into our strengths and opportunities for improvement.

Subsequent Action:

Results of Essential’s company-wide Safety Culture Survey were to be shared with Operations leaders and employees. The 89% favorable score in survey results affirmed that the majority of employees perceive Essential’s safety culture as strong.

Our follow-up actions continue to be monitored and tracked through the Essential Strategic Safety process.

Pandemic Safety Measures

During 2021, Essential continued to implement protective measures in customer homes, our offices and within our field crews. Essential Office employees began to return to the workplace safely in 2021 and remained working in a hybrid flex schedule as positions allowed.

A workgroup of human resource, legal and safety representatives met weekly to guide our responses and policy development, drive continuous safety improvement and communicate the impact of new regulations and CDC guidance related to the pandemic. Our increased reliance on social distancing, protective face masks, hand and sneeze hygiene and vaccination worked to protect the workforce, which saw minimal workplace-related infection spread and high employee satisfaction rates for safety.

Strengthening Our Community

Essential operates in ten states across America, but our presence is felt locally. We primarily source water and gas nearby our customers, we do business with many local suppliers and our employees often live in the communities they serve. Our services enable households to grow, commerce to bustle with life, and the health of our towns and cities to flourish. Simply put, we thrive when our communities thrive. For these reasons, our organization and team members enthusiastically contribute time and resources to strengthen these community bonds.

•	In 2021, we purchased $993 million in controllable spend, over half of which was with suppliers from within the states we operate and much of this from local small-to-medium size businesses with which we have long-standing relationships.
•	In 2021, Essential employees tracked more than 1,800 hours of paid volunteer time.
•	In 2021, Essential’s charitable giving to 501(c)(3) organizations totaled $4.6 million. We also matched employee donations to contribute a combined $800,000 to the United Way.

Resilience and Reliability in the Midst of Natural Disasters and the Pandemic

2021 was a testament to the resilience, dedication and reliability of the employees at Essential. In February, Texas employees rallied around the clock to ensure that water and sewer service continued in the aftermath of winter storm Uri. In September, Hurricane Ida impacted several of our largest water treatment plants where crews jumped in to work around the clock to get things running at full capacity after the storm caused remarkable damage. Kentucky employees stepped up to help neighboring communities impacted by a violent tornado in December 2021. All employees have continued to work the front lines during the pandemic to ensure our customers are receiving their resources in a safe and reliable manner – reliable for life.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   33

Corporate Governance

Governance Policies and Practices

Governance Policies and Practices

Anti-Hedging and Anti-Pledging Policy

We believe issuing incentive and compensatory equity awards to our directors and named executive officers along with our stock ownership guidelines help align their interests with our shareholders. As part of our insider trading policy, we prohibit all directors and employees from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. The policy specifically prohibits all insiders from engaging in any short sales of the Company’s securities, buying or selling puts, calls or other derivative securities relating to the Company’s securities, or pledging the Company’s securities as collateral for a loan. None of our directors nor any of our named executive officers engaged in any hedging or pledging activities with respect to the Company stock during 2021.

Equal Employment Opportunity and Anti-Harassment Policy

This policy provides that all employees are entitled to a work environment in which they are treated with dignity and respect and which is free of harassment and discrimination of any kind, including discriminatory, emotional, physical and sexual.

Essential Utilities will not tolerate any form of harassment on the job by managers, other employees, or by non-employees, such as customers, vendors or contractors. The policy clearly defines harassment as including verbal comments that are offensive or unwelcome regarding a person’s national origin, race, color, religion, gender, sexual orientation, age, body, disability or appearance, including epithets, slurs and negative stereotyping and nonverbal harassment to include distribution, display or discussion of any written or graphic material that ridicules, denigrates, insults, belittles or shows hostility, aversion or disrespect toward an individual or group because of national origin, race, color, religion, age, gender, sexual orientation, pregnancy, appearance, disability, sexual identity, marital status or other protected status.

Human Rights Policy

The Board of Directors is responsible for overseeing human rights risk management. In 2019, it enacted a Human Rights Policy that underscores the Company’s commitment to conducting business in a way that minimizes the adverse effects our operations may have on people and the communities that we serve. At a minimum, the Company and its vendors will:

•	make efforts to avoid causing or contributing to human rights violations;
•	mitigate and/or remediate adverse human rights impacts of our operations where possible;
•	prohibit the use of child labor, forced labor, or human trafficking; and
•	be transparent in our efforts, successes and challenges.

Together, these policies ensure that the Company is committed to providing all of its employees with a work environment in which they are treated with dignity and respect and which is free of harassment of any kind, and affirmatively commits the Company to making efforts to avoid causing or contributing to human rights violations. Copies of these policies can be found at www.Essential.co/investor-relations or at ESG.Essential.co.

Director Independence Standards

The Board of Directors is responsible for determining whether each of the directors is independent. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE. In 2021, all directors were determined to be independent, except our Chairman, President and CEO Mr. Franklin.

34   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Corporate Governance

Governance Policies and Practices

Related Person Transactions and Determination of Director Independence

Review of Transactions for Director Independence Determination

The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations for the current Board of Directors:

1.	During 2021, the Company made contributions to charitable or civic organizations for which the following directors serve as directors, trustees or executive officers: Mr. Franklin, and Mr. Hilferty. None of the Company’s contributions exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.
2.	Ms. Kelly’s role as Senior Principal of CPPIB.
3.	The Company has insurance arrangements with Independence Health Group IHG or its affiliates. During 2021, Mr. Hilferty served as Executive Advisor to IHG. The Company contracts with IHG to serve as the administrator of the Company’s self-insured medical plans for the Company’s employees. As a benefit of employment, the Company offers its employees medical insurance benefits through plans established by IHG. The Company is self-insured for all of these plans, and has contracted with IHG to serve as the administrator of the Company’s medical plans. As compensation for these administrative services, the Company paid fees to IHG. For each of the last three fiscal years, the fees paid to IHG, IHG’s gross revenues, and the fees as a percentage of IHG’s gross revenues were as follows:

Fiscal Year	Fees Paid to IHG	IHG Gross Revenues	Fees Paid as a Percentage of IHG Gross Revenues
2019	$2,205,381	$19,200,000,000	0.011%
2020	$2,499,580	$21,000,000,000	0.012%
2021	$2,919,728	$24,700,000,000	0.012%

Under the self-insured nature of the medical plans, the Company also submitted payments to IHG to maintain the necessary insurance reserves and to pay medical claims made for such years. As administrator, these payments were “pass through” payments and do not represent compensation to, or revenue of, IHG. The following “pass through” payments were made to IHG in the last three fiscal years:

Fiscal Year	Pass Through Payments
2019	$13,711,289
2020	$14,557,659
2021	$19,308,118

The amounts paid by the Company to IHG are not material to IHG or to the Company.

Related Person Transactions

Additionally, the Board has a written policy for related person transactions to document procedures for reviewing, approving or ratifying these transactions. The policy applies to any transaction in which: (1) the Company is a participant, (2) any related person has a direct or indirect material interest, and the annual amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

Under this policy, a related person means:

(a)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee;
(b)	any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
(c)	any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or
(d)	any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   35

Corporate Governance

Governance Policies and Practices

The Corporate Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and approving any related person transaction. In its review and approval of related person transactions (including its determination as to whether the related person has a material interest in a transaction), the Corporate Governance Committee will consider, among other factors:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee;
•	any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
•	any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or
•	any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

There were no related person transactions in 2021.

Based on a review applying the standards in the Company’s Corporate Governance Guidelines, including a review of the applicable NYSE, SEC, and Company standards, and considering the relevant facts and circumstances of the transactions, relationships, and arrangements between the directors and the Company described above, the Board of Directors has affirmatively determined that each director and nominee for director is independent, other than Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer.

Director Independence Determination All directors are independent except Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer.

36   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Director Compensation

As part of its annual review, the Executive Compensation Committee retained Pay Governance, LLC (Pay Governance) to review and benchmark the Board of Directors’ compensation. As a result of this review, the Board of Directors did not change its compensation for 2021 and voted that its compensation remain the same:

2021 Director Compensation Program

Role	Annual Cash Compensation	Annual Equity Compensation
Each Non-Employee Director	$100,000	Stock grant equal to $100,000 in value
Chair, Audit Committee	+ $12,500	—
Chair, Executive Compensation Committee	+ $12,500	—
Chair, Corporate Governance Committee	+ $10,000	—
Chair, Risk Mitigation and Investment Policy Committee	+ $10,000	—
Lead Independent Director	+ $25,000	—

In late 2021, the Executive Compensation Committee again retained Pay Governance to review and benchmark the Board of Directors’ compensation. Pay Governance compared the directors’ compensation to the Company’s peers, including the impact of COVID-19 on the economy, and made certain suggestions and recommendations to the Executive Compensation Committee and to the Company’s Corporate Governance Committee.

As a result, upon the recommendation of its Executive Compensation Committee and the Corporate Governance Committee, the Board of Directors agreed to increase the Directors’ compensation program for 2022 as follows:

Role	Annual Cash Compensation	Annual Equity Compensation
Each Non-Employee Director	$105,000	Stock grant equal to $110,000 in value
Chair, Audit Committee	+ $20,000	—
Chair, Executive Compensation Committee	+ $15,000	—
Chair, Corporate Governance Committee	+ $15,000	—
Chair, Risk Mitigation and Investment Policy Committee	+ $15,000	—
Lead Independent Director	+ $30,000	—

Ms. Kelly, nominee for CPPIB, has elected to designate CPPIB as the recipient of the annual cash compensation and to waive the annual equity compensation awarded to directors should she be elected in 2022 to serve as a Director for the Company.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 37

Director Compensation

Director Stock Ownership Guidelines

Director Stock Ownership Guidelines

Each director is required to own shares of Company common stock having a value equal to five times the annual base cash retainer for directors. Directors have up to five years from appointment to attain the stock ownership requirement. The Board of Directors also prohibits a director from selling Company common stock until the director has attained the required stock ownership. Once the required stock ownership level is attained, the director must maintain the level of stock ownership for the duration of the director’s service.

Director Stock Ownership As of December 31, 2021

(1)	Mr. Franklin is a management Director and his Stock ownership guidelines and current shareholdings are detailed on pages 69 through 72.
(2)	Because Ms. Kelly elected to waive the annual equity compensation awarded to directors, the Board of Directors exempted Ms. Kelly from the director stock ownership guidelines.
(3)	These directors have up to five years to attain the required stock ownership level.

38 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Director Compensation

Total 2021 Director Compensation

Total 2021 Director Compensation

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Amato	110,000	100,006	—	—	—	—	210,006
Ciesinski	50,000	50,022	—	—	—	—	100,022
DeBenedictis(2)	55,000	49,984					104,984
Franklin(3)	—	—	—	—	—	—	—
Hilferty	137,500	100,006	—	—	—	—	237,506
Idehen	105,000	100,006	—	—	—	—	205,006
Kelly(4)	50,000	—	—	—	—	—	50,000
Ruff	100,000	100,006	—	—	—	—	200,006
Stewart	112,500	100,006	—	—	—	—	212,506
Womack	100,000	100,006	—	—	—	—	200,006

(1)	The grant date fair value per share of the stock awards, which are paid quarterly, were: March 31, 2021 – $44.54; June 30, 2021 – $46.035; September 30, 2021 – $46.595; and December 31, 2021 – $53.65. The grant date fair value was calculated in accordance with FASB ASC topic 718.
(2)	Pursuant to the Board’s retirement policy, Nicholas DeBenedictis retired from the Board of Directors on May 5, 2021.
(3)	As an officer of the Company, Mr. Franklin does not receive any compensation for his service on the Board of Directors.
(4)	As a designate of CPPIB, Ms. Kelly directed her cash compensation be paid to CPPIB and does not receive any stock awards.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 39

Ownership of Common Stock as of March 7, 2022

The table below shows the number of shares of our common stock beneficially owned as of the close of business on March 7, 2022. by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC under Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, the address of the beneficial owners is Essential Utilities, Inc., 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Certain Beneficial Owners	Sole Voting and/or Sole Investment Power(1)	Shared Voting and/or Investment Power	Amount and Nature of Beneficial Ownership	Percentage of Class Outstanding(2)
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10055	26,705,089		26,705,089	10.55%
The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	24,035,688	417,755	24,453,443	9.66%
Canada Pension Plan Investment Board(5) One Queen Street East, Suite 2500 Toronto, Ontario M5C 2W5 Canada		21,661,095	21,661,095	8.56%
State Street Corporation(6) One Lincoln Street, Boston, MA 02111		12,918,178	12,918,178	5.11%
Directors, Nominees and Named Executive Officers
Elizabeth B. Amato	7,749	—	7,749	*
David A. Ciesinski	1,013	—	1,013	*
Richard S. Fox	25,366	—	25,366	*
Christopher H. Franklin	138,591	—	138,591	*
Daniel J. Hilferty	22,224	—	22,224	*
Francis O. Idehen	6,002	—	6,002	*
Edwina Kelly(7)	—	—	—	*
Christopher P. Luning	44,245	—	44,245	*
Matthew R. Rhodes	14,743	—	14,743	*
Ellen T. Ruff	33,744	—	33,744	*
Daniel J. Schuller	32,309	—	32,309	*
Lee C. Stewart	17,749	—	17,749	*
Christopher C. Womack	6,002	—	6,002	*
All Directors, Nominees and Named Executive Officers as a Group (14 persons)
	408,867	26,995(8)	435,862
*	less than one percent.
(1)	Includes shares held under the Company 401(k) plan.
(2)	Percentage of ownership for each person or group based on 253,013,691 shares of Common Stock outstanding as of March 7, 2022 and includes all shares issuable to such person or group upon exercise of outstanding stock options exercisable, or other equity awards vesting, within 60 days of that date.
(3)	The information from BlackRock, Inc. was obtained from the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2022.
(4)	The information from The Vanguard Group was obtained from the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022.
(5)	The information from Canada Pension Plan Investment Board (CPPIB) was obtained from the Schedule 13D filed by CPPIB with the SEC on March 24, 2020.
(6)	The information from State Street Corporation was obtained from the Schedule 13G/A filed by State Street Corporation with the SEC on February 11, 2022.
(7)	Ms. Kelly is nominated to the Board as designated by CPPIB under the terms of the Company’s private placement transaction with CPPIB.
(8)	The shareholdings indicated consist of 26,995 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children, (iii) owned by family members, or (iv) in trusts for adult children.

40 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 2:

Advisory Vote to Approve Named Executive Officers’ 2021 Compensation

Shareholders are entitled to an advisory (non-binding) vote on the executive compensation as described in this proxy statement for our named executive officers (sometimes referred to as Say on Pay). Currently, this vote is conducted every year. Accordingly, the following resolution is being presented by the Board of Directors at the 2022 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Before you vote

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

As described in detail under our Compensation Discussion and Analysis on pages 46 through 70 of this proxy statement, our executive compensation program is designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives and share ownership guidelines, reward sustained performance that is aligned with the interests of our customers, employees and long-term shareholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the 2021 compensation of the Company’s named executive officers.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 41

Proposal 3:

Ratification of an Amendment to the Bylaws

Establishing Requirements for Shareholders to

Disclose Derivative Securities Holdings when Making

a Nomination or Presenting a Proposal.

At the 2022 Annual Meeting, shareholders are being asked to ratify the Board of Directors’ approval of an amendment to the Company’s Bylaws requiring derivative securities holdings disclosure when a shareholder uses the procedures in the Bylaws to nominate a candidate for election as a director or presents a proposal for consideration by shareholders at an annual meeting.

Why you should vote to ratify this Amendment

On February 16, 2022, upon the recommendation of the Corporate Governance Committee, the Board of Directors amended and restated the Company’s Bylaws to add provisions that require any shareholder making a nomination of a candidate for election as a director, or presenting a proposal for consideration by shareholders at an annual meeting to provide full disclosure of all Company securities holdings, including derivative securities (the Bylaw Amendment). The Board recommends ratifying this Bylaw Amendment which is designed to provide shareholders with full disclosure about the ownership interests held by the proposing shareholder.

Because this Proposal 3 provides only a summary of the Bylaw Amendment, it may not contain all of the information that is important to you. You should read Appendix B containing the Bylaws, as amended and restated, carefully before you decide how to vote.

Background

Our Board of Directors regularly reviews our corporate governance practices to ensure that these practices, including the procedures for nominating director candidates or submitting a proposal to shareholders for consideration at an annual meeting, remain in the best interests of the Company and its shareholders. After carefully and thoroughly considering the issue, the Board of Directors amended the Bylaws to add these disclosure requirements.

Summary of Amendment for Ratification

The Bylaws Amendment modifies Section 3.17 of the Bylaws to add additional disclosure requirements of all securities holdings. The Company’s Bylaws always had requirements in order for any notice provided by a shareholder under the Bylaws to be in proper form. The requirements are designed to provide other shareholders with disclosure information regarding the proposing shareholder when considering the nominated candidate for director or shareholder proposal for consideration at an annual meeting.

The additions to the notice requirement now add the following with respect to the proposing shareholder’s ownership of Company securities:

•	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder, and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;
•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of the Company;
•	any short interest of such shareholder in any security of the Company (for purposes of the Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security;
•	any rights to dividends on the shares of the Company owned beneficially by such shareholder that are separated or separable from the underlying shares of the Company;

42 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 3: Ratification of an Amendment to the Bylaws Establishing Requirements for Shareholders to Disclose Derivative Securities Holdings when Making a Nomination or Presenting a Proposal

•	any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and
•	any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household.

The proposing shareholder also has an obligation to update this disclosure if there are any changes before the nomination or the proposal are considered at an annual meeting.

This disclosure requirement captures all of the possible voting or economic interests in the Company’s securities held by the proposing shareholder. The Board believes this disclosure provides information that its shareholders would use in considering any such director nomination or shareholder proposal.

The amendments impact Section 3.17 (Business Transaction at Shareholder Meetings), Section 4.14 (Nomination of Directors) and Section 4.15 (Proxy Access) of the Bylaws. A marked version of the Bylaws, as amended and restated, is attached as Appendix B to this proxy statement.

The Board of Directors unanimously recommends a vote FOR the ratification of this Bylaw Amendment to require derivative securities holdings disclosure by any shareholder nominating a director or presenting a proposal at the Annual Meeting of Shareholders.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 43

Proposal 4:

Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal 2022

The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for the Company for the 2022 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that shareholders ratify the appointment.

Although shareholder ratification of the appointment of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes that it is desirable to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, then the Audit Committee will take this into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company. Representatives of PwC are expected to be present at the 2022 Annual Meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

PwC has informed us that they are not aware of any independence-related relationships between their firm and the Company other than the professional services discussed in Services and Fees below. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings, or by unanimous consent of all the Audit Committee members between meetings. All fees and services were pre-approved by the Audit Committee for the 2021 fiscal year.

Services and Fees

The following table presents the fees paid to PwC for professional services rendered with respect to the 2021 fiscal year and 2020 fiscal years:

Fiscal Year	2021	2020
Audit Fees(1)	$2,836,500	$2,911,500
Audit-Related Fees(2)	$ 200,000	$ 25,000
Tax Fees(3)	$ 110,000	$ 70,000
All Other Fees(4)	$ 45,000	$ 10,000
TOTAL	$3,191,500	$3,016,500

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), non-recurring audit fees, reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries, issuance of consents, review of comment letter, and comfort letter procedures.
(2)	Represents fees for services in connection with pre-implementation work for enterprise computer system implementations, accounting consultations of acquisitions, consultation concerning implementation of auditing standards and regulator required workpaper reviews.
(3)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns.
(4)	Represents fees for software licensing for accounting research, an utility and technical accounting seminar, and out-of-pocket expenses

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the 2022 fiscal year.

44 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal 2022

Audit Committee Report

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including:

•	the quality of the accounting principles, practices and judgments;
•	the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and
•	the integrity of the Company’s financial reporting processes and controls.

The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Respectfully submitted,

Lee C. Stewart, Chairman
David A. Ciesinski

Francis O. Idehen
Edwina Kelly

February 15, 2022

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 45

Executive Compensation

Compensation
Discussion and
Analysis

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and program, and compensation paid or earned by the following executive officers:

Christopher H. Franklin
Chairman, President and Chief Executive Officer

Daniel J. Schuller
Executive Vice President and Chief Financial Officer

Richard S. Fox
Executive Vice President and Chief Operating Officer

Matthew R. Rhodes
Executive Vice President and Chief Strategy & Corporate Development Officer

Christopher P. Luning
Executive Vice President, General Counsel, and Secretary

We refer to these executive officers as our “named executive officers” or “NEOs”.

As used in this CD&A,

•	“Total cash compensation” is referred to as the total of base salary and annual cash incentive compensation; and
•	“Total direct compensation” is referred to as the total of base salary, annual cash incentive compensation and equity incentive compensation

The purpose of the CD&A is to explain the elements of compensation; why the Executive Compensation Committee (the “Compensation Committee”) selects these elements; and how the Compensation Committee determines the relative size of each element of compensation.

Compensation decisions for Messrs. Schuller, Fox, Rhodes, and Luning were made by the Compensation Committee.

Compensation decisions for Mr. Franklin were made by the independent members of our Board of Directors based on the recommendation of the Compensation Committee.

46 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Executive Summary

Executive Summary

Introduction

Essential Utilities, Inc.’s mission is to improve quality of life and economic prosperity by safely and reliably delivering life’s most essential resources. We are uniquely positioned to play an important role in solving today’s water and natural gas infrastructure challenges by renewing and improving infrastructure through thoughtful capital investment, operational excellence, environmental stewardship and rigorous safety standards. Through the work of more than 3,000 employees across ten states, we help strengthen communities, improve service and enhance economic development, enabling people to live better lives. This vital work empowers us to grow as an organization and as individuals. We believe that, together, we will make a difference for generations to come.

Our executive compensation program is designed to promote this mission and strategy. Our compensation program does so by providing market-based pay and by rewarding the achievement of our strategic objectives. The principles and components of our compensation strategy are regularly reviewed by our Executive Compensation Committee, our Chief Executive Officer, and the Executive Compensation Committee’s independent compensation consultant, Pay Governance, to ensure that they meet the objectives of the program, the Company, and its stakeholders.

Navigating Disruption

2021 began with the continuing challenges of the global pandemic. The health and safety of our employees was a priority for the Company. Our cross-functional COVID task force supported the Company and employees in managing safely through another year of the pandemic. A range of measures were put in place to ensure employee well-being including strict safety protocols, restricting non-essential travel and large gatherings, a gradual return to the workplace plan for our workforce that had been working remotely, and encouraging employees to be vaccinated.

As well, Essential experienced some significant weather-related events impacting our service territories – particularly in Texas and Pennsylvania. Hurricane Ida had a major impact with the historical flooding in the southeastern part of Pennsylvania, which led to unprecedented weather-related damage to our Pickering plant. Our operations team swiftly mobilized to ensure our customers had access to safe water while they addressed the damages to the plant. Mr. Franklin and Essential’s executive team led the Company to another year of strong financial performance, while successfully adapting to quickly changing circumstances and demonstrating the resilience needed to ensure our customers have access to their natural resources.

Staying the Course

In 2020, we introduced a revised compensation program design for our Essential executives based on an extensive study of industry best practices which was validated by a high Say on Pay performance rating of 96.2% at the 2020 Shareholders Meeting as well as 96.4% at the 2021 Shareholders meeting. We continue to adhere to those executive compensation design principles in 2021 and beyond.

While the utilities industry was not as severely affected as most public companies by the pandemic, we are more susceptible to flooding and other natural disasters. We are proud to say that we did not make any pandemic-related changes to the executive compensation plan. In fact, we raised the bar on our executives by including equity, diversity and inclusion measures in our short- term incentive plans in 2021 as well as becoming an environmental leader with aggressive environmental standards. In February 2020, we announced that we will, over several years, install mitigation technology at water treatment facilities where source water exceeds 13 parts per trillion (ppt) for any Poly-fluoro alkyl substances (PFAS). This is well below the EPA’s non-enforceable health advisory level of 70 ppt. These initiatives are reflected in our incentive plan goals. Pay Governance LLC (Pay Governance or the consultant), the independent compensation consultant retained by the Compensation Committee, provides advice, guidance and expertise in compensation design for utilities executives.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 47

Executive Compensation

Executive Summary

Annually, the Committee incorporates investor feedback on the compensation program design into their review of the plans to ensure alignment with market expectations about our compensation and performance. The peer group adopted by the Committee in 2020 was unchanged in 2021. The performance measures for each element of the program were examined to ensure they aligned with the interests of our shareholders, customers, and employees as well as being competitive with the compensation practices of our industry peer group. The program design, types of compensation vehicles, and the relative proportion of the named executive officers’ total direct compensation represented by these vehicles is consistent with current competitive compensation practices in the utility industry.

The 2021 compensation program’s performance measures align the interests of our stakeholders and our named executive officers by correlating the amount of the named executive officer’s pay with the short-term and long-term performance of the Company and its stock price.

2021 Performance Highlights

Despite the many challenges during 2021, our leadership team remained focused on growing our customer base through acquisitions, prudently invested a record amount of over $1 billion in infrastructure, maintained operational excellence and demonstrated the resiliency of our water and natural gas platforms. As of year-end 2021, we had a total of eight signed purchase agreements to acquire water and wastewater systems, totaling over $471 million in purchase price and expected to serve approximately 235,000 equivalent retail customers or equivalent dwelling units. We see great opportunities ahead and remain focused on investing in infrastructure and delivering sustainable growth for our investors. We do this while building on our core values of respect, integrity, and the pursuit of excellence and remaining dedicated to our mission of safely and reliably delivering Earth’s most essential natural resources to our customers and communities.

•	In 2021, we invested a record amount of over $1 billion in infrastructure projects across the water and gas utilities, helping to ensure safe and reliable service for all customers.
•	Revenues were $1.88 billion in 2021, an increase of 28.4 percent over 2020.
•	Earnings per share were $1.67 in 2021, in line with expectations.
•	We added approximately 7,700 water and wastewater customer equivalents through acquisition in 2021 and increased water and wastewater customers served by 2 percent, which includes customers from organic growth and acquisitions. Our acquisitions in 2021 added approximately $36.3 million in rate base.
•	We signed purchase agreements to acquire 6 water and wastewater systems in 2021. These systems are expected to add over 25,000 equivalent retail customers or equivalent dwelling units.
•	From January 1, 2019 to December 31, 2021, the total return to our shareholders, including share price appreciation and dividends paid, shows 65.56 percent growth.
•	In July 2021, the Board of Directors approved a 7 percent increase in the quarterly dividend to an annualized rate of $1.0728 per share.
•	Since making the greenhouse gas emissions reduction commitment in early 2021, the Company has achieved an estimated 7% Scope 1 and 2 emissions reduction from our 2019 baseline towards our 60% reduction target by 2035.
•	As of year-end 2021, the Company reached 15% people of color in our employee base towards our multi- year target of 17%.
•	Additionally, in controllable spending, we purchased nearly 11% of goods and services from diverse supplies towards our multi-year target of 15%.

48 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Executive Summary

2018-2021 Pay for Performance Alignment

Our pay programs are designed to reflect the Company’s performance. The following table shows the relationship between financial performance goals and executive performance-based payouts over the past three years:

Target EPS* (adjusted for comp plan)		EPS (adjusted for comp plan)	STI Payout %	3 Year TSR Return	PSU Payout %
2019	$1.47	Achieved	126.45%	67.75%	159.91%
2020	$1.55	Achieved	137.10%	29.08%	175.00%
2021	$1.66	Achieved	129.70%	65.56%	N/A
*	Target EPS is a non-GAAP financial measure. See Appendix A.

Our Pay for Performance Compensation Program

Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance for customers and shareholders;
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
–	Motivate and reward our named executive officers for contributions to our financial success;
–	Attract and retain talented and experienced named executive officers; and
–	Ensure a significant portion of pay is performance based to better align pay with the successful achievement of our business objectives;
•	Reward our named executive officers for leadership excellence and contribution to the organization’s success; and
•	Maintain an important focus on environmental, social, and governance issues while building shareholder value.

Highlights of our Compensation Policies

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 49

Executive Compensation

Executive Summary

Pay for Performance and Results of the 2021 Advisory Vote to Approve Executive Compensation

Our goal is to instill a pay for performance culture throughout the Company. At our 2021 Annual Meeting, we submitted a proposal to our shareholders for a non-binding advisory vote on our 2020 compensation awarded to our named executive officers. Our shareholders approved the proposal at a 96.4% approval rate. This approval level validated the compensation design structure which we believe will propel us into the future.

Aligning Interests of NEOs and Shareholders

Annually, we solicit the opinions of our top shareholders on several items, including our executive compensation program design. We do this to ensure that the pay balance and alignment is viewed as driving long-term high performance of our named executive officers and other members of management.

As a result of these meetings and conversations, and other analysis, the Compensation Committee has taken the following actions.

Compensation Committee Actions for 2021

•   Maintained a highly competitive peer group based on Essential’s post-acquisition revenue and market cap scope as well as business mix. Since the industry peer group was substantially modified in 2020, no changes were made for 2021. For 2020, the number of peer group companies was reduced to 15 and encompass both the gas and water utilities industry to reflect the Peoples acquisition. The revised peer group provides a more representative comparison between Essential, the relative utility industry, and those companies used as comparators by institutional investors

•   Eliminated the individual performance portion of our short-term incentive plan and changed our metrics to focus on diversity, equity and inclusion metrics for 2021 as Essential seeks to strengthen its talent, enhance its workplace environment and support the supply chain. Essential is taking a leadership role relative to the utilities industry who focus mainly on environmental measures for their plans out of the ESG areas.

•   Maintained long-term incentives to drive Company Value through performance share units and promote retention of key employees through RSUs. For 2021, our long-term incentive mix continued to weigh heavier on PSUs at 65% and RSUs at 35%.

•   No Covid-19 compensation changes in 2021. Our Compensation Committee did not make any adjustments to our compensation program in relation to COVID-19 (or for any other reason).

•   Talent acquisition and succession planning were at the forefront of our human resources agenda for this year, which includes developing plans for key executive roles to ensure a strong internal talent pipeline for the future.

50 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Section 1 Our Compensation Philosophy

Section 1

Our Compensation Philosophy

Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance for customers and shareholders;
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
–	Motivate and reward our named executive officers for contributions to our financial success;
–	Attract and retain talented and experienced named executive officers; and
–	Ensure a significant portion of pay is performance based to better align pay with the successful achievement of our business objectives;
•	Reward our named executive officers for leadership excellence and contributions to the organization’s success; and
•	Maintain an important focus on environmental, social, and governance issues while building shareholder value.

Elements of Compensation for Named Executive Officers

The following chart provides a brief summary of the principal elements of our executive compensation program for 2021. We describe these elements, as well as retirement, severance and other benefits, in more detail on pages 55 through 62.

	Compensation Element	Form	Compensation Objective	Relation to Objective
Fixed	Base Salary	Fixed annual cash paid bi-weekly	Compensate executives for their level of responsibility and sustained individual performance based on market data.	Merit salary increases are based on subjective performance evaluations as well as actual performance against defined objectives.
Variable Performance- and/or Stock-Based Compensation	Annual Cash Incentive Awards	Variable cash paid on an annual basis based on achievement of pre-established goals	Motivate executives to focus on achievement of our annual business objectives.	The amount of the annual incentive award, if any, is entirely dependent on achievement of pre-established Company and individual goals.
	Long-Term Equity Incentive Awards	Restricted Stock Units	Align executive interests with shareholder interests; retain key executives.	Provide equity that will have same value as shares owned by shareholders; subject to stock ownership guidelines.
		Performance Share Units	Aligns executive interests with shareholder interests; creates a strong financial incentive for achieving or exceeding long-term performance goals.	The named executive officers receive equity only if the pre-established goals are achieved.

Competitive Pay Positioning

We measure the competitiveness of our program for our named executive officers against the median compensation for comparable positions at other companies in our benchmark group composed of other investor owned utilities.

Our goal is to provide total direct compensation that is competitive with the market median for each named executive officer. Based on the information supplied by Pay Governance, the total target direct compensation for each of our named executive officers was within the competitive range of the benchmark market data for each of their positions during 2021.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 51

Executive Compensation

Section 2 How We Determine Executive Compensation

Section 2

How We Determine Executive Compensation

We emphasize pay for performance, especially for our higher-level executives. Therefore, the named executive officers receive a substantial portion of their total direct compensation from annual cash and long-term equity incentives, both of which are risk- based incentives based upon achieving Company goals. In addition, the percentages of total direct compensation represented by base salary, annual cash incentive opportunities, and equity incentives, respectively, for the named executive officers are generally in line with competitive market median benchmark percentages.

The Role of the Compensation Committee

The Compensation Committee, composed entirely of independent directors, determines the actual amount of each element of annual compensation to award to the Company’s named executive officers. The goal is for the target total direct compensation opportunity for each named executive officer to be generally within a range of 15% above or below the market median rate for his or her position over time.

The Role of Management

•	Our Senior Vice President, Chief Human Resources Officer assists the Compensation Committee by preparing schedules showing the present compensation of executives, market median rates, target annual cash incentives and target range of equity compensation awards from the information provided by the Compensation Committee’s consultant.
•	Our Chief Executive Officer compiles and presents the supporting information for the individual executives’ performance against their objectives and his recommendations for any discretionary compensation based on his evaluation of the extent of achievement of individual goals. He also provides the Compensation Committee with his recommendations for annual salary increases, any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers, but the ultimate decisions regarding compensation for the named executive officers is made by the Compensation Committee.
•	Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance for the Compensation Committee’s determination of the achievement of the Company-specific goals (the Company Factor) for the Annual Plan, our performance against the criteria established by the Compensation Committee for the vesting of restricted share grants and the earning of performance shares. These financial measures are also certified by our Director of Internal Audit.

The Role of the Compensation Committee’s Independent Consultant

The Compensation Committee retained Pay Governance, a nationally recognized compensation consulting firm, as the Compensation Committee’s independent consultant to assist in designing and assessing the competitiveness of our executive compensation program. The Compensation Committee concluded that Pay Governance is an independent consultant after considering the factors relevant to Pay Governance’s independence from management, and NYSE and SEC rules regarding compensation consultant independence.

Annually, the Compensation Committee has the consultant develop a market rate for base salary, total cash compensation, and total direct compensation for each of the named executive officer positions, including the allocation between cash compensation and equity incentives. Each market rate represents the median compensation level that would be paid to a hypothetical, seasoned performer in a position having similar responsibilities and scope, in an organization of similar size and type as the Company.

Our 2021 Benchmarking for Competitive Pay

In developing the market median for the named executive officers, the Compensation Committee’s consultant, Pay Governance, used compensation data from our 15 utility peer group companies.

The combination of salary, short-term incentives, and long-term incentives is intended to compensate executives at approximately the 50th percentile of the market when the Company performs at target level.

Pay Governance reviews the Company’s executive compensation program for the Compensation Committee and annually provides the data and analysis described above. The compensation consultant discusses the proposed actual compensation awards for the named executive officers and provides research and input to the Compensation Committee on changes to the compensation program.

52 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Section 2 How We Determine Executive Compensation

In 2021, Pay Governance also analyzed the Company’s executive compensation program to ensure that it remained competitive. Pay Governance uses the median to show the market rate for base salary, total cash compensation and total direct compensation, including the allocation between cash compensation and equity incentives. Pay Governance provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant for executive and director compensation decisions.

Our 2021 Benchmarking Peer Group

A simplified fifteen company peer group is used to benchmark executive pay. This custom peer group was first used in 2020 and will continue to be the foundation of our benchmarking approach.

How We Selected our Peer Group

A multi-step screening process was used to determine the final comparator companies.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 53

Executive Compensation

Section 2 How We Determine Executive Compensation

Shareholder Advisory Vote Impact on Compensation Committee Actions

The Compensation Committee also takes into consideration the results of the advisory votes on the Company’s executive compensation program for the few years prior to the year for which the executive compensation decisions are being made. The Company is committed to providing shareholders with more transparency in metrics and measurements, which you will see as you review our 2021 incentive plan results.

Highlights of 2021 Compensation Plan Changes During 2021, the Compensation Committee made the following key decisions for the compensation plan designs:

•   Used the Company’s select peer group of fifteen companies with revenues, market capitalization and industry focus comparable to Essential’s expansion from water to a combined water and gas Company;

•   Underscored the Company’s commitment to diversity by including 10% of the short-term incentive with goals on growing our supplier and employee diversity;

•   Retained the Company’s focus on retention of key employees, by continuing to issue restricted stock units (RSUs);

•   Continued with heavier weighting of Mr. Franklin’s long-term incentives in the total compensation package to further underscore the drive for long-term value creation for shareholders.

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Executive Compensation

Section 3 2021 Executive Compensation Program

Section 3

2021 Executive Compensation Program

Overview

Our executive compensation program is composed of the following seven elements, which we believe are important components of a well-designed, balanced and competitive compensation program. We use these elements to achieve our compensation program objectives as follows:

Element of Compensation	Objectives
Competitively benchmarked base salaries	Designed to attract and retain named executive officers consistent with their talent and experience; market-based salary increases are designed to recognize the executives’ performance of their duties and responsibilities; and promotions and related salary increases are designed to encourage executives to assume increased job duties and responsibilities.
Short-term incentives or annual cash incentive awards

Intended to reward executives for:

•    improving the quality of service to our customers;

•   controlling the cost of service to our customers by managing expenses and improving performance;

•   achieving economies of scale by the acquisition of additional water and wastewater systems that can benefit from our resources and expertise;

•   disposing of under-performing systems where appropriate; and

•   enhancing our financial viability and performance by the achievement of annual objectives.

Long-term equity incentives

Designed to reward named executive officers for:

•   enhancing our financial health, which also benefits our customers;

•   improving our long-term performance through both revenue increases and cost control; and

•   achieving increases in the Company’s equity and in absolute shareholder value and shareholder value relative to peer companies, as well as helping to retain executives due to the longer-term nature of these incentives.

Retirement benefits	Intended to assist named executive officers to provide income for their retirement.
Non-qualified deferred compensation plan	Designed to allow eligible executives to manage their financial and tax planning and defer current income until a later date, including following retirement or other separation from employment without an additional contribution from the Company.
Double-trigger Change-in-control agreements	Designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the named executive officers to evaluate such a transaction impartially.
Stock ownership guidelines

Designed to focus named executive officers on the long-term performance of the Company and align the interests of our executives with our shareholders by encouraging named executive officers to maintain a significant ownership interest in the Company.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 55

Executive Compensation

Section 3 2021 Executive Compensation Program

Base Salary

Base salary is designed to provide the named executive officer and all our other employees, with a level of fixed pay that is commensurate with the employee’s role and responsibility. We believe by delivering base salaries that are reflective of market medians, we are positioned to attract and retain top caliber executives in an increasingly competitive labor market. In 2021, no turnover of the top executive team is indicative of our success in attracting and retaining the executives throughout a significant acquisition and growth process.

How We Determine Base Pay – Market Medians and Internal Pay Equity

The Compensation Committee annually reviews the base salaries of our named executive officers, as well as all our senior executives, to evaluate whether they are competitive with our industry peers. Base salaries are considered for adjustment annually and are based on a combination of factors including general movement in external salary levels, changes in the market median rate for their positions; individual performance; internal pay equity; and changes in individual duties and responsibilities.

NEO Salary Determinations: The Compensation Committee determines both the market median rate for their positions and internal equity with both the other named executive officers and other employees of the Company. For NEOs other than our CEO, the Committee also considers recommendations from our CEO, Mr. Franklin, reflecting his assessment of the individual’s performance and their contributions to the achievement of business objectives. Mr. Franklin’s pay is evaluated separately by the Compensation Committee under the same criteria, with the final recommendation determined and approved by all the independent members of the Board of Directors.

NEO 2021 Base Salary

For 2021, the annual increases to the salaries for the named executive officers reflected these assessments and averaged 4% which reflected normal market driven increases. The base salaries approved by the Compensation Committee for 2021, effective April 1, 2021, were as follows: Mr. Franklin, $910,000; Mr. Fox, $450,167; Mr. Schuller, $463,332; Mr. Rhodes, $448,157; and Mr. Luning, $401,110.

Short-Term Incentive Awards

The 2021 Annual Cash Incentive Awards

The Annual Cash Incentive Award Plan is a non-equity incentive plan which provides each named executive officer with the opportunity to earn a cash award tied primarily to Company performance against business objectives with a small individual performance element.

A balanced scorecard approach to this cash incentive ensures that all employees work in the best interests of the shareholders, employees, and customers.

Metric/Weighting	Metric Rationale and Definition Target Performance Range: 50% - 150% of Target

Half of the total award funding is based on the financial performance of the overall Company with the majority (35%) based on Essential Earnings Per Share and 15% based on Return on Equity.

This award measure aligns the executive to results for the shareholders.

Essential has a strong commitment to safety with an additional 20% of the award based on the ability of the Company to manage OSHA defined lost time incidents and recordable incidents as well as responsible vehicle accident rates, defined as the number of responsible vehicle accident (RVA) during which the driver failed to do everything reasonable to avoid the accident per million miles driven. The determination of the preventability is based on criteria similar to that found in the National Safety Council’s Guide to Determine Motor Vehicle Accident Preventability Report. Peoples Gas Safety measures compliance with key measures including inspections completed, e.g. regulating station inspections, critical valve inspections, corrosion test station reads, and leak surveys.

56 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Section 3 2021 Executive Compensation Program

Environmental stewardship as measured by water, wastewater and gas compliance rates accounts for another 10% of the overall plan. Compliance is defined as a Water or Wastewater event causing the operating system to be out of compliance for at least 1 day out of the available days of the year (365 days in 2021). Reduction in gas leaks outstanding includes the number of leaks outstanding at year end as reported on DOT reports. The gas LTIIP mileage replacement is measured as percentage completed per the approved plan.
The customer satisfaction metric (10%) ensures that we balance financial, safety and environmental concerns with our customer service levels. This metric measures the service level in terms of timeliness to answer calls within 30 seconds of receiving a customer call.
The year over year increase in diverse spend with certified suppliers in the following classifications: Minority-Owned Enterprise (MBE), Women-Owned Enterprise (WBE), Veteran –Owned Enterprise (VBE) and LBTQ-Owned Enterprise.
The percentage of ethnically diverse employees as of 12/31/2021. Diversity goals are established based on the number of people of color in the geographic labor market where Essential has operations.

*	Adjusted EPS is a non-GAAP financial measure. See Appendix A for reconciliation to the GAAP financial measure and adjustments made for purposes of the compensation metric attainment.

2021 Annual Cash Incentive Award Metrics and Targets

The tables and the narrative below detail the 2021 Annual Cash Incentive Award Metrics.

			2021 Target Payout Levels
Metric	Metric Components	Weight	Threshold	Target	Maximum

Financial (50%)	Essential Earning Per Share*	35.00%	$1.61	$1.66	$1.71

	Essential ROE	15.00%	4.52%	9.52%	14.52%

Safety (20%)	Essential Lost Time/Restricted Time	5.00%	2.0	1.5	1.0

	Essential Responsible Vehicle Accident Rate	5.00%	3.2	2.7	2.2

	Peoples Gas Safety	10.00%	99.98%	99.99%	100.00%

Customer Satisfaction (10%)	Essential Service Level	10.00%	80%/30sec	82%/30sec	84%/30sec

Environmental	Aqua Water Compliance	2.50%	99.30%	99.70%	100.00%

Stewardship (10%)	Aqua Wastewater Compliance	2.50%	93.00%	95.50%	98.00%

	Peoples Gas Leaks	2.50%	800	700	600

	Peoples Gas LTIIP	2.50%	97.50%	100.00%	102.50%

Diversity (10%)	Supplier Diversity	5.00%	15.7%	18.1%	20.5%

	Employee Diversity	5.00%	14.2%	14.5%	14.8%

		100.00%
*	See Appendix A for a reconciliation of non-GAAP financial measures to GAAP financial measures.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 57

Executive Compensation

Section 3 2021 Executive Compensation Program

2021 Performance

Based on the factors described above, the following table shows the 2021 performance of the Company compared to the targets set in the Annual Plan. The Compensation Committee evaluated the actual attainment of each performance goal, with particular emphasis on the above-target achievement of all goals and determined that the aggregate achievement of the corporate goals was 129.70%. Based on this determination, the table below shows the target annual cash incentive awards and the actual annual cash incentive awards, based on both corporate and individual goals, approved by the Compensation Committee for 2021 for the named executive officers.

2021 Company Performance Metric Scorecard

Metric	Metric Component	50% Threshold	100% Target	150% Maximum	Actual*	Total Attainment	Weight	Achievement
Financial	Essential Earnings Per Share	$1.61	$1.66	$1.71	$1.80	150.00%	35.0%	52.50%
	Essential Return on Equity on a Regulated	4.52%	9.52%	14.52%	10.47%	109.50%	15.0%	16.43%
	Basis
Safety	Essential Lost Time/Restricted Time	2.0	1.5	1.0	1.2	130.00%	5.0%	6.50%
	Essential Responsible Vehicle Accident Rate	3.2	2.7	2.2	2.9	80.00%	5.0%	4.00%
	Peoples Gas Safety	99.98%	99.99%	100.00%	100.00%	150.00%	10.0%	15.00%
Customer Satisfaction	Essential Service Level	80.00%	82.00%	84.00%	82.19%	75.00%	10.0%	7.50%
Environmental Stewardship	Aqua Water Compliance	99.30%	99.70%	100.00%	99.63%	91.25%	2.5%	2.28%
	Aqua Wastewater Compliance	93.00%	95.50%	98.00%	96.47%	119.40%	2.5%	2.99%
	Peoples Gas Leaks	800	700	600	539	150.00%	2.5%	3.75%
	Peoples Gas LTIIP	97.50%	100.00%	102.50%	106.80%	150.00%	2.5%	3.75%
Diversity	Supplier Diversity	15.7%	18.1%	20.50%	31.3%	150.00%	5.0%	7.50%
	Employee Diversity	14.2%	14.5%	14.8%	15.0%	150.00%	5.0%	7.50%
Total Achievement								129.70%
*	Actual Essential Earnings Per Share is adjusted (Non-GAAP financial measure). Refer to Appendix A for a reconciliation of this Non-GAAP financial measure to net income per share, the closest comparable GAAP financial measure.

Additionally, the named executive officers had the following individual goals and achieved the results listed in the table below:

2021 Named Executive Officer Short Term Incentive Award

Name	2021 Salary Rate* ($)	2021 Target Bonus %	2021 Company Metric	STI Payment ($)
Christopher H. Franklin	$910,000	100%	129.70%	$1,180,270
Daniel J. Schuller	$463,332	65%	129.70%	$ 390,612
Richard S. Fox	$450,167	65%	129.70%	$ 379,513
Matthew R. Rhodes	$448,157	60%	129.70%	$ 348,756
Christopher P. Luning	$401,110	60%	129.70%	$ 312,144
*	The 2021 Salary Rate is an annualized rate

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Executive Compensation

Section 3 2021 Executive Compensation Program

Long-Term Equity Incentive Awards

Our use of equity incentive awards is intended to reward our named executive officers for:

•	Enhancing the Company’s financial health, which also benefits our customers;
•	Improving our long-term performance through both revenue increases and cost control; and
•	Achieving increases in the Company’s equity and shareholder value, as well as helping to retain these executives due to the longer-term nature of these awards.

We make these equity incentive awards under our Amended and Restated Omnibus Equity Compensation Plan (the Plan). Under the Plan, the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, performance- based or service-based stock units and stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of the Company and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

Starting in 2011, the Compensation Committee began using a combination of performance share units and restricted stock units to better link the named executive officers’ long-term incentive compensation to performance results that led to increased shareholder value and enhanced our long-term financial stability, which also benefits our customers. As noted previously, the Compensation Committee did not make performance share units awards in 2019 due to the uncertainties associated with the pending Peoples Natural Gas acquisition. In 2020 and continuing in 2021, the long-term incentive program awarded a combination of performance share units and restricted stock units. For 2022, the long-term incentive plan is introducing stock options as part of the program to incentivize management on growing the Company.

We aim to strike a balance between the incentive and retention goals of our equity grants:

• All of the equity grants to our Chief Executive Officer are subject to performance goals.	• For our other named executive officers, sixty-five percent of the equity grant is performance-based, and thirty-five percent is in the form of service-based restricted stock units for 2021.

Using the market median rates developed by Pay Governance, the Compensation Committee evaluates the annual equity incentive awards made to the named executive officers as part of the total compensation package designed to be competitive with the benchmarked group and our industry. The Compensation Committee does not consider any increase or decrease in the value of past equity incentive awards in making these annual decisions.

In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Essential’s total shares outstanding.

The number of equity incentive awards granted annually to all employees has been less than 1% of Essential’s total shares outstanding per year for the past several years. It is our equity granting policy to make all equity incentive awards on the same grant date.

Long Term Equity Incentive Awards Mix

Performance-based equity awards provide guidance and incentives to management for building shareholder growth, while restricted share units provide retention benefits while closely aligning management with the shareholders. The Compensation Committee is also focused on tying the awards to the appropriate metric. Below are charts describing the balance between the performance share units’ metrics, performance-based options, and restricted stock units’ payouts for 2018-2022:

Long-Term Equity Mix for 2018-2022

Award Year	Performance Period	Payment Year	Performance Share Units	Performance Based Stock Options	Restricted Stock Units
2018	2018-2020	2021	53%	13%	33%
2019	2019-2021	2022	N/A	70%	30%
2020	2020-2022	2023	65%	N/A	35%
2021	2021-2023	2024	65%	N/A	35%
2022	2022-2024	2025	65%	10%	25%

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT 59

Executive Compensation

Section 3 2021 Executive Compensation Program

As a result of the Compensation Committee’s analysis, it established the target percentages of base salary for each named executive officer:

2021 Target LTI (%)
Christopher H. Franklin	230
Daniel J. Schuller	130
Richard S. Fox	135
Matthew Rhodes	110
Christopher P. Luning	110

Vested Performance Share Awards and Status of Outstanding Performance Share Awards

Performance share or performance share unit grants (PSU) (together referred to as performance shares) provide the named executive officer with the opportunity to earn awards of shares based on Company performance against designated pre-determined, objective metrics. Participants are granted a target number of shares or units that can increase to 200% of the target or decrease to zero based on the Company’s actual performance compared to the designated metrics. Dividends or dividend equivalents, as applicable, on the performance shares accrue and will be paid when the performance shares are earned and paid based on the number of shares actually earned, if any. Performance shares vest three years after the grant date.

As seen by the charts above, the Compensation Committee believes that its long-term incentive compensation program aligns with the shareholders, combining total shareholder return with objective metrics aimed at increasing shareholder value, with the actual payout based on actual achievement of four metrics that the Compensation Committee believes address share-based and operational metrics that are important to shareholders.

Outstanding PSU Awards

The PSU awards granted in 2020 were redesigned to incorporate the change to one total shareholder return metric from the previous use of a water and mid-cap utility metrics. The performance period began on January 1, 2020 and will end on December 31, 2023 for the 2020 grant. The performance period for the PSU awards for 2021 began on January 1, 2021 and will end on December 31, 2024.

Please see the disclosure on page 74 under the heading Outstanding Equity Awards at Fiscal Year-End for a description of the status of the 2020 and 2021 PSU awards.

Adjusted Return on Equity Calculation — 2019 Stock Options

The Company’s adjusted return on equity is calculated annually in accordance with the descriptive formula below and if the adjusted return on equity meets or exceeds 150 basis points below the return of equity of the most current Pennsylvania PUC rate award, the awards will vest:

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Executive Compensation

Section 3 2021 Executive Compensation Program

Restricted Share Awards

Annual restricted share or restricted stock unit grants (together referred to as restricted shares) entitle the named executive officer to receive the number of shares granted at the end of a given period of time, or in increments over a period of years on the anniversaries of the grant date, provided the named executive officer remains an employee of the Company. However, if separation is due to death, disability, retirement or termination following a Change in Control, then acceleration of the lapse of forfeiture restrictions occurs as set forth in the Plan.

•  Dividends or dividend equivalents, as applicable, are accumulated and paid when the restricted shares are paid.

•  The restricted shares to the other named executive officers (other than the Chief Executive Officer) vest 100% after three years, with vesting subject solely to continued service with the Company.

•  The restricted shares to the Chief Executive Officer vest 100%after three years, with vesting subject to continued service with the Company and the Company’s achievement of at least an adjusted return on equity equal to 150 basis points below return on equity granted by the Pennsylvania Public Utility Commission during the Company’s Pennsylvania water subsidiary’s last rate proceeding, subjected to adjustments as allowed under the Plan.

•  The return on equity will be calculated in the same manner as it is calculated for the purpose of determining the return on equity required for the vesting of stock options.

Other Benefits

Retirement Plans

Our retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Some of our named executive officers are participants in our qualified pension plan (benefits frozen as of December 31, 2014) (the Retirement Plan), and in our non-qualified pension benefit plan (the Non-Qualified Pension Benefit Plan). Our non-qualified retirement plan is intended to provide executive officers with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in the Retirement Plan by providing the benefits that are limited under current Internal Revenue Service regulations. Benefits continue to accrue for some of our named executive officers in the Non-Qualified Pension Benefit Plan. Starting in 2009, the Company began to fund the trust for the benefits under the Non-Qualified Pension Benefit Plan using trust- owned life insurance. A named executive officer’s retirement benefits under our qualified and non-qualified retirement plan are not taken into account in determining the executive’s current compensation.

•	Effective December 31, 2014, the named executive officers ceased accruing a benefit under the Retirement Plan and their plan compensation and credited service for purposes of determining their benefits was frozen.
•	Vesting service will continue to accrue in the Retirement Plan as long as the named executive officer remains employed by the Company.

Non-Qualified Deferred Compensation Plan

We maintain a non-qualified Executive Deferred Compensation Plan (the Executive Deferral Plan) that allows eligible members of management to defer all or a portion of their salary and annual cash incentives, which enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives.

To provide named executive officers with the full Company matching contribution available to other employees under our qualified plans, executives who choose to defer up to six percent of their salary under one of the Company’s 401(k) plans, but do not receive the full Company matching contribution under such qualified plans due to the Internal Revenue Service regulations limiting the total dollar amount that can be deferred under a 401(k) plan ($18,000 for 2016, $18,500 for 2017 and 2018, $19,000 for 2019, and $19,500 each year for 2020 and 2021), receive the portion of the Company matching contribution that would otherwise be forfeited by the executive as the Company’s contribution into the Executive Deferral Plan.

•	Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance.
•	A named executive officer’s deferrals and any earnings on deferrals under our non-qualified deferred compensation plan are not taken into account in determining the named executive officer’s compensation.

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Executive Compensation

Section 3 2021 Executive Compensation Program

Severance Plans

All of the named executive officers are covered by a severance policy. The policy provides the named executive officers with a severance benefit of one full year salary and one full year projected bonus and a minimum of one month of continued medical benefits and a maximum of six months of continued medical benefits following termination, provided that the named executive officer is terminated for any reason other than for cause.

Additionally, on July 1, 2021, Mr. Franklin and the Company entered into a Renewed Employment Agreement (Mr. Franklin’s Employment Agreement). Under Mr. Franklin’s Employment Agreement, if the Company terminates Mr. Franklin’s employment without cause or does not renew the term of the Employment Agreement, or if Mr. Franklin terminates his employment for good reason (as defined in the agreement), Mr. Franklin will receive any accrued but unpaid salary and accrued vacation as well as a lump sum equal to (i) 24 months of base salary and (ii) two times the target annual bonus.

Under his employment agreement, Mr. Franklin agrees that during his employment and for a period of twelve months after termination of his employment, he will not (1) employ, engage or solicit for employment employees of the Company, (2) solicit, entice, broker or encourage any then-current or potential customer, client or vendor of the Company or otherwise alter his, her or its relationship with the Company, and (3) participate in any way, directly or indirectly, in a “competing business”.

If the Company terminates Mr. Franklin’s employment for cause or if he terminates his employment without good reason, or for death or disability, Mr. Franklin (or his estate) will receive any accrued but unpaid salary and accrued vacation. Mr. Franklin’s Employment Agreement expires July 1, 2024 and may be extended for successive one-year terms upon mutual agreement of the Company and Mr. Franklin. Mr. Franklin’s Employment Agreement is filed with our SEC filings.

Double Trigger Change-In-Control Agreements

We maintain change-in-control agreements with the named executive officers. These change-in-control agreements are intended to:

•	minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company;
•	enable the executives to impartially evaluate such a transaction;
•	provide a retention incentive to our named executive officers; and
•	encourage their attention and dedication to their duties and responsibilities in the event of a possible change-in-control.

Under the terms of these agreements, the covered named executive officer is entitled to certain severance payments and a payment in lieu of the continuation of benefits if his employment is terminated other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within two years following a change-in-control of Essential. See the description of Potential Payments Upon Termination or Change-in-Control on pages 81 through 84.

These change-in-control agreements are referred to as double trigger agreements because they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, following a change-in-control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control. The normal annual restricted share, stock option and performance share grants to the named executive officers also contain double trigger provisions. Each of the change-in-control agreements limits the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the Code).

The Company has determined that there will be no tax gross-ups in any change-in-control agreements with executives and that all such agreements will be subject to the limitations under Section 280G of the Code. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on pages 81 through 84 are consistent with the multiples in the market. Named executive officers who receive payments under their change-in-control agreements in connection with their separation from employment following a change-in-control will not be entitled to any payments under our normal severance policy.

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Executive Compensation

Section 4 2021 NEO Compensation and Performance Summaries

Section 4

2021 NEO Compensation and Performance Summaries

Linking Pay and Performance

Here we provide a summary of each of our NEOs 2021 total direct compensation and an overview of their individual performance accomplishments relative to achieving our Company’s annual and long-term performance goals.

Christopher H. Franklin

Chairman, President and Chief Executive Officer

Responsibilities

Mr. Franklin leads and guides the Company’s strategic direction which primarily focuses on the high-quality delivery of water, wastewater and natural gas service in a manner that delivers value for shareholders. He sets the tone for the Company’s culture based on a set of corporate values and objectives which incorporate strong environmental, social and governance practices.

Mr. Franklin leads the Company’s work with legislators, regulators, customers, and communities to create solutions that support economic development and strong communities while preserving and protecting natural resources.

2021 Total Compensation Pay Mix

2021 Key Accomplishments

•   Continued to grow the Company with 2 new municipal acquisitions adding $36.3 million in rate base.

•   Set the course for growth in 2022 with over $471 million in pending acquisition purchase price with approximately 235,000 equivalent retail customers or equivalent dwelling units.

•   Invested more than $1 billion in infrastructure improvements across our footprint.

•   Continued the integration of Aqua and Peoples Natural Gas, with over 3,000 employees coming together as Essential Utilities.

•   With a focus on the community, through the Essential Foundation, ensured over $4.6 million in community giving, including supporting organizations impacted by the Covid-19 pandemic.

•   Established Essential’s ESG/GHG reduction program to substantially reduce Scope 1 and 2 greenhouse gas emissions, which by 2035, targets a 60% reduction over Essential’s 2019 emission levels, which is consistent with the rate of reduction necessary over the next 15 years to keep on track with the Paris Agreement.

•   Championed a three-year technology transformation projection, investing in upgraded systems for our customers and operations to ensure improved customer experience and operational efficiency.

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Executive Compensation

Section 4 2021 NEO Compensation and Performance Summaries

Daniel J. Schuller

Executive Vice President and Chief Financial Officer

Responsibilities

As CFO, Mr. Schuller is responsible for managing Essential’s overall financial condition, including resource and capital allocation, financial and expense discipline.

He is also responsible for overseeing all corporate finance functions, including accounting financial planning, forecasting, cash flow planning, investment strategies, capital structure, regulatory and rate strategies, and tax.

2021 Total Compensation Pay Mix

2021 Key Accomplishments

•   Partnered with Regulatory and subsidiary management on the Peoples Natural Gas catch-up deduction filing, as well as rate cases at Aqua PA, Aqua OH, Aqua VA, and Delta Gas with total requests of approximately $120 million.

•   Completed searches for a number of management level roles in Finance, adding a diverse pool of high-potential professionals that can be succession candidates within the organization.

•   Completed $400 million public debt offering in April and settled the $308 million forward sale of common equity in August.

•   Led the Finance team’s involvement in the SAP design and implementation for Company financials.

•   Developed the “Finance of the Future” plan to fundamentally transform Essential’s Finance function over the next five years.

Richard S. Fox

Executive Vice President and Chief Operating Officer

Responsibilities

As COO, Mr. Fox is responsible for the leadership, management and vision to ensure that the Company has the proper operational controls, administrative and reporting procedures, and people systems in place to operate effectively and efficiently, grow the business, and ensure financial strength of the Company.

Mr. Fox directs the Company’s focus on the key operational metrics and performance indicators across all our states.

2021 Total Compensation Pay Mix

2021 Key Accomplishments

•   Executed record first ever billion dollar capital budget and increased eligible tax repair projects at Peoples by 50%.

•   Between Aqua and Peoples, 470 miles of water and gas pipeline was either replaced, installed, or retired.

•   Reduced outstanding gas leaks by 13%.

•   Through legislative and regulatory efforts, attained “multi-year rate making” in North Carolina, established a comprehensive System Improvement Charge legislation in Texas, and passed referendum reform in Texas.

•   Built world-class water quality laboratory in Bryn Mawr and attained all regulatory certifications.

•   Successfully converted Aqua business to SAP for financial and asset management activities.

•   Completed legal and operational merger of all operations in Kentucky and prepared for merger of all gas entities in Pennsylvania including gas cost recovery proceedings.

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Executive Compensation

Section 4 2021 NEO Compensation and Performance Summaries

Matthew R. Rhodes

Executive Vice President Strategy & Corporate Development

Responsibilities

As EVP of Strategy and Corporate Development, Mr. Rhodes is responsible for driving Essential’s overall strategy and corporate development function, as well as leading the state presidents and business development leads in M&A initiatives. Mr. Rhodes is also responsible for leading the Company’s Market-based businesses.

Mr. Rhodes guides a team of internal and external professionals responsible for due diligence, underwriting/ valuation, financing, ratings, negotiations, and transaction management, in partnership with other members of the executive team.

2021 Total Compensation Pay Mix

2021 Key Accomplishments

•   Closed two municipal acquisitions, signed six purchase agreements for approximately $141.5 million of additional municipal acquisitions and progressed DELCORA toward closing.

•   Worked with the State business development teams to increase the size of the municipal acquisition pipeline.

•   Led a three-year strategic planning exercise for all senior leaders of the Company.

•   Continued to optimize Essential’s unregulated businesses and improved profitability significantly.

•   Developed a strategy for several environmental initiatives at Peoples, including those related to RNG and hydrogen.

Christopher P. Luning

Executive Vice President, General Counsel and Secretary

Responsibilities

Mr. Luning is responsible for acting as a legal and business advisor to the Board of Directors, the CEO, and the senior leadership team. In addition, Mr. Luning is responsible for the Corporation’s Legal, Regulatory, Corporate and Legislative Affairs, Risk and Insurance, and Records Department, and is the Company’s designated SEC Compliance Officer.

2021 Total Compensation Pay Mix

2021 Key Accomplishments

•   Completed integration of water and gas legal functions, development of the Company’s Risk and Insurance Department, and integration of the Company’s Regulatory, Corporate and Legislative Affairs departments.

•   Supported the growth of the Company with 2 new municipal acquisitions adding $36.3 million in rate base.

•   Completed $400 million public debt offering in April and settled the $308 million formal sale of common equity in August.

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Executive Compensation

Section 5 Our 2022 Short- and Long-Term Incentive Program

Section 5

Our 2022 Short- and Long-Term Incentive Program

2022 Short-Term Incentive Program - Metrics, Weighting and Target Payout Levels

Staying the Course

In 2021, we added a new diversity metric (10% weighting) to our short-term incentive plan. The goal tied our diversity targets directly to executive compensation, encouraging our NEOs to recognize and build diversity in our operations. We found the metric did indeed focus the organization on growing our diversity across our geographic footprint. We saw gains in the diversity of our supplier spend as well as our employee population. These goals are multi-year goals that will continue in the 2022 plan. Our STI metrics, which reflect the core areas of Company performance will continue in 2022 to center on financial performance, water and wastewater compliance, gas leaks and infrastructure improvement, customer satisfaction, and employee safety. We believe this incentive program builds on and supports an already strong foundation of management oversight of ESG.

The goal is to encourage our executive to focus on core issues associated with driving long-term shareholder growth and to recognize and build diversity in our operations.

Proposed 2022 Essential Short-Term Incentive Plan

66 ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Section 5 Our 2022 Short- and Long-Term Incentive Program

Below is the 2022 STI Plan that the Compensation Committee adopted for all named executive officers:

Each metric associated with the 2022 STI plan was carefully considered and appropriately weighted. The chart below illustrates each metric and shows the targets that are to be met to achieve certain payouts:

			2022 Target Payout Levels
Metric	Metric Component	Weight	Threshold	Target	Maximum

Financial (50%)	Essential Earnings Per Share	35.00%	$1.72	$1.77	$1.82

	Essential ROE	15.00%	4.45%	9.45%	14.45%

Safety (20%)	Essential Lost Time/Restricted Time	5.00%	1.75	1.35	0.95

	Essential Responsible Vehicle Accident Rate	5.00%	3.10	2.60	2.10

	Damage Prevention	10.00%	3.78%	3.29%	3.18%

Customer Satisfaction (10%)	Essential Service Level	10.00%	82%/30sec	83%/30sec	84%/30sec

Environmental	Aqua Water Compliance	2.50%	99.50%	99.70%	100.00%

Stewardship (10%)	Aqua Wastewater Compliance	2.50%	93.50%	95.50%	99.00%

	People’s Gas Leaks	2.50%	510	455	400

	People’s Gas LTIIP	2.50%	97.50%	100.00%	102.50%

Diversity (10%)	Supplier Diversity	5.00%	11.76%	12.00%	12.24%

	Employee Diversity	5.00%	15.20%	15.50%	15.80%

		100.00%

2022 Long-Term Incentive Program

As shown in the charts below, the program for 2022 will change slightly with the inclusion of 10% stock options along with 65% performance-based incentives and 25% restricted stock units. The Company believes stock options offers a strong motivational incentive to continue growing the Company and shareholder value.

2022 Essential Long-Term Incentive Plan

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   67

Executive Compensation

Section 5 Our 2022 Short- and Long-Term Incentive Program

2022 Financial Metrics for PSUs

Relative TSR

The most prevalent long-term incentive metric in the peer group. The performance is based on relative TSR rank against our new 15 company peer group, with the percentile ranking determining the overall payout level (0 - 200%). The payout schedule would be:

•   Maximum (200% payout): 90th percentile (or greater)

•   Target (100% payout): 50th percentile

•   Threshold (50% payout): 30th percentile

Additionally, two other internal operating measures were chosen to balance internal financial and operational management with external shareholder results.
Rate base growth	Defined as the approved rate base at the time of acquisition plus subsequent capital invested in the following three years. Rate base growth is central to the Company’s growth platform.
Operations and maintenance performance	To ensure cost effective operations, operations and maintenance targets include the budget plus the first two years in the plan for the regulated businesses only.

The charts below illustrate both of the components and metrics that the Compensation Committee will use to measure the performance of the Company with respect to the award of the shares associated with the PSUs:

2022 PSU Performance Target Payout Percentage

The charts below illustrate the performance that will be required for the 2022 PSUs to be paid out, and at what percentage:

LTI Metrics – Rate Base Growth and O&M

These charts illustrate both the Rate Base Growth and the Operations and Maintenance metrics that will be used by the Compensation Committee.

LTI Targets – Essential Rate Base Growth & O&M

68   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Section 6 Compensation Governance Policies and Practices

Section 6

Compensation Governance Policies and Practices

Anti-Hedging and Anti-Pledging Policy

Issuing incentive and compensatory equity awards to our directors and named executive officers along with our stock ownership guidelines help to align their interests with our shareholders. As part of our insider trading policy, we prohibit all directors and employees from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. The policy specifically prohibits all insiders from engaging in any short sales of the Company’s securities, buying or selling puts, calls or other derivative securities, or pledging the Company’s securities as collateral for a loan. None of our directors nor any of our named executive officers engaged in any hedging or pledging activities with respect to the Company stock during 2021.

Clawback of Incentive Compensation

In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the cash incentive compensation received by the named executive officers with respect to the period to which the restatement relates. The Committee will recalculate Essential’s results for the period to which the restatement relates and seek reimbursement of that portion of the cash incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement.

In addition, starting with the performance share unit grants and restricted stock unit grants in 2014, all shares issued pursuant to those grants are subject to any applicable recoupment or clawback policies and other policies implemented by the Board, as in effect from time to time.

Limited Perquisites

We offer a limited number of perquisites for our named executive officers. The Board has authorized executive benefits consisting of executive financial planning and annual executive physical exams. The Board regularly reviews the benefits provided to our executives and makes appropriate modifications based on the value of these benefits.

Stock Ownership Guidelines

In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. In 2017, these guidelines were modified to recognize the different levels of executives who may be among the named executive officers and to state the guidelines in terms of the number of shares to be held rather than a dollar value, in order to avoid fluctuations in the number of shares to be held based on variations in the Company’s stock price. In establishing the number of shares to be held, the Compensation Committee uses a round number of shares, the value of which approximates the following multiples of the midpoint of the average base salary grade for the executives:

Position	Multiple of Midpoint of 2021 Average Base Salary	Approximate Shares, PSUs, and RSUs To Be Held Based upon December 31, 2021 Share Price
Chief Executive Officer	5	84,700
Executive Vice President	3	24,600

Each named executive officer is expected to have shareholdings consistent with these guidelines within five years after becoming a named executive officer or after receiving a significant promotion. Messrs. Franklin and Fox each received a significant promotion in 2015 and Mr. Schuller was initially hired in 2015 and Mr. Rhodes was initially hired in 2018, starting a new five-year period for each.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   69

Executive Compensation

Section 6 Compensation Governance Policies and Practices

Shareholdings, as defined for ownership requirement purposes, include shares held directly or beneficially, including shares acquired under our Employee Stock Purchase Plan or 401(k) plans and restricted shares units and performance share units.

An executive who has not achieved the guideline within this five-year period is expected to retain one-half of any equity awards, after any required tax withholding, in Company stock and to use 10% of any annual cash incentive awards after tax to purchase shares of Company stock until the guideline is met. The chart below shows the shareholdings of the named executive officers as of December 31, 2021:

Officer Shareholdings as of December 31, 2021

Name	Position	Shares, PSUs(1), and RSUs Held
Franklin	Chief Executive Officer	231,321
Schuller	Executive Vice President	57,913
Fox	Executive Vice President	50,751
Rhodes	Executive Vice President	35,423
Luning	Executive Vice President	62,614

(1) PSUs listed at target amount.

Executive Compensation Committee Report

The purpose of the Compensation Committee is to assist the Board of Directors in its general oversight of the Company’s compensation programs and the compensation of the Company’s executives. The Compensation Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website: www.essential.co.

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 46 through 70 with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders.

Respectfully submitted,

Members:

Daniel J. Hilferty, Chair

Elizabeth B. Amato
Ellen T. Ruff

Lee C. Stewart

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Executive Compensation

Executive Compensation Tables

Executive Compensation Tables

The following Summary Compensation Table shows compensation paid to or earned by the named executive officers for 2021.

Summary Compensation Table

Principal Position	Year	Salary ($)(1)	Bonus ($)	Grant Date Fair Value ($)(2)	Grant Date Fair Value of Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Christopher H. Franklin President and Chief Executive Officer	2021	900,173	—	2,144,852	—	1,180,270	1,096,773	17,648	5,339,716
	2020	858,846	—	2,053,175	—	1,234,625	3,008,515	18,198	7,173,359
	2019	792,909	—	448,884	997,962	945,110	2,610,971	15,190	5,811,026
Daniel J. Schuller EVP and Chief Financial Officer Principal Financial Officer	2021	458,329	—	567,877	—	390,612	—	23,322	1,440,140
	2020	442,515	—	690,876	—	408,601	—	23,689	1,565,681
	2019	429,134	—	130,355	289,842	341,133	—	31,451	1,221,915
Richard S. Fox EVP and Chief Operating Officer	2021	440,857	—	572,985	—	379,513	497,021	23,302	1,913,678
	2020	425,454	—	695,083	—	396,991	821,694	15,901	2,355,123
	2019	394,682	—	132,893	295,433	329,420	732,586	22,747	1,907,761
Matthew R. Rhodes EVP, Strategy & Corporate Development	2021	443,318	—	464,797	—	348,756	—	20,020	1,276,891
	2020	424,415	—	561,603	—	364,818	—	19,780	1,370,616
	2019	399,572	—	103,168	229,394	288,949	—	17,471	1,038,554
Christopher P. Luning EVP, General Counsel and Secretary	2021	396,779	—	415,986	—	312,144	179,874	17,659	1,322,442
	2020	379,860	—	513,176	—	326,519	553,681	17,061	1,790,297
	2019	355,830	—	92,365	205,312	256,632	454,709	17,724	1,382,572
(1)	Salary and Non-Equity Incentive Plan Compensation amounts include amounts deferred by the named executive officer pursuant to the Executive Deferral Plan described beginning on page 81.
(2)	The grant date fair value of stock-based compensation is based on the fair market value on the date of grant as determined In accordance with the FASB ASC Topic 718 accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in Note 14, Employee Stock and Incentive Plan contained In the Notes to the Consolidated Financial Statements In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. For performance shares, the RSUs, and Restricted Stock, the Grant Date Fair Value of Stock and Options Awards shown is based on the target number of the shares underlying the awards granted.
(3)	Non-Equity Incentive Plan Compensation is shown for the year in which the compensation is earned and is generally paid in the following calendar year. See the description of these annual cash Incentive awards above under the CD&A section of this proxy statement.
(4)	Change in Non-qualified Pension Value and Deferred Compensation Earnings. The change in pension value is based on the aggregate change In the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit pension plans (Including non-qualified pension plans) from the pension plan measurement date used for financial statement reporting purposes in the Company’s audited statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year. All amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Executive Deferral Plan are invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan; there are no preferential or above-market earnings on this deferred compensation. Messrs. Rhodes and Schuller are not eligible to participate in the Retirement Plan because they were hired by the Company after the Retirement Plan was closed to new entrants.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   71

Executive Compensation

Executive Compensation Tables

(5)	All Other Compensation includes the components listed below.

		Group Life ($)(a)	401(k) Company Match and Company Contribution ($)(b)	Car Allowance ($)(c)	Total ($)
Franklin	2021	6,450	7,067	4,131	17,648
	2020	6,450	7,594	4,154	18,198
	2019	3,450	7,997	3,743	15,190
Schuller	2021	414	19,750	3,158	23,322
	2020	414	19,600	3,675	23,689
	2019	414	24,501	6,536	31,451
Fox	2021	6,740	8,550	8,012	23,302
	2020	4,211	8,550	3,140	15,901
	2019	3,880	8,400	10,467	22,747
Rhodes	2021	270	19,750	—	20,020
	2020	180	19,600	—	19,780
	2019	180	17,291	—	17,471
Luning	2021	2,078	9,345	6,236	17,659
	2020	1,993	6,816	8,252	17,061
	2019	1,852	8,400	7,472	17,724
(a)	Represents the taxable value of group life insurance benefit for the named executive officer.
(b)	Includes Company match and year end contribution to the 401(k) and the non-qualified retirement plan.
(c)	The Company provides the use of Company owned or leased vehicles for several of its named executive officers.

(6)	Total compensation is calculated in accordance with the SEC requirements under Item 402(c) of Regulation S-K, but does not reflect the compensation paid for the year. Specifically, the Total compensation includes the change in pension value in the qualified and non-qualified defined benefit pension plans in which the named executive officers participate. Such pension benefits will not be paid to the named executive officers until they retire from service to the Company.

72   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Executive Compensation Tables

Grants of Plan-Based Awards

The following table contains information regarding equity and non-equity awards granted to the named executive officers in 2021:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units(6) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name(1)	Grant	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Franklin	2/24/21	455,000	910,000	1,365,000	33,456	49,127	80,469	—	—	$0.00	2,144,852
Schuller	2/24/21	150,583	301,166	451,749	4,149	8,298	16,596	4,709	—	$0.00	567,877
Fox	2/24/21	146,304	292,609	438,913	4,187	8,373	16,746	4,751	—	$0.00	572,985
Rhodes	2/24/21	134,447	268,894	403,341	3,396	6,792	13,584	3,854	—	$0.00	464,797
Luning	2/24/21	120,333	240,666	360,999	3,040	6,079	12,158	3,449	—	$0.00	415,986
(1)	The named executive officers’ Non-Equity Incentive Plan Awards are calculated based on the named executive officers’ current annual salary multiplied by the executive’s target incentive compensation percentage times the factors described on pages 56 through 58.
(2)	The Threshold Non-Equity Incentive Plan Award is based on the factors described on pages 56 through 58.
(3)	The Target Non-Equity Incentive Plan Award is based on the factors described on pages 56 through 58.
(4)	The Maximum Non-Equity Incentive Plan Award is based the factors described on pages 56 through 58.
(5)	The February 24, 2021 Equity Incentive Plan Awards in these columns are composed of performance-based RSUs and PSUs for the CEO, Mr. Franklin, and performance- based share units (PSUs) for the other named executive officers which vest on the third anniversary of the grant date as long as the named executive officer is providing service to the Company and the performance goal is achieved.
(6)	Represents one-time restricted stock awards.
(7)	Represents service-based restricted stock unit grants to the named executive officers other than Mr. Franklin which vest on the third anniversary of the grant date as long as the named executive officer is providing service to the Company.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   73

Executive Compensation

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (2)(3)(#)	Market Value of Shares or Units of Stock That Have Not Vested(1)(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3) ($)
Name	(#) Unexercisable	(#) Exercisable
Franklin	—	17,815	$ 34.51	2/27/28
	63,363	126,725	$ 35.94	2/28/29	44,135	$2,441,754	55,619	$ 3,053,909
Schuller	—	6,789	$ 30.47	2/22/27
	—	8,723	$ 34.51	2/27/28	12,325	$ 682,258	15,284	$ 839,519
	18,403	36,805	$ 35.94	2/28/29
Fox	—	6,958	$ 30.47	2/22/27
	—	8,940	$ 34.51	2/27/28	12,473	$ 690,490	15,422	$ 847,099
	18,758	37,515	$ 35.94	2/28/29
Rhodes	—	6,856	$ 35.44	2/27/28	9,840	$ 544,583	12,250	$ 672,728
	14,565	29,129	$ 35.94	2/28/29
Luning	—	5,670	$ 30.47	2/22/27
	—	7,215	$ 34.51	2/27/28	8,808	$ 487,469	10,964	$ 602,105
	13,036	26,071	$ 35.94	2/28/29
(1)	All PSUs are subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company to the vesting date; actual results could vary materially at the end of the performance period. All RSUs for Mr. Franklin are subject to the achievement of the applicable performance criteria and his continued service with the Company to the vesting date. All RSUs for the other NEOs are subject to the individual’s continued service with the Company to the vesting date. The following table contains information on outstanding stock option and stock awards held by the named executive officers at December 31, 2021.
(2)	The market value of the RSU and PSU awards include accrued and unpaid dividend equivalents. The dividend equivalents are accrued based upon the assumption that the PSUs would be issued at target.
(3)	The PSU grants made in 2020 and 2021 for the three year performance periods ended December 31, 2022 and December 31, 2023 respectively, consisted of three performance goal metrics. These metrics and the associated achievement are determined by the Compensation Committee as described on pages 58 through 59 of this proxy statement.

74   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Executive Compensation Tables

The following table sets forth the number of shares underlying outstanding PSUs and RSUs at December 31, 2021:

	Performance Share Units			Restricted Share Units
Named Executive Officer	Performance Period Ends	Date to be Vested, Earned and Paid if Applicable	Number of Units Issued	Vesting Period Ends	Date to be Earned And Paid if Applicable	Number of Units Issued at Target
Franklin	—	—	—	2/28/22	2/28/22	12,383
	12/31/22	2/26/23	24,277	2/26/23	2/26/23	13,967
	12/31/23	2/24/24	31,342	2/24/24	2/24/24	17,785
Schuller	—	—	—	2/28/22	2/28/22	3,596
	12/31/22	2/26/23	6,986	2/26/23	2/26/23	4,020
	12/31/23	2/24/24	8,298	2/24/24	2/24/24	4,709
Fox	—	—	—	2/28/22	2/28/22	3,666
	12/31/22	2/26/23	7,049	2/26/23	2/26/23	4,056
	12/31/23	2/24/24	8,373	2/24/24	2/24/24	4,751
Rhodes	—	—	—	2/28/22	2/28/22	2,846
	12/31/22	2/26/23	5,458	2/26/23	2/26/23	3,140
	12/31/23	2/24/24	6,792	2/24/24	2/24/24	3,854
Luning	—	—	—	2/28/22	2/28/22	2,548
	12/31/22	2/26/23	4,885	2/26/23	2/26/23	2,811
	12/31/23	2/24/24	6,079	2/24/24	2/24/24	3,449

The following table details the number of RSUs that are vested and earned by the named executive officers under the 2019 RSU grants as of the date of this proxy statement:

Named Executive Officer	Performance Period End	Date Vested, Earned and Paid	Number of RSU Shares Issued
Franklin	12/31/21	2/28/22	12,383
Schuller	12/31/21	2/28/22	3,596
Fox	12/31/21	2/28/22	3,666
Rhodes	12/31/21	2/28/22	2,846
Luning	12/31/21	2/28/22	2,548

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   75

Executive Compensation

Options Exercised and Stock Vested

Options Exercised and Stock Vested

The following table shows (1) the number of shares of stock options, restricted shares, PSUs or RSUs previously granted to the named executive officers that were exercised, vested or were earned during 2021, and (2) the value realized by those officers upon the exercise, vesting, or payment of such shares based on the closing market price for our shares of Common Stock on the exercise or vesting date.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)(1)	($)(2)
Franklin	44,183	793,689	12,383	624,334
Schuller	—	—	3,596	181,305
Fox	—	—	3,666	184,835
Rhodes	—	—	2,846	143,762
Luning	—	—	2,548	128,467
(1)	The Number of Shares Acquired on Vesting column represents the number of shares of common stock issued upon the earning and vesting of the 2019 RSUs in 2022.
(2)	The Value Realized on Vesting column includes the fair value of the shares paid on the vesting date plus dividend equivalents paid by RSUs vesting in the amount of $36,698 for Mr. Franklin, $10,657 for Mr. Schuller, $10,864 for Mr. Fox, $8,434 for Mr. Rhodes, and $7,551 for Mr. Luning.

CEO to Median Employee Pay Ratio

Here we provide information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Franklin:

To determine our median employee, we chose base salary as our consistently applied compensation measure. We annualized this measure of compensation for those who began their employment during 2021. Using a determination date in December 2021, we calculated the median base salary for all required employees. The annual total compensation of the employee identified as the median employee of the Company (other than Mr. Franklin), was $105,003 and, the annual total compensation of Mr. Franklin was 5,339,716. The annual total compensation for the median employee and Mr. Franklin were calculated under Item 402(c) of Regulation S-K.

Accordingly, the ratio of the annual total compensation of Mr. Franklin to the median of the annual total compensation of all employees of the Company was estimated to be 51 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to the pay ratio reported above.

76   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Retirement Plans and Other Post-Employment Benefits

Retirement Plans and Other Post-Employment Benefits

Pension Benefits

The following table shows: (1) the number of years of credited service for the named executive officers under our various retirement plans as of December 31, 2021; (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2021; and, (3) any payments made to the named executive officers during 2021 under those plans.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service*(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Franklin	Retirement Income Plan for Essential Utilities, Inc. and	22	1,299,838	—
	Subsidiaries Non-Qualified Retirement Plan	29	10,567,149	—
Schuller	Retirement Income Plan for Essential Utilities, Inc. and	—	—	—
	Subsidiaries Non-Qualified Retirement Plan	—	—	—
Fox	Retirement Income Plan for Essential Utilities, Inc. and	13	667,491	—
	Subsidiaries Non-Qualified Retirement Plan	20	2,726,215	—
Rhodes	Retirement Income Plan for Essential Utilities, Inc. and	—	—	—
	Subsidiaries Non-Qualified Retirement Plan	—	—	—
Luning	Retirement Income Plan for Essential Utilities, Inc. and	12	543,975	—
	Subsidiaries Non-Qualified Retirement Plan	19	1,674,255	—

*  For benefit accrual purposes, credited service in the Qualified Plan is frozen as of December 31, 2014. For early retirement eligibility purposes, service continues to accrue after December 31, 2014 and will equal that shown for the Non-Qualified Retirement Plan.

Assumptions

Discount Rate: 2.91%

Mortality:

For Qualified Plan: blended 40% gender-specific and 60% unisex (blended 50% male and 50% female). Pri-2012 non-disabled annuitant mortality table without collar adjustments projected generationally from 2012 with Scale MP-2020 improvements.

For Non-Qualified Plan: Pri-2012 unisex (blended 50% male and 50% female) non-disabled annuitant mortality tables without collar adjustments projected generationally from 2012 with Scale MP-2020 improvements.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   77

Executive Compensation

Retirement Plans and Other Post-Employment Benefits

Retirement Income Plan (the Retirement Plan)

Essential Utilities sponsors a qualified defined benefit Retirement Plan to provide retirement income to the Company’s employees hired prior to certain dates starting in 2003. Effective December 31, 2014, the named executive officers (other than Mr. Schuller, and Mr. Rhodes who are not participants in the plan) ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits were frozen in the Retirement Plan as of December 31, 2014.

For the portion of the Retirement Plan covering certain of the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by the Company to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted shares underlying restricted stock units or performance shares become freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions.

The Employee Retirement Income Security Act of 1974, as amended (ERISA), imposes maximum limitations on the annual amount of pension benefits that may be paid, and the amount of compensation that may be taken into account in calculating benefits, under a qualified, funded, defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

Benefits earned under the final pay formula for the retirement plan are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above Covered Compensation for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years.

The annual benefit is subject to a minimum benefit schedule.

•	Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years.
•	Covered Compensation is defined as the average of the Social Security Wage Bases (as defined in the Retirement Plan) in effect for each calendar year during the 35-year period ending with the last day of the calendar year of the benefit determination.

Effective December 31, 2014, years of credited service and plan compensation in the Retirement Plan was frozen for the named executive officers (other than Mr. Schuller and Mr. Rhodes).

Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. All named executive officers (with the exception of Messrs. Rhodes and Schuller) are vested in the Retirement Plan. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of vesting service or age 62 with 30 years of vesting service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65 or are reduced actuarially in accordance with the terms of the Retirement Plan and federal law if payment occurs before age 55. Pension benefits earned are payable in the form of a lifetime annuity or can be collected as a lump sum benefit. Married individuals may receive a reduced benefit paid in the form of a qualified joint and survivor annuity. Mr. Fox is currently eligible to retire under the Retirement Plan.

Non-Qualified Retirement Plan

Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company. On December 1, 2014, the Board of Directors adopted an amended benefits plan for salaried employees of the Company (the Non-Qualified Pension Benefit Plan). The Non-Qualified Pension Benefit Plan is a plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. Effective December 31, 2014, the Non-Qualified Pension Benefit Plan was amended to include credited service and plan compensation that the named executive officers would have otherwise accrued under the Retirement Plan if their benefit had not been frozen in the Retirement Plan. In addition, deferred compensation is excluded from the Retirement Plan compensation definition but is included in the calculation of benefits under the Non-Qualified Pension Benefit Plan.

The benefit under the Non-Qualified Pension Benefit Plan is equal to the difference between:

(i)	the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations, absent the freezing of plan compensation and credited service, and including deferred compensation in the final average earnings calculation; and
(ii)	the amount of the benefit actually payable under the Retirement Plan.

78   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Retirement Plans and Other Post-Employment Benefits

Participants may retire as early as age 55 with 10 years of service under the Non-Qualified Pension Benefit Plan. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned under the Non-Qualified Pension Benefits Plan are payable in the form of a lump sum, unless an alternative election is made. An alternative election may be made such that benefits are paid as an annuity for life (and the life of the participant’s spouse upon death), in a series of installments or under certain circumstances transferred at separation from employment to up to five separate distribution accounts under the Company’s Executive Deferral Plan.

Messrs. Franklin, Fox, and Luning are earning benefits under the Non-Qualified Pension Benefit Plan and are fully vested in those benefits. Messrs. Franklin and Fox are currently eligible to retire under the Non-Qualified Pension Benefit Plan. Messrs. Rhodes and Schuller do not earn any benefits under the Non-Qualified Pension Benefit Plan. In 2009, the Company began to fund the Non- Qualified Pension Benefit Plan through the use of trust-owned life insurance.

Actuarial Assumptions used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

Retirement Age
	December 31, 2021	December 31, 2020
Discount Rate	2.91%	2.57%
Retirement Age
Franklin	62	62
Fox	65	65
Luning	65	65
Termination, pre-retirement mortality and disability rates	None	None
Post-Retirement Mortality	40% of the present value for the Retirement Plan is calculated using the PRI-2012 gender specific nondisabled annuitant mortality tables projected generationally from 2012 with Scale MP-2020 improvements. 60% of the present value of the Retirement Plan and 100% of the present value for the Non- Qualified Pension Plan is calculated using a 50% male and a 50% female blended PRI-2012 nondisabled annuitant mortality table projected generationally from 2012 with Scale MP-2020 improvements.

50% of the present value for the Retirement Plan is calculated using the PRI-2012 gender specific nondisabled annuitant mortality tables projected generationally from 2012 with Scale MP-2018 improvements. 50% of the present value of the Retirement Plan and 100% of the present value for the Non-Qualified Pension Plan is calculated using a 50% male and a 50% female blended PRI-2012 nondisabled annuitant mortality table projected generationally from 2012 with Scale MP-2018 improvements.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   79

Executive Compensation

Retirement Plans and Other Post-Employment Benefits

Please note the following with regard to the incremental pension value above that included in the Pension Benefits Table upon retirement, termination, death and disability:

*	Upon termination, the benefits for Mr. Franklin and Mr. Luning are assumed to be payable as an immediate lump sum from the qualified pension plan and lump sum payment at age 55 from the nonqualified plan (as required by the plan provisions of the nonqualified pension plan). Benefits Payable from the qualified pension plan are actuarially equivalent to the benefit payable at age 65. Benefits payable from the non-qualified plan have been reduced for early commencement by 3% per year of commencement prior to age 65 to the assumed age 55 commencement date.

Upon retirement, the benefits for Mr. Fox are payable as an immediate lump sum from the qualified pension plan and the nonqualified pension plan. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65. Retiree medical plan eligibility is age 55 with 15 years of service. We have not included retiree medical plan values for Mr. Franklin and Mr. Luning since they have not attained retirement eligibility for that plan.

Assumptions
Discount Rate: 2.91%

Mortality:

For Qualified Plan: blended 40% gender-specific and 60% unisex (blended 50% male and 50% female). Pri-2012 non-disabled annuitant mortality table without collar adjustments projected generationally from 2012 with Scale MP-2020 improvements.

For Non-Qualified Plan: Pri-2012 unisex (blended 50% male and 50% female) non-disabled annuitant mortality tables without collar adjustments projected generationally from 2012 with Scale MP-2020 improvements.

80   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Non-Qualified Deferred Compensation

Non-Qualified Deferred Compensation

The following table contains information regarding contributions to, earnings on, withdrawals from and balances as of December 31, 2021 for our non-qualified Executive Deferral Plan.

Non-Qualified Deferred Compensation

Name	Registrant Contributions in Last FY ($)(1)	Individual Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Franklin	22,031	—	15,456	(20,154)	153,650
Schuller	39,415	—	7,459	—	89,906
Fox	6,169	83,846	80,337	(103,029)	619,501
Rhodes	29,986	3,648	6,770	—	80,058
Luning	6,907	—	1,098	—	12,541

(1)	The Company’s and the named executive officers’ contributions to this plan are included in the base salary earned in 2021 in the Summary Compensation Table.
(2)	In 2021, the deferred amounts were invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the earnings on those mutual funds.
(3)	Prior year contributions were reflected in the Summary Compensation Table for prior years.

Employees with total projected W-2 compensation for 2021 in excess of $175,000 were eligible to participate in the Company’s Executive Deferral Plan for 2021. Participants may defer up to 90% of their salary and 90% of their non-equity incentive compensation under the Company’s Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

Potential Payments Upon Termination or Change-In-Control

Double-Trigger Change-In-Control

The Company maintains double-trigger change-in-control agreements with its named executive officers. Payments under these agreements are triggered if the named executive officer’s employment is terminated other than for cause or the executive resigns for good reason, as defined in the agreements, within two years after consummation of a change-in-control transaction involving the Company.

The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-in-control agreements.

Payment in Lieu

Name	Multiple of Base Compensation	Years of Health Benefit Continuation Period	Outplacement Services
Franklin	3	3	36 Months
Fox	2	2	6 Months
Rhodes	2	2	6 Months
Schuller	2	2	6 Months
Luning	2	2	6 Months

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   81

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

For base compensation under the change-in-control agreements: Base Compensation is defined as current base annual salary, plus the greater of the named executive officers target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the named executive officer under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by the Company), in all capacities with the Company and its subsidiaries or affiliates. The executive’s Base Compensation would be determined prior to reduction for salary deferred by the named executive officer under any deferred compensation plan of Essential and its subsidiaries or affiliates, or otherwise. The NEO is entitled to receive a pro-rata share of the named executive officer’s target annual cash incentive compensation based on the portion of the calendar year that has elapsed at the time of the named executive officer’s termination. The NEO is also entitled to receive a lump sum payment in lieu of the continuation of certain health benefits for a period of 2 years and outplacement services.

The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreement, although under the requirements of Section 409A of the Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the named executive officer’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

For equity incentive awards made under the Plan: (i) for restricted stock units without performance goals, if a change-in-control occurs prior to the vesting date, the restricted stock units would remain outstanding and vest on the vesting date or, if earlier, vest upon a qualified termination event following a change-in-control; (ii) for Options, if a change-in-control occurs prior to any vesting date, the Options would remain outstanding and vest in accordance with the vesting schedule, or, if earlier, accelerate and vest upon a qualified termination event following a change-in-control; and (iii) for performance shares, if a change-in-control occurs, performance would be measured at the date of the change-in-control, and the number of performance shares earned to be determined as of the date of the change-in-control as follows:

•	If a change-in-control occurs more than one year after the grant date, then the number of performance shares earned as of the change-in-control date would be the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.
•	If a change-in-control occurs within one year after the grant date, then the number of performance shares earned as of the change-in-control date would be a pro-rata portion (based on the number of whole months in the applicable performance period worked from the date of grant to the change-in-control) of the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.

Any performance shares that are not earned at the change-in-control date would be forfeited. The vesting of these equity incentives is applicable to all grantees under the Plan.

The number of shares underlying the performance share awards will be earned and paid out at the end of the performance period, or, if earlier, as a double-trigger payment on the date of termination of employment following or in connection with the change-in-control.

For purposes of the change-in-control agreements and the vesting of unvested equity incentives as described above, a change-in- control, subject to certain exceptions, means:

1.	any person (including any individual, firm, corporation, partnership or other entity except Essential, any subsidiary of Essential, any employee benefit plan of Essential or of any subsidiary, or any person or entity organized, appointed or established by Essential for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of Essential then outstanding; or

2.	during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors of Essential cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Essential’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

3.	there occurs a sale of 50% or more of the aggregate assets or earning power of Essential and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Essential is merged into or is merged with an unrelated entity such that following the merger the shareholders of Essential no longer own more than 50% of the resultant entity.

The change-in-control agreement for Mr. Franklin and the form of change-in-control agreement for the other named executive officers have been filed with the SEC as exhibits to the Company’s periodic report filings.

82   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Retirement and other Benefits

Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including certain named executive officers, are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and nonqualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is shown in the Pension Benefits Table on page 77. The pension benefit values included in the tables on pages 77 through 80 reflect the incremental value above the amounts shown in the Pension Benefits Table for benefits payable upon each triggering event from all pension plans in the aggregate.

The Company sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. Mr. Fox is eligible for these benefits. The postretirement medical benefits shown in the tables on pages 85 through 87 are those which are payable from the Company under each of the triggering events.

Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements. In addition, the Company assumes immediate termination, retirement, death or disability have occurred at December 31, 2021 for purposes of the tables on pages 85 through 87. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2021 are shown with zero value in the tables.

Upon termination for any reason, the named executive officer in our Executive Deferral Plan, would be entitled to a distribution of their account balances as shown in the Non-qualified Deferred Compensation table on page 81, subject to the restrictions under the Executive Deferral Plan described on pages 81 and 82. The values of these account balances are not included in the tables on pages 85 through 87. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables on pages 85 through 87.

Under the terms of the Amended and Restated Omnibus Equity Compensation Plan (the Plan):

•	if the employment of the named executive officer terminates, then any vested Options will remain exercisable for 90 days following the date of termination, or if shorter, the remaining term of the stock option;
•	if the named executive officer retires, other than in a change-in-control context, then a prorated portion of the unvested Options will vest if the applicable performance goal is met for the year in which retirement occurs, and the vested Options will remain exercisable for the full term of the Options;
•	if the named executive officer dies or becomes disabled, then any unvested portion of any outstanding Options will become immediately vested, and will remain exercisable for one year following the termination date; and,
•	if, in connection with a change-in-control, the named executive officer’s employment is terminated by retirement, termination without cause or disability or death, then all unvested stock options will accelerate and vest on the termination date. The vested Options shall be exercisable for the applicable period.

Under the terms of the RSUs granted under the Plan, grantees of RSUs will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement, or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the restricted stock units shall be issued to the grantee within 60 days following the grantee’s retirement, death or disability, subject to applicable tax withholding and the values of these restricted stock units as of December 31, 2021 are included in the tables on pages 85 through 87.

Under the terms of the performance share unit grants under the Plan, grantees of performance share units will (i) earn a pro- rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or (ii) earn immediately any unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the performance share units shall be issued to the grantee on the vesting date for such performance share units and the estimated values of these performance share units based on interim performance through December 31, 2021 are included in the tables on pages 85 through 87. For purposes of the performance share units tied to the performance goal of cumulative earnings before taxes, the Company’s actual performance is measured against a pro-rata portion of the performance goal as of year-end. Actual performance results for the full performance period may be substantially different from the amounts presented in the tables on pages 85 through 87.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   83

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Termination

For a termination event other than in connection with a change-in-control, the severance plan applicable to the named executive officers other than Mr. Franklin, and Mr. Franklin’s Employment Agreement as described on page 62, provides the named executive officers with a severance benefit of one full year salary and one full year projected bonus and up to six months of continued medical benefits if the named executive officer is terminated for any reason other than for cause.

In addition, once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Non-Qualified Pension Benefit Plan. Benefits vest upon attaining five years of service. Pension benefits for Messrs. Franklin, Fox, and Luning are vested and payable from the Retirement Plan as well as the Non-Qualified Pension Benefit Plan.

The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. Franklin, Fox and Luning are payable as an immediate lump sum payment or life annuity from the Retirement Plan and an immediate lump sum payment at age 55 from the non-qualified plans. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.

Retirement

In the case of retirement, the present value of benefits is determined in the same manner as termination. Messrs. Rhodes, Schuller, and Luning are not currently eligible for retirement benefits. Messrs. Franklin and Fox are eligible for retirement.

Death

Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2021 in the tables on pages 77 through 80), survived to the earliest retirement age and retired with a qualified contingent annuity.

Vested benefits under the Non-Qualified Pension Benefit Plan are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2021 in the tables on pages 77 through 80), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant.

Disability

If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

Messrs. Franklin, Fox, and Luning have each completed ten years of service. Therefore, for purposes of this present value calculation, these participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence. Mr. Schuller and Mr. Rhodes have not completed ten years of service.

Termination Events Compensation

The total estimated value of the payments that would be triggered by a termination following a change-in-control, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2021 and assuming a value for our Common Stock as of December 31, 2021 for purposes of valuing the vesting of the equity incentives are shown on the following page:

84   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Christopher H. Franklin

Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	6,270,810	3,640,000	—	—	—
Prorated current year bonus	910,000	910,000	910,000	910,000	910,000
Payment of accrued dividend equivalents	170,508	—	102,437	170,508	170,508
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	2,369,608	—	1,351,416	2,369,608	2,369,608
Vesting of performance share units	3,913,706	—	1,830,792	3,913,706	3,913,706
Vesting of stock options	3,374,062	—	2,061,927	3,374,062	3,374,062
Continuation of welfare benefits	62,027	15,129	—	—	—
Outplacement services	67,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	376,966	—	1,274,651
Present value of retiree medical benefits	369,381	369,381	369,381	—	369,381
Total	17,507,602	4,934,510	7,002,919	10,737,884	12,381,916

Daniel J. Schuller

Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,707,888	764,498	—	—	—
Prorated current year bonus	301,166	301,166	301,166	301,166	301,166
Payment of accrued dividend equivalents	48,265	—	29,314	48,265	48,265
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	661,729	—	384,471	661,729	661,729
Vesting of performance share units	1,087,504	—	516,079	1,087,504	1,087,504
Vesting of stock options	979,942	—	598,853	979,942	979,942
Continuation of welfare benefits	62,027	15,129	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	4,868,521	1,080,793	1,829,883	3,078,606	3,078,606

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   85

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Richard S. Fox

Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,659,361	742,776	—	—	—
Prorated current year bonus	292,609	292,609	292,609	292,609	292,609
Payment of accrued dividend equivalents	48,801	—	29,674	48,801	48,801
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	669,675	—	389,828	669,675	669,675
Vesting of performance share units	1,097,320	—	520,736	1,097,320	1,097,320
Vesting of stock options	998,846	—	610,406	998,846	998,846
Continuation of welfare benefits	22,555	—	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	523,865	—	1,698,580
Present value of retiree medical benefits	199,998	199,998	199,998	—	199,998
Total	5,009,164	1,235,382	2,567,116	3,107,251	5,005,829

Matthew R. Rhodes

Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,593,826	717,051	—	—	—
Prorated current year bonus	268,894	268,894	268,894	268,894	268,894
Payment of accrued dividend equivalents	38,187	—	23,101	38,187	38,187
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	528,310	—	304,816	528,310	528,310
Vesting of performance share units	866,230	—	407,808	866,230	866,230
Vesting of stock options	775,569	—	473,959	775,569	775,569
Continuation of welfare benefits	61,741	15,059	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	4,152,757	1,001,004	1,478,578	2,477,190	2,477,190

86   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Christopher P. Luning

Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,426,508	641,776	—	—	—
Prorated current year bonus	240,666	240,666	240,666	240,666	240,666
Payment of accrued dividend equivalents	34,182	—	20,678	34,182	34,182
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	472,902	—	272,870	472,902	472,902
Vesting of performance share units	775,293	—	364,996	775,293	775,293
Vesting of stock options	694,149	—	424,202	694,149	694,149
Continuation of welfare benefits	61,741	15,059	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	301,334	301,334	—	—	1,346,459
Present value of retiree medical benefits	—	—	—	—	—
Total	4,026,775	1,198,835	1,323,412	2,217,192	3,563,651

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   87

Annual Meeting Information

Questions and Answers About the 2022 Annual Meeting

What is the proxy?

The proxy card or electronic proxy that you are being asked to give is a means by which a shareholder may authorize the voting of his or her shares at the meeting if he or she is unable to attend in person. The individuals to whom you are giving a proxy to vote your shares are Christopher P. Luning, our Executive Vice President, General Counsel and Secretary, and Daniel J. Schuller, our Executive Vice President and Chief Financial Officer.

The shares of common stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the proxy card or electronic proxy, or voting via telephone. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, then the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Why am I receiving a Notice of Availability over the Internet?

Under SEC rules, the Company is furnishing proxy materials to many of its shareholders via the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a notice of availability over the Internet of the proxy materials (Notice) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The Notice is being sent to shareholders of record as of March 7, 2022 on or about March 21, 2022. Proxy materials, which include the Notice of Annual Meeting of Shareholders, this proxy statement and the Annual Report to Shareholders for the year ended December 31, 2021, including financial statements and other information about the Company and its subsidiaries (the Annual Report), are first being made available to shareholders of record as of March 7, 2022, on or about March 21, 2022.

Who pays for the cost of soliciting proxies?

The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement at the rate suggested by the New York Stock Exchange (the NYSE) of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from brokers, bank nominees, other institutional holders, and individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation does not exceed $6,000 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

Who is entitled to vote?

Holders of shares of the Company’s common stock (the Common Stock) of record at the close of business on March 7, 2022 are entitled to vote at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

How many shares can vote?

As of March 7, 2022, there were 253,013,691 shares of Common Stock outstanding and entitled to be voted at the meeting. Shares can be voted in the following way according to the instructions set out in the proxy materials:

•   Electronically via the internet before the meeting at www.proxyvote.com or during the meeting at www.virtualshareholdermeeting.com/WTRG2022;

•   By telephone before the meeting; or

•   By mail.

What is the deadline for voting?

If you vote by proxy, we must receive the proxy by 11:59 P.M. ET on May 3, 2022 in order for your vote to count. If you vote by proxy and are a Plan participant, we must receive the proxy by 11:59 P.M. ET on May 1, 2022 for your vote count. If you vote electronically over the Internet or by telephone, you must do so by 11:59 p.m. ET on May 3, 2022.

If a proxy is executed, can a shareholder still attend the meeting in person?

Yes, execution of the accompanying proxy or voting through an electronic proxy or voting by telephone will not affect a shareholder’s right to attend the meeting and, if desired, vote during the meeting. You can submit a proxy and still attend the meeting without voting during the meeting.

88   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Annual Meeting Information

Questions and Answers About the 2022 Annual Meeting

How do I participate in the virtual Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may participate in the virtual 2022 Annual Meeting.

•   Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the 2022 Annual Meeting will begin promptly at 8:00 a.m., Eastern Time on May 4, 2022. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the meeting prior to the start time.

•   Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/WTRG2022. Shareholders will need their unique 16-digit control number, which appears on the Notice or proxy card and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 3, 2022, so that you can be provided with a control number and gain access to the meeting.

•   Submitting Questions at the virtual Annual Meeting. Shareholders can submit their questions during the live event, and there will be a question and answer session in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. To submit a question, once logged in, use the Q&A button to open the panel, enter a question in the field labeled “Submit a question”, and click submit.

•   The Annual Meeting’s Rules of Conduct will be posted on https://www.Essential.co/investor-relations approximately 2 weeks prior to the date of the Annual Meeting.

•   Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

•   Availability of live webcast to team members and other constituents. The live audio webcast will be available to not only our shareholders but also our team members and other constituents.

How do I vote at the virtual Annual Meeting?

If you attend the virtual 2022 Annual Meeting and plan to vote at the meeting, you can vote by logging in to the online virtual 2022 Annual Meeting platform. Once logged in, use the Voting button to open the voting and submit your vote. If you are a shareholder of record, you have the right to vote electronically at the 2022 Annual Meeting. If you are the beneficial owner of shares held in street name, you may also vote electronically at the 2022 Annual Meeting if you follow the instructions from your broker, bank or other nominee to vote those shares. Please note, you must get instructions from your broker, bank or other nominee to vote any shares for which you are the beneficial owner, but not the shareholder of record.

Do I have to wait to vote at the virtual Annual Meeting?

No. We recommend that you vote by proxy so that your vote is recorded and counted prior to the meeting. You can still attend the meeting.

Can a shareholder revoke or change his or her vote?

Yes. Any shareholder giving a proxy card or voting by electronic proxy or voting by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

What is Householding?

We have adopted a procedure approved by the SEC called householding. Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the Proxy Materials or the Notice. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the Proxy Materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. By telephone at 1-866-540- 7095, or by mail at Broadridge Householding Dept., 51 Mercedes Way, Edgewood, New York 11717. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   89

Annual Meeting Information

Questions and Answers About the 2022 Annual Meeting

What are the voting requirements to approve each proposal? What is the impact of abstentions and broker non-votes on each proposal?

The following table summarizes the vote required for the approval of each proposal and the impact, if any, of abstentions and broker-non votes.

Proposal	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
Proposal 1 Election of directors	Plurality of the votes cast*	No effect on this proposal	No effect on this proposal
Proposal 2 Advisory vote on executive compensation	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal
Proposal 3 Ratification of the Bylaw Amendment	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal
Proposal 4 Ratification of the appointment of PricewaterhouseCoopers LLP	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	Not applicable as brokers have discretionary authority to vote on this proposal

*	In accordance with the Company’s current resignation policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election shall promptly tender his or her resignation to the Board of Directors.

The affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any matter properly brought before the meeting, other than the election of directors, on the recommendation of a vote of a majority of the entire Board of Directors.

The affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to take action about any other matter properly brought before the meeting, other than the election of directors, without the recommendation of a vote of a majority of the entire Board of Directors.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders for the transaction of business. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What is a broker non-vote?

A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under NYSE rules for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2022 fiscal year, even if the record holder does not receive voting instructions from you.

The record holder may not vote on the election of directors, the advisory vote on the compensation paid to the Company’s named executive officers for 2021, or the approval of the Bylaw Amendment. Without your voting instructions on these matters, a broker non-vote will occur.

Your proxy vote is important. You are asked to complete, sign and return the proxy card or submit an electronic proxy, vote telephonically or provide your broker with instructions on how to vote your shares, regardless of whether or not you plan to attend the meeting.

Information About Proposals Under Consideration at this Annual Meeting

How are directors elected?

Directors are elected by a plurality of the votes cast at the meeting. A description of the Company’s resignation policy is included in the question below. Votes may be cast FOR or WITHHOLD for each nominee. The director nominees

90   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Annual Meeting Information

Questions and Answers About the 2022 Annual Meeting

who receive the highest number of votes up to the number of directors to be elected will be elected at the meeting. All of the directors elected at the 2022 Annual Meeting will be elected for one year terms expiring at the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

What if an incumbent director receives more WITHHOLD votes than FOR votes in an uncontested election?

The Board of Directors adheres to a resignation policy for the election of directors in uncontested elections. Under this policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election must promptly tender his or her resignation to the Board of Directors. The Board will evaluate the relevant facts and circumstances in connection with such director’s resignation, giving due consideration to the best interests of the Company and its shareholders. Within 90 days after the election, the independent directors must make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will promptly disclose publicly its decision and the reasons for its decision.

The Board of Directors believes that this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board of Directors appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders. The Company’s resignation policy is set forth in the Company’s Corporate Governance Guidelines. Copies of the Corporate Governance Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.essential.co.

Why are the shareholders asked to vote on the ratification of the selection of the independent registered public accounting firm?

The Audit Committee of our Board of Directors carefully considers the qualifications of the independent auditors before engaging them to conduct an audit and has the oversight authority with respect to the performance of the independent auditors. The Board of Directors thinks it is important to provide an opportunity for the shareholders to voice any concern with respect to the independent auditors selected, which is the reason for this ratification vote.

What is the impact of the advisory vote on the compensation paid to the Company’s named executive officers, referred to as Say on Pay vote?

The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, value the opinions of the Company’s shareholders and expect to take into account the outcome of the non-binding advisory vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Process for Submitting Shareholder Proposals at the Next Annual Meeting

Who can submit a shareholder proposal at an annual meeting of shareholders?

Shareholders may submit proposals, which are proper subjects for inclusion in the Company’s proxy materials, which are this proxy statement and the form of proxy attached, for consideration at an Annual Meeting of Shareholders, by following the procedures prescribed by Rule 14I(e) of the Securities Exchange Act of 1934, as amended.

What is the deadline for submitting shareholder proposals for inclusion in the Company’s proxy materials for the next annual meeting?

To be eligible for inclusion in the Company’s proxy materials relating to the 2023 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than December 1, 2022.

What is the deadline for proposing business to be considered at the next annual meeting, but not to have the proposed business included in the Company’s proxy materials?

A shareholder of the Company may wish to propose business to be considered at an Annual Meeting of Shareholders, but not to have the proposed business included in the Company’s proxy materials relating to that meeting. Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2023 Annual Meeting of Shareholders (other than matters included in the Company’s proxy materials) not earlier than January 27, 2023 or later than February 25, 2023. The notice must meet certain other requirements set forth in the Company’s Bylaws. Copies of the Company’s Bylaws can be obtained by submitting a written request to the Secretary of the Company.

Proposals, notices and requests for a copy of our Bylaws should be addressed as follows:

Corporate Secretary
Essential Utilities, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   91

Annual Meeting Information

Nominating Candidates for Director

Nominating Candidates for Director

How does a shareholder nominate a director for election to the Board of Directors at the 2022 Annual Meeting?

A shareholder entitled to vote for the election of directors may make a nomination for director provided that written notice (the Nomination Notice) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the 2022 Annual Meeting in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

Section 4.14 of the Company’s Bylaws requires the Nomination Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Nomination Notice must contain or be accompanied by the following information:

1.   Residence of the shareholder who intends to make the nomination;

2.   A representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Nomination Notice;

3.   Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;

4.   A description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

5.   The consent of each nominee to serve as a director of the Company if so elected.

What is the deadline for submitting a Nomination Notice for the 2022 Annual Meeting?

Under the requirements above, a Nomination Notice for the 2022 Annual Meeting must be received by the Secretary of the Company no later than April 19, 2022.

Who chooses the director candidates?

The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board of Directors for nomination. The process followed by our Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, consideration of candidates proposed by shareholders, meetings from time to time to evaluate potential candidates and interviews of potential candidates.

How are director candidates evaluated?

In considering candidates for director, the Corporate Governance Committee will consider the candidate’s personal abilities, qualifications, independence, knowledge, judgment, character, leadership skills, education, background and their expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, including, without limitation, race, gender and national origin, background, demographics, expertise and experience.

Due consideration will also be given to the position the candidate holds at the time of his or her nomination and his or her capabilities to advance the Company’s interests with its various constituencies. The Corporate Governance Committee considers all of these qualities when selecting, subject to ratification by our Board of Directors, candidates for director. The Corporate Governance Committee will evaluate shareholder- recommended candidates in the same manner as it evaluates candidates recommended by others.

What is the deadline for submitting a shareholder recommendation for a director candidate at the 2023 Annual Meeting of Shareholders?

If you would like a director candidate considered by the Corporate Governance Committee for selection as a nominee at the 2023 Annual Meeting of Shareholders, the recommendation should be submitted to the Chairperson of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders—that is, for nominee recommendations for the 2022 Annual Meeting, no later than December 1, 2022.

What is the process for using the proxy access bylaw for the 2023 Annual Meeting?

The Company Bylaws, at Section 4.15 set forth the process to be followed if you want to have a director nominee included in the Company’s proxy statement for the 2023 Annual Meeting. The Bylaws can be found on our website at www.essential.co/investor-relations. To be timely, a nomination under the proxy access bylaw must be received no earlier than November 1, 2022 and no later than December 1, 2022.

92   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Annual Meeting Information

Communications with the Company or Independent Directors

Communications with the Company or Independent Directors

The Company receives shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

Corporate Secretary

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

In addition, shareholders or other interested parties may communicate directly with the independent directors or the lead independent director by writing to the address below. The Company will review all correspondence and provide any comments along with the full text of the shareholder’s or other interested party’s communication to the independent directors or the lead independent director.

The Independent Directors or Lead Independent Director of Essential Utilities, Inc.

C/O Corporate Secretary

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

Additional Information

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2021 and 2021 Annual Report to Shareholders. Please direct your request to Investor Relations Department, Essential Utilities, Inc., 762 W. Lancaster Ave., Bryn Mawr, PA 19010. Copies of our Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.Essential.co.

Other Matters

The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

CHRISTOPHER P. LUNING

Secretary

March 21, 2022

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   93

  Appendix A

Essential Utilities, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)

Adjusted income is a non-GAAP financial measure that is derived from the following GAAP financial measure:

Year Ended December 31,
2021(A)
Net income (GAAP financial measure)	$431,612
Adjustments:
Weather normalization of gas business	14,658
Normalization of non-core expenses	28,217
Transaction-related expenses	2,859
Income tax effect of non-GAAP adjustments	(13,218)
Adjusted income (Non-GAAP financial measure)	$464,128
Net income per common share (GAAP financial measure):
Basic	$1.68
Diluted	$1.67
Adjusted diluted income per common share (Non-GAAP financial measure):	$1.80
Average common shares outstanding:
Basic	257,487
Diluted	258,180

(A) Includes Peoples’ operating results as of the closing date of the Peoples acquisition, March 16, 2020.

A-1   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Appendix B

AMENDED AND RESTATED BYLAWS
OF
ESSENTIAL UTILITIES, INC.
(a Pennsylvania Corporation)

Amended and Restated as of February 16, 2022

ARTICLE I
Offices and Fiscal Year

Section 1.01.              Registered Office. The registered office of the corporation in the Commonwealth of Pennsylvania, which is in Montgomery County, shall be at 762 West Lancaster Avenue, Bryn Mawr, Pennsylvania 19010 until otherwise established by an amendment of the articles of incorporation (as it may be amended from time to time, the “articles”) or by the board of directors, and a statement of such change is filed with the Department of State in the manner provided by law.

Section 1.02.              Other Offices. The corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or the business of the corporation may require.

Section 1.03.              Fiscal Year. The fiscal year of the corporation shall begin on the first day of January in each year.

ARTICLE II
Notice — Waivers — Meetings Generally

Section 2.01.              Manner of Giving Notice.

(a)          General rule. Whenever written notice is required to be given to any person under the provisions of the Pennsylvania Business Corporation Law (“Business Corporation Law”) or by the articles or these bylaws, it may be given to the person either personally or by sending a copy thereof by first class mail or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, by internet or other means of electronic transmission consented to by the person whom the notice is given or by facsimile transmission, to the address (or to the telex, TWX or facsimile number) of the person appearing on the books of the corporation or, in the case of directors, supplied by the director to the corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, or internet or other means of electronic transmission, when dispatched or, in the case of facsimile transmission, when received. A notice of a meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Business Corporation Law, the articles or these bylaws.

(b)          Bulk mail. If the corporation has more than 30 shareholders, notice of any regular or special meeting of the shareholders, or any other notice required by the Business Corporation Law or by the articles or these bylaws to be given to all shareholders or to all holders of a class or series of shares, deposited in the United States mail at least 20 days prior to the day named for the meeting or any corporate or shareholder action specified in the notice.

(c)          Adjourned shareholder meetings. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting in which event notice shall be given in accordance with Section 2.03.

Section 2.02.              Notice of Meetings of Board of Directors. Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director by telephone or in writing or with the prior consent of the director by internet or other means of electronic transmission at least 24 hours (in the case of notice by telephone, telex, TWX, internet or other means of electronic transmission or facsimile transmission) or 48 hours

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   B-1

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

(in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in a notice of the meeting.

Section 2.03.              Notice of Meetings of Shareholders.

(a)          General rule. Written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting, at least 20 days prior to the day named for the meeting. If the secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

(b)          Notice of action by shareholders on bylaws. In the case of a meeting of shareholders that has as one of its purposes action on the bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice of a copy of the proposed amendment or a summary of the changes to be effected thereby.

(c)          Notice of action by shareholders on fundamental change. In the case of a meeting of the shareholders that has as one of its purposes action with respect to any fundamental change under 15 Pa.C.S. Chapter 3, each shareholder shall be given, together with written notice of the meeting, a copy or summary of the amendment or plan to be considered at the meeting in compliance with the provisions of Chapter 3.

(d)          Notice of action by shareholders giving rise to dissenters’ rights. In the case of a meeting of the shareholders that has as one of its purposes action that would give rise to dissenters’ rights under the provisions of 15 Pa.C.S. Subchapter 15D, each shareholder shall be given, together with written notice of the meeting:

(1)	a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the provisions of Subchapter 15D (relating to dissenters rights); and
(2)	a copy of Subchapter 15D.

Section 2.04.               Waiver of Notice.

(a)          Written waiver. Whenever any written notice is required to be given under the provisions of the Business Corporation Law, the articles or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, the meeting need be specified in the waiver of notice of such meeting.

(b)          Waiver by attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting, except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 2.05.              Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the Business Corporation Law or the articles or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying language or other amendments as do not enlarge its original meaning.

Section 2.06.              Exception to Requirement of Notice.

(a)          General rule. Whenever any notice or communication is required to be given to any person under the provisions of the Business Corporation Law or by the articles or these bylaws or by the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

(b)          Shareholders without forwarding addresses. Notice or other communications shall not be sent to any shareholder with whom the corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the corporation with a current address. Whenever the shareholder provides the corporation with a current address, the corporation shall commence sending notices and other communications to the shareholder in the same manner as to other shareholders.

B-2   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 2.07.              Use of Conference Telephone and Similar Equipment. Any director may participate in any meeting of the board of directors, and the board of directors may provide by resolution with respect to a specific meeting or with respect to a class of meetings that one or more persons may participate in a meeting of the shareholders of the corporation by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

ARTICLE III
Shareholders

Section 3.01.              Place of Meeting. All meetings of the shareholders of the corporation shall be held at the registered office of the corporation unless another place is designated by the board of directors in the notice of such meeting or, if so designated by the board of directors, by means of the Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the directors of the corporation, make appropriate motions and comment on the business of the meeting.

Section 3.02.              Annual Meeting. The board of directors may fix the date and time of the annual meeting of the shareholders, but if no such date and time is fixed by the board the meeting for any calendar year shall be held on the Second Thursday of May in such year, if not a legal holiday under the laws of Pennsylvania, and, if a legal holiday, then on the next succeeding business day, not a Saturday, at 10:00 o’clock A.M., and at said meeting the shareholders entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder may call such meeting at any time thereafter.

Section 3.03.              Special Meetings. Special meetings of the shareholders may be called at any time by the chairman, the president, or shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast at the particular meeting, or by resolution of the board of directors. Any authorized person who has called a special meeting may fix the date, time and place of the meeting. If the person who has called the meeting does not fix the date, time or place of the meeting, it shall be the duty of the secretary to do so. A date fixed by the secretary shall not be more than 60 days after receipt of the request.

Section 3.04.              Quorum and Adjournment.

(a)          General rule. A meeting of shareholders of the corporation duly called shall not be organized for the transaction of business unless a quorum is present. The presence of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast on the particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of this corporation, as such, shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

(b)          Withdrawal of a quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding withdrawal of enough shareholders to leave less than a quorum.

(c)          Adjournments generally. Any regular or special meeting of the shareholders, including one at which directors are to be elected and one which cannot be organized because a quorum has not attended, may be adjourned for such period and to such place as the shareholders present and entitled to vote shall direct. At any such adjourned meeting at which a quorum may be present such business may be transacted as might have been transacted at the meeting as originally called. No notice of any adjourned meeting of the shareholders of the corporation shall be required to be given except by announcement at the meeting at which the adjournment took place. In case of any meeting called for the election of directors, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. Any meeting at which directors are to be elected shall be adjourned only from day to day, or for such longer periods not exceeding 15 days each, as may be directed by shareholders who are present in person or by proxy and who are entitled to cast at least a majority of the votes which all such shareholders would be entitled to cast at an election of directors, until such directors are elected.

Section 3.05.             Action by Shareholders. Except as otherwise provided in the Business Corporation Law or the articles or these bylaws, the acts, at a duly organized meeting, of the shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present in person or by proxy are entitled to cast shall be the acts of the shareholders.

Section 3.06.              Organization. At every meeting of the shareholders, the chairman of the board, if there be one, or in the case of vacancy in office or absence of the chairman of the board, one of the following individuals present in the order

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Amended and Restated Bylaws of Essential Utilities, Inc.

stated: the lead independent director, the president, the vice presidents in their order of rank and seniority, or a person chosen by vote of the shareholders present shall act as chairman of the meeting. The secretary, or, in the absence of the secretary, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 3.07.              Voting Rights of Shareholders. Unless otherwise provided in the articles, every shareholder of the corporation shall be entitled to one vote for every share standing in the name of the shareholder on the books of the corporation.

Section 3.08.              Voting and Other Action by Proxy.

(a)          General rule.

(1)	Every shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by proxy.
(2)	The presence of, or vote or other action at a meeting of shareholders by a proxy of a shareholder shall constitute the presence of, or vote or other action by the shareholder.
(3)	When two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

(b)          Minimum requirements. Every proxy shall be executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with the secretary of the corporation. A telegram, telex, cablegram, datagram or similar transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact, or other proxy transmitted as permitted by law, including without limitation, by internet, interactive voice response system or other means of electronic transmission executed by a shareholder or attorney-in-fact:

(1)	may be treated as properly executed for purposes of this subsection; and
(2)	shall be so treated if it sets forth a confidential and unique identification number or other mark furnished by the corporation to the shareholder for the purposes of a particular meeting or transaction.

(c)          Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the corporation. An unrevoked proxy shall not be valid after three years from the date of its execution, unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the corporation.

(d)          Expenses. The corporation shall pay the reasonable expenses of solicitation of votes, proxies or consents of shareholders by or on behalf of the board of directors or its nominees for election to the board, including solicitation by professional proxy solicitors and otherwise.

Section 3.09.              Voting by Fiduciaries and Pledgees. Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this Section shall affect the validity of a proxy given to a pledgee or nominee.

Section 3.10.              Voting by Joint Holders of Shares.

(a)          General rule. Where shares of the corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

(1)	if only one or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and
(2)	if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

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Amended and Restated Bylaws of Essential Utilities, Inc.

(b)          Exception. If there has been filed with the secretary of the corporation a copy, certified by an attorney at law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

Section 3.11.              Voting by Corporations.

(a)          Voting by corporate shareholders. Any corporation that is a shareholder of this corporation may vote at the meetings of shareholders of this corporation by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

(b)          Controlled shares. Shares of the corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors of this corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

Section 3.12.              Determination of Shareholders of Record.

(a)          Fixing record date. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date so fixed shall be so entitled notwithstanding any transfer of any shares on the books of the corporation after any such record date fixed as provided in this subsection. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this Section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

(b)          Determination when a record date is not fixed. If a record date is not fixed:

(1)	The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given.
(2)	The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

(c)          Certification by nominee. The board of directors may adopt a procedure whereby a shareholder of the corporation may certify in writing to the corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. Upon receipt by the corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in the place of the shareholder making the certification.

Section 3.13.              Voting Lists.

(a)          General rule. The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof except that, if the corporation has 5,000 or more shareholders, in lieu of the making of the list of the corporation may make the information therein available at the meeting by any other means.

(b)          Effect of list. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original transfer book, or a duplicate thereof kept in Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or transfer records or to vote at any meeting of shareholders.

Section 3.14.              Judges of Election.

(a)          Appointment. In advance of any meeting of shareholders of the corporation, the board of directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of any such meeting may, and upon the demand of any shareholder shall, appoint judges of

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Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

election at the meeting. The number of judges shall be either one or three, as determined, in the case of judges appointed upon demand of a shareholder, by shareholders present entitled to cast a majority of the votes which all shareholders present are entitled to cast thereon. No person who is a candidate for office to be filled at the meeting shall act as a judge.

(b)          Vacancies. In case any person appointed as judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting, or at the meeting by the presiding officer thereof.

(c)          Duties. The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the nominations by shareholders or the right to vote, count and tabulate all votes, determine the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(d)          Report. On request of the presiding officer of the meeting, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Section 3.15.              Consent of Shareholders in Lieu of Meeting. Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of the corporation may be taken without a meeting only upon the unanimous written consent of all the shareholders who would be entitled to vote thereon at a meeting of the shareholders called to consider the matter.

Section 3.16.              Minors as Security Holders. The corporation may treat a minor who holds shares or obligations of the corporation as having capacity to receive and to empower others to receive dividends, interest, principal and other payments or distributions, to vote or express consent or dissent and to make elections and exercise rights relating to such shares or obligations unless, in the case of payments or distributions on shares, the corporate officer responsible for maintaining the list of shareholders or the transfer agent of the corporation or, in the case of payments or distributions on obligations, the treasurer or paying officer or agent has received written notice that the holder is a minor.

Section 3.17.              Business to be Transacted at Shareholder Meetings. No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of notice provided for in Section 3.02 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 3.17. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of the corporation.

To be in proper written form, such shareholder’s notice shall set forth as to the shareholder giving the notice, (i) the name and address, as they appear on the corporation’s books, of such shareholder and of any beneficial owners on whose behalf the nomination is made; and (ii) with respect to such shareholder and any such beneficial owner (A) the class or series (if any) and number of shares of the corporation that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the corporation, (D) any short interest of such shareholder or any such beneficial owner in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly,

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Amended and Restated Bylaws of Essential Utilities, Inc.

beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household (which information called for by this Section 3.17 shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date).

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was first mailed.

No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 3.17; provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 3.17 shall be deemed to preclude discussion by any shareholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

At a special meeting of shareholders, only such business shall be conducted as shall have been set forth in the notice relating to the meeting. At any meeting, matters incident to the conduct of this meeting may be voted upon or otherwise disposed of as the chairman of the meeting shall determine to be appropriate.

Compliance with this Section 3.17 shall be the exclusive means for business to be properly brought before a shareholder meeting by a shareholder (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the corporation’s notice of meeting).

Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 3.17 shall be deemed satisfied by a shareholder if such shareholder has submitted a proposal to the corporation in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and such shareholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for the meeting of shareholders.

ARTICLE IV
Board of Directors

Section 4.01.              Powers; Personal Liability.

(a)          General rule. Unless otherwise provided by statute, all powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

(b)          Personal liability of directors. A director of the corporation shall not be personally liable for monetary damages, as such, for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under 15 Pa.C.S. Subch. 17B and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state or Federal law. The provisions of this subsection shall be effective January 27, 1987, but shall not apply to any action filed prior to that date nor any breach of performance of duty or failure of performance of duty by a director occurring prior to that date.

(c)          Notation of dissent. A director of the corporation who is present at a meeting of the board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken on which the director is generally competent to act unless his or her dissent is entered in the minutes of the meeting or unless the director files his or her written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

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Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 4.02.              Qualification and Election of Directors.

(a)          Qualifications. Each director of the corporation shall be a natural person of full age, who need not be a resident of Pennsylvania or a shareholder of the corporation. No person shall be appointed or elected as a director unless:

(1)	such person is elected to fill a vacancy in the board of directors (including any vacancy resulting from any increase in the number of directors in accordance with Section 4.05(a); or
(2)	the name of such person, together with such consents and information as may be required by the board of directors or by the provisions of Section 4.14(b) shall have been filed with the secretary of the corporation.

(b)          Election of directors. Except as otherwise provided in the articles or these bylaws, at each annual meeting of shareholders commencing with the annual meeting held in 2012, directors of the corporation elected to succeed those directors whose terms expire at such annual meeting of shareholders shall be elected by the shareholders at each annual meeting of shareholders. In elections for directors, voting need not be by ballot, except upon demand made by a shareholder entitled to vote at the election and before the voting begins.

Section 4.03.              Number and Term of Office.

(a)          Number. The board of directors shall consist of such number of directors as may be determined from time to time by resolution of the board adopted by a vote of three quarters of the entire board of directors.

(b)          Term of office. Each director elected at the annual meeting of shareholders held in 2012 and at each annual meeting of shareholders thereafter shall hold office for a term of one-year expiring at the next annual meeting of shareholders and until a successor shall have been elected and qualified, or until his or her death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

(c)          Resignations. Any director may resign at any time by giving written notice to the corporation. Such resignation shall take effect on the date of the receipt by the corporation of such notice or at any later time specified therein.

Section 4.04.              Lead Independent Director.

(a)           The board of directors shall designate one of the “independent” directors (as determined in accordance with the rules of the New York Stock Exchange) as the lead independent director. Unless otherwise determined by the board of directors, the independent director elected annually to serve as the chair of the corporate governance committee will also serve as the lead independent director. At meetings of the shareholders and of the board of directors, in the absence of the chairman of the board, the lead independent director shall act as chairman of the meeting and preside over such meetings. In the event of the death or incapacity of the chairman of the board, the lead independent director shall become the acting chairman until a new chairman is selected by the board of directors. The lead independent director shall have such other duties and powers as may from time to time be assigned to him or her by the board of directors.

Section 4.05.              Vacancies.

(a)          General rule. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a vote of a majority of the entire board of directors, or by sole remaining director, and such person so elected shall hold office until the next election of directors and until a successor shall have been elected and qualified, or until their death, resignation or removal.

(b)          Action by resigned directors. When one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

Section 4.06.              Removal of Directors.

(a)          Removal by the directors. At any special meeting called for the purpose of removing or electing directors, the entire board of directors or any individual director may be removed from office without assigning any cause, as provided in the articles. In case the board or any one or more directors be so removed, new directors may be elected at the same meeting.

(b)          Removal by the board. The board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the board of directors.

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Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 4.07.              Place of Meeting. The board of directors may hold its meetings at such place or places within the Commonwealth of Pennsylvania, or elsewhere as the board of directors may from time to time appoint, or as may be designated in the notice calling the meeting.

Section 4.08.              Organization Meeting. At every meeting of the board of directors, the chairman of the board, or, in the case of a vacancy in the office or absence of the chairman of the board, one of the following individuals present in the order stated: the lead independent director, the president, the vice presidents in their order of rank and seniority, or a person chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary, or, in the absence of the secretary, an assistant secretary, or in the absence of the secretary and assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 4.09.              Regular Meetings. Regular meetings of the board of directors shall be held at such time and place as shall be designated from time to time by resolution of the board of directors.

Section 4.10.              Special Meetings. Special meetings of the board of directors shall be held whenever called by the chairman or by two or more of the directors.

Section 4.11.              Quorum of and Action by Directors.

(a)          General rule. A majority of the directors in office shall be necessary to constitute a quorum for the transaction of business and, except as otherwise provided in the articles or these bylaws, the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors.

(b)          Action by written consent. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

Section 4.12.              Executive and Other Committees.

(a)          Establishment and powers. The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees, to consist of one or more directors of the corporation. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have the power or authority as to the following:

(1)	The submission to shareholders of any action requiring approval of shareholders under the Business Corporation Law.
(2)	The creation or filling of vacancies in the board of directors.
(3)	The adoption, amendment or repeal of these bylaws.
(4)	The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board of directors.
(5)	Action on matters committed by a resolution of the board of directors to another committee of the board of directors.

(b)          Alternate committee members. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee or for the purpose of any written action by the committee. In the absence or disqualification of a member and the alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

(c)          Term. Each committee of the board shall serve at the pleasure of the board.

(d)          Committee procedures. The term “board of directors” or “board,” when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee of the board.

Section 4.13.              Compensation. The board of directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the corporation.

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Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 4.14.              Nomination of Directors.

(a)          Notice required. Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors, provided that written notice (the “Notice”) of such shareholder’s intent to nominate a director at the meeting is given by the shareholder and received by the secretary of the corporation in the manner and within the time specified herein. The Notice shall be delivered to the secretary of the corporation not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, the Notice shall be delivered to the secretary of the corporation not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. In lieu of delivery to the secretary of the corporation, the Notice may be mailed to the secretary of the corporation by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the secretary of the corporation.

(b)          Contents of Notice. The Notice shall be in writing and shall contain or be accompanied by:

(1)	the name and address, as they appear on the corporation’s books, of such shareholder and of any beneficial owners on whose behalf the nomination is made;
(2)	a representation that the shareholder is a holder of record of the corporation’s voting stock entitled to vote for the election of Directors, will continue to be a holder of record of shares entitled to vote for the election of Directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;
(3)	with respect to such shareholder and any such beneficial owner (A) the class or series (if any) and number of shares of the corporation that are beneficially owned by such shareholder or any such beneficial owner, (B) any Derivative Instrument (as defined in Section 3.17) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the corporation, (D) any short interest of such shareholder or any such beneficial owner in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such Notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household (which information called for by this Section 4.14(b) shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date.
(4)	such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Exchange Act (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or board of directors of the corporation;
(5)	a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which such nomination or nominations are to be made by the shareholder; and
(6)	the consent of each nominee to serve as director of the corporation if so elected.

(c)          Determination of compliance. If a judge or judges of election shall not have been appointed pursuant to these bylaws, the chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the chairman of the meeting shall be conclusive and binding upon all shareholders of the corporation for any purpose.

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Amended and Restated Bylaws of Essential Utilities, Inc.

Compliance with this Section 4.14 shall be the exclusive means for a shareholder to make director nominations (other than director nominations properly brought before a shareholder meeting by a shareholder under Rule 14a-11 under the Exchange Act and included in the corporation’s notice of meeting).

(d)          Exception. The above procedures of this Section shall not apply to director nominations with respect to which proxies shall have been solicited pursuant to a proxy statement filed pursuant to Regulation 14A of the rules and regulations adopted by the Securities and Exchange Commission under the Exchange Act, or pursuant to any successor act or regulation (including, without limitation, director nominations properly brought before a shareholder meeting by a shareholder under Rule 14a-11 under the Exchange Act and included in the corporation’s notice of meeting, which is governed by Section 4.15 of these Bylaws).

Section 4.15.              Proxy Access.

(a)          Inclusion of shareholder nominees in corporation’s proxy statement

(1)       Subject to the provisions of this Section 4.15, if expressly requested in the relevant Proxy Access Nomination Notice (as defined below in Section 4.15(d)(1)), the corporation shall include in its proxy statement for any annual meeting of shareholders (but not at any special meeting of shareholders) and on the corporation’s form of proxy and ballot: (A) the names of any person or persons therein nominated for the election of directors (each, a “Shareholder Nominee”) by any Eligible Shareholder (as defined below in Section 4.15(c)(1)) or group of up to 20 Eligible Shareholders that, as determined by the board of directors, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures and requirements set forth in this Section 4.15 (such Eligible Shareholder or group of Eligible Shareholders being a “Nominating Shareholder”); (B) disclosure about each Shareholder Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (C) any statement included by the Nominating Shareholder in the Proxy Access Nomination Notice for inclusion in the proxy statement in support of each Shareholder Nominee’s election to the board of directors (subject, without limitation, to Section 4.15(e)(2), and provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act, including Rule 14a-9 thereunder (the “Supporting Statement”)); and (D) any other information that the corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the Nominating Shareholder and the nomination of each Shareholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 4.15 and any solicitation materials or related information with respect to a Shareholder Nominee.

(2)       For purposes of this Section 4.15, any determination to be made by the board of directors may be made by the board of directors, a committee of the board of directors or any officer of the corporation designated by the board of directors or a committee of the board of directors, and any such determination shall be final and binding on any Eligible Shareholder, any Nominating Shareholder, any Shareholder Nominee and any other person so long as made in good faith (without any further requirements). If any intervening events, facts or circumstances arise subsequent to any such determination, the presiding officer of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Shareholder Nominee has been nominated in accordance with the requirements of this Section 4.15 and, if not so nominated, shall direct and declare at the meeting that such Shareholder Nominee shall not be considered.

(b)          Maximum number of shareholder nominees

(1)       The corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than that number constituting the greater of one (1) and 20% of the total number of directors of the corporation then serving on the last day on which a Proxy Access Nomination Notice may be submitted pursuant to this Section 4.15 (rounded down to the nearest whole number) (the “Maximum Number”).

(2)       The Maximum Number for a particular annual meeting shall be reduced by: (A) each Shareholder Nominee whose nomination is withdrawn by the Nominating Shareholder or who becomes unwilling to serve on the board of directors; (B) each Shareholder Nominee who ceases to satisfy, or each Shareholder Nominee of a Nominating Shareholder that ceases to satisfy, the eligibility requirements in this Section 4.15, as determined by the board of directors; (C) each Shareholder Nominee who the board of directors itself decides to nominate for election at such annual meeting; and (D) the number of incumbent Directors who had been Shareholder Nominees at either of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting of shareholders is being recommended by the board of directors. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline for submitting a Proxy Access Nomination Notice as set forth in Section 4.15(d) but before the date of the annual meeting of shareholders and the board of directors resolves to reduce the size of

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the board of directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(3)       If the number of Shareholder Nominees pursuant to this Section 4.15 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the corporation’s common stock that each Nominating Shareholder disclosed as owned in its Proxy Access Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee. If, after the deadline for submitting a Proxy Access Nomination Notice as set forth in Section 4.15(d), a Nominating Shareholder or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 4.15, as determined by the board of directors, a Nominating Shareholder withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the board of directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the corporation: (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement Shareholder Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (B) may otherwise communicate to the shareholders of the corporation, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of shareholders (notwithstanding that proxies in respect of such vote may have been received by the corporation).

(c)          Eligibility of nominating shareholder

(1)       An “Eligible Shareholder” is a person who has either (A) been a record holder of the shares of common stock of the corporation used to satisfy the eligibility requirements in this Section 4.15(c) continuously for the three-year period specified in Section 4.15(c)(2) or (B) provides to the secretary of the corporation, within the time period referred to in Section 4.15(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the board of directors determines acceptable.

(2)       An Eligible Shareholder or group of up to 20 Eligible Shareholders may submit a nomination in accordance with this Section 4.15 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of shareholders. The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide together with the Proxy Access Nomination Notice documentation satisfactory to the board of directors that the Eligible Shareholder consists only of funds that are: (A) under common management and investment control; (B) under common management and funded primarily by the same employer; or (C) a “group of investment companies” (as defined in the Investment Company Act of 1940, as amended). In the event of a nomination by a Nominating Shareholder that includes a group of Eligible Shareholders, any and all requirements and obligations for an Eligible Shareholder shall apply to each Eligible Shareholder in such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Shareholders constituting the Nominating Shareholder. Should any Eligible Shareholder cease to satisfy the eligibility requirements in this Section 4.15, as determined by the board of directors, or withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting of shareholders, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders. As used in this Section 4.15, any reference to a “group” or “group of Eligible Shareholders” refers to any Nominating Shareholder that consists of more than one Eligible Shareholder and to all the Eligible Shareholders that make up such Nominating Shareholder.

(3)       The “Minimum Number” of shares of the corporation’s common stock means 3% of the aggregate number of shares of the corporation’s common stock outstanding as of the most recent date for which such amount is given in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Proxy Access Nomination Notice.

(4)       For purposes of this Section 4.15, an Eligible Shareholder “owns” only those outstanding shares of the corporation’s common stock as to which such Eligible Shareholder possesses both: (A) the full voting and investment rights pertaining to such shares and (B) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (w) purchased or sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (x) that are subject to short positions or were otherwise sold short by such Eligible Shareholder or any of its affiliates, (y) borrowed by such Eligible Shareholder or any of its affiliates for any purpose or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Shareholder or any of

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its affiliates, whether any such instrument or agreement is to be settled with shares, with cash based on the notional amount or value of outstanding shares of common stock of the corporation or a combination thereof, in any such case, which instrument or agreement has, or is intended to have, or if exercised or settled would have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such Eligible Shareholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic interest in such shares by such Eligible Shareholder or any of its affiliates. An Eligible Shareholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Shareholder. An Eligible Shareholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has loaned such shares; provided that the Eligible Shareholder has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors. For purposes of this Section 4.15(c)(4), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(5)       No Eligible Shareholder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder shall be deemed to be a member of only the group that owns the largest aggregate number of shares of each class of the corporation’s common stock, as reflected in the Proxy Access Nomination Notice.

(d)          Proxy access nomination notice

(1)       To nominate a Shareholder Nominee pursuant to this Section 4.15 the Nominating Shareholder (including each Eligible Shareholder in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders) must deliver to the secretary of the corporation at the principal executive offices of the corporation all of the following information and documents in a form that the board of directors determines acceptable (collectively, the “Proxy Access Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the corporation first mailed or otherwise distributed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that if (and only if) the annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before and concludes 30 days after the first anniversary date of the preceding year’s annual meeting of shareholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Proxy Access Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed (in no event shall the adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the Proxy Access Nomination Notice):

(i)         one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven days prior to the date of the Proxy Access Nomination Notice, the Nominating Shareholder owns, and has continuously owned for the preceding three years, the Minimum Number of shares, and the Nominating Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Minimum Number of shares through the record date;

(ii)        an agreement to hold the Minimum Number of shares through the annual meeting and to provide immediate notice if the Nominating Shareholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;

(iii)       a Schedule 14N (or any successor form) relating to each Shareholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder, as applicable, in accordance with Securities and Exchange Commission rules;

(iv)      the written consent of each Shareholder Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a Shareholder Nominee and to serving as a director if elected;

(v)       a written notice, in a form deemed satisfactory by the board of directors, of the nomination of each Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder: (a) the information that would be required to be set forth in a Notice pursuant to Section 4.14 of

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these Bylaws; (b) a representation and warranty that the Nominating Shareholder acquired the securities of the corporation in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the intent of changing or influencing control of the corporation; (c) a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than such Nominating Shareholder’s Shareholder Nominee(s); (d) a representation and warranty that the Nominating Shareholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the board of directors; (e) a representation and warranty that the Nominating Shareholder will not use any form of proxy and ballot other than the corporation’s form of proxy and ballot in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting; (f) a representation and warranty that each Shareholder Nominee’s candidacy or, if elected, membership on the board of directors would not violate the articles or these bylaws, any applicable law, rule, regulation, order or decree to which the corporation is subject, including rules or regulations of any stock exchange on which the corporation’s shares of common stock are listed; (g) a representation and warranty that each Shareholder Nominee: (i) does not have any direct or indirect relationship with the corporation that would cause the Shareholder Nominee to be deemed not independent pursuant to the corporation’s standards in its Corporate Governance Guidelines and otherwise qualifies as independent under any other standards established by the corporation and the rules of any stock exchange on which the corporation’s shares of common stock are listed; (ii) meets the audit committee and compensation committee independence requirements under the rules of any stock exchange on which the corporation’s shares of common stock are listed; (iii) is a “non- employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (iv) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (v) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee; and (vi) meets the director qualifications set forth in the corporation’s Corporate Governance Guidelines and any other standards established by the corporation (notwithstanding this clause (g), for the avoidance of doubt, the board of directors is responsible for making the final determination of the Shareholder Nominee’s independence); (h) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 4.15(c) and intends to continue to satisfy such eligibility requirements through the date of the annual meeting; (i) details of any position of a Shareholder Nominee as an employee, officer or director of any entity, and of any other material relationship with or material financial interest in any entity, within the three years preceding the submission of the Proxy Access Nomination Notice; (j) if desired, a Supporting Statement; and (k) in the case of a nomination by a Nominating Shareholder comprised of a group, the designation by all Eligible Shareholders in such group of one Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(vi)      an executed agreement, in a form deemed satisfactory by the board of directors, pursuant to which the Nominating Shareholder (including in the case of a group, each Eligible Shareholder in that group) agrees: (a) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election of the Shareholder Nominee; (b) to file any written solicitation or other communication with the corporation’s shareholders relating to one or more of the corporation’s directors or director nominees or any Shareholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (c) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Shareholder Nominees with the corporation, the shareholders of the corporation or any other person in connection with the nomination or election of Directors, including, without limitation, the Proxy Access Nomination Notice; (d) to indemnify and hold harmless (jointly with all other Eligible Shareholders, in the case of a group of Eligible Shareholders) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under, this Section 4.15; (e) in the event that any information included in the Proxy Access Nomination Notice or any other communication by the Nominating Shareholder (including with respect to any Eligible Shareholder included in a group) with the corporation, the shareholders of the corporation or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (f) in the event that the Nominating

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Shareholder (including any Eligible Shareholder in a group) has failed to continue to satisfy the eligibility requirements described in Section 4.15(c), to promptly notify the corporation; and

(vii)      an executed agreement, in a form deemed satisfactory by the board of directors, by each Shareholder Nominee: (a) to promptly, but in any event within ten business days after such request, provide to the corporation such other information and certifications, including completion of a director nominee questionnaire, as the corporation may reasonably request; (b)    at the reasonable request of the board of directors, any committee or any officer of the corporation, to meet with the board of directors, any committee or any officer of the corporation to discuss matters relating to the nomination of such Shareholder Nominee to the board of directors, including the information provided by such Shareholder Nominee to the corporation in connection with his or her nomination and such Shareholder Nominee’s eligibility to serve as a member of the board of directors; (c)    that such Shareholder Nominee has read and agrees, if elected, to comply with all of the corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to directors; (d) understands his or her duties as a director under Pennsylvania law and agrees to act in accordance with those duties while serving as a director, and (e) that such Shareholder Nominee is not and will not become a party to: (i) any agreement, arrangement or understanding with any person with respect to any direct or indirect compensation, reimbursement or indemnification of the Shareholder Nominee in connection with being a Shareholder Nominee that has not been fully disclosed in writing to the corporation prior to or concurrently with the Nominating Shareholder’s submission of the Proxy Access Nomination Notice; (ii) any agreement, arrangement, or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement, or indemnification of the Shareholder Nominee in connection with service or action as a director of the corporation if so elected; (iii) any agreement, arrangement or understanding with any person or entity as to how such Shareholder Nominee, if elected, will vote or act on any issue (a “Voting Commitment”) except such as is already existing and has been fully disclosed to the corporation prior to or concurrently with the Nominating Shareholder’s submission of the Proxy Access Nomination Notice; or (iv) any Voting Commitment that could limit or interfere with such Shareholder Nominee’s ability to comply, if elected, with his or her fiduciary duties under applicable law.

(2)       The information and documents required by this Section 4.15(d) to be provided by the Nominating Shareholder shall be: (A) provided with respect to and executed by each Eligible Shareholder in the case of a Nominating Shareholder comprised of a group of Eligible Shareholders; and (B) provided with respect to both the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) and limited liability companies (x) in the case of a Nominating Shareholder that is an entity and (y) in the case of a Nominating Shareholder that is a group that includes one or more Eligible Shareholders that are entities. The Proxy Access Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 4.15(d) (other than such information and documents contemplated to be provided after the date the Proxy Access Nomination Notice is provided) have been delivered to and received by the secretary of the corporation.

(e)          Exceptions

(1)       Notwithstanding anything to the contrary contained in this Section 4.15, the corporation may omit from its proxy statement any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Shareholder may not, after the last day on which a Proxy Access Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Shareholder Nominee, if: (A) the corporation receives a notice pursuant to the advance notice requirements set forth in Section 4.14 that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the corporation; (B) the Nominating Shareholder (or, in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders, the Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 4.15, the Nominating Shareholder withdraws its nomination or the presiding officer of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 4.15 and shall therefore be disregarded; (C) the board of directors in good faith determines that such Shareholder Nominee fails to satisfy all the standards set forth in Section 4.15(d)(1)(E)(7)(a)-(f), such Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or if such Shareholder Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with the articles, these bylaws or any applicable law, rule, regulation, order or decree to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s shares of common stock are listed; (D) such Shareholder Nominee was nominated for election to the board of directors pursuant to this Section 4.15 at one of the corporation’s two preceding annual meetings of shareholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received less than 25% of the votes that all shareholders are entitled to cast in favor of the

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election of such Shareholder Nominee; or (E) the corporation is notified, or the board of directors determines, that the Nominating Shareholder or such Shareholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 4.15(c), any of the representations and warranties made in the Proxy Access Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Shareholder Nominee becomes unwilling or unable to serve on the board of directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Shareholder Nominee under this Section 4.15.

(2)       Notwithstanding anything to the contrary contained in this Section 4.15, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Shareholder Nominee included in the Proxy Access Nomination Notice, if the board of directors determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (C) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission’s proxy rules or any other applicable law, rule or regulation; or (D) the inclusion of such information in the proxy statement would impose a material risk of liability upon the corporation.

(3)       The corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

(f)           This Section 4.15 provides the exclusive method for a shareholder to include nominees for election to the board of directors in the corporation’s proxy materials.

ARTICLE V
Officers

Section 5.01.              Officers Generally.

(a)          Number, qualifications and designation. The officers of the corporation shall be a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of Section 5.03. Officers may, but need not be, directors or shareholders of the corporation. The president and secretary shall be natural persons of full age. The treasurer may be a corporation, but if a natural person shall be of full age. The board of directors may elect from among the members of the board a chairman of the board who shall be an officer of the corporation. Any number of offices may be held by the same person.

(b)          Resignations. Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall be effective at the date of the receipt thereof by the corporation or at any later time specified therein.

(c)          Bonding. The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

(d)          Standard of care. In lieu of the standards of conduct otherwise provided by law, officers of the corporation shall be subject to the same standards of conduct, including standards of care and loyalty and rights of justifiable reliance, as shall at the time be applicable to directors of the corporation. An officer of the corporation shall not be personally liable, as such, to the corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under the articles, these bylaws, or the applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection shall not apply to the responsibility or liability of an officer pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law.

Section 5.02.          Election and Term of Office. The officers of the corporation, except those elected by delegated authority pursuant to Section 5.03, shall be elected annually by the board of directors, and each such officer shall hold office for a term of one year and until a successor shall have been duly chosen and qualified, or until his or her death, resignation, or removal.

Section 5.03.          Subordinate Officers, Committees and Agents. The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require, including one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, or as the board of directors may from time to time

B-16   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents. Any delegation by the board of directors of the power to elect, retain or appoint subordinate officers, committees, employees or other agents, shall be deemed to include the power to remove such subordinate.

Section 5.04.          Removal of Officers and Agents. Any officer or agent of the corporation may be removed by the board with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5.05.          Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

Section 5.06.          Authority. All officers of the corporation as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided by or pursuant to resolutions or orders of the board of directors, or, in the absence of controlling provisions in the resolutions or orders of the board of directors, as may be determined by or pursuant to these bylaws.

Section 5.07.          The Chairman of the Board. The chairman of the board shall preside at all meetings of shareholders and of the board of directors and shall perform such other duties as may from time to time be requested by the board of directors.

Section 5.08.          The President. The president shall be the chief executive officer of the corporation and shall have general supervision over the business and operations of the corporation, subject, however, to the control of the board of directors. The president shall sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or these bylaws, to some other officer or agent of the corporation; and, in general, shall perform all duties incident to the office of president and such other duties as from time to time may be assigned by the board of directors.

Section 5.09.          The Vice Presidents. The vice presidents shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the board of directors or the president.

Section 5.10.          The Secretary. The secretary or an assistant secretary shall attend all meetings of the shareholders and of the board of directors and all committees thereof and shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the board of directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors, the chairman or the president.

Section 5.11.          The Treasurer. The treasurer or an assistant treasurer shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his or her custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; shall, whenever so required by the board of directors, render an account showing all transactions as treasurer, and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or the president.

Section 5.12.          Salaries. The salaries of the officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officer as may be designated by resolution of the board. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.03. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE VI
Certificates of Stock, Transfer, Etc.

Section 6.01.          Share Certificates. Certificates for shares of the corporation shall be in such form as approved by the board of directors, and shall state that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   B-17

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

certificate represents. The share transfer records and the blank share certificates shall be kept by the secretary or by any transfer agency or registrar designated by the board of directors for that purpose.

Section 6.02.          Issuance. The share certificates of the corporation shall be numbered and registered in the share register or transfer books of the corporation as they are issued. They shall be signed by the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer, and shall bear the corporate seal, which may be a facsimile, engraved or printed; but where such certificate is signed by a transfer agent or a registrar the signature of any corporate officer upon such certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer, transfer agent or registrar because of death, resignation or otherwise, before the certificate is issued, it may be issued with the same effect as if the officer, transfer agent or registrar had not ceased to be such at the date of its issue. The provisions of this Section 6.02 shall be subject to any inconsistent or contrary agreement in effect at the time between the corporation and any transfer agent or registrar.

Section 6.03.          Transfer. Transfers of shares shall be made on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. Section 8101 et seq., and its amendments and supplements.

Section 6.04.          Record Holder of Shares. The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

Section 6.05.          Lost, Destroyed or Mutilated Certificates. The holder of any shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the board of directors may, in its discretion, cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate, or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and, if the board of directors shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as it may direct.

ARTICLE VII
Indemnification of Directors, Officers, Etc.

Section 7.01.          Scope of Indemnification.

(a)          The corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an indemnified capacity, including without limitation liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except where such indemnification is expressly prohibited by applicable law or where the conduct of the indemnified representative has been determined pursuant to Section 7.06 to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. Section 1746(b) or any superseding provision of the law, sufficient in the circumstances to bar indemnification against liabilities arising from the conduct.

(b)          If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the corporation shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(c)          The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the indemnified representative is not entitled to indemnification.

(d)          For purposes of this Article:

(1)	“indemnified capacity” shall mean any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the corporation, or, at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;
(2)	“indemnified representative” shall mean any and all directors and officers of the corporation and any other person specifically designated as an indemnified representative by the board of directors of the corporation under these bylaws (which may, but need not, include any person serving at the request of the corporation,

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Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(3)	“liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorney’s fees and disbursements); and
(4)	“proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation, a class of its security holders or otherwise.

Section 7.02.          Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provisions of this Article, the corporation shall not indemnify under this Article an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceedings is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This Section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration under Section 7.06 of this Article or otherwise successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article.

Section 7.03.          Advancing Expenses. The corporation shall pay the expenses (including attorney’s fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 7.01 or 7.02 of this Article upon receipt of an undertaking by or on behalf of the indemnified representative to repay such amount if it shall ultimately be determined pursuant to Section 7.06 of this Article that such person is not entitled to be indemnified by the corporation pursuant to this Article. The financial ability of an indemnified representative to repay in advance shall not be a prerequisite to the making of such advance.

Section 7.04.          Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors shall deem appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to violability.

Section 7.05.          Payment of Indemnification. An indemnified representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the corporation.

Section 7.06.          Arbitration. Any dispute related to the right of indemnification, contribution or advancement of expenses as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 that the corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in the metropolitan area in which the corporation’s executive offices are located, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association before a panel of three arbitrators, one of whom shall be selected by the corporation, the second of whom shall be selected by the indemnified representative and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if the arbitrators selected by the corporation and the indemnified representative cannot agree on the selection of a third arbitrator within 30 days after such time as the corporation and the indemnified representative have each been notified of the selection of the others’ arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such metropolitan area. Each arbitrator selected as provided herein is required to be or have been a director or executive officer or a corporation whose shares of common stock were listed during at least one year of such service on the New York Stock Exchange or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotation System. The party or parties challenging the right of an indemnified representative to the benefits of this Article shall have the burden of proof. The corporation shall reimburse an indemnified representative for the expenses (including attorney’s fees and disbursements) incurred in successfully prosecuting or defending such arbitration. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   B-19

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 7.07.          Contribution. If the indemnification provided for in this Article or otherwise is unavailable for any reason, the corporation shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Article or otherwise.

Section 7.08.          Discharge of Duty. An indemnified representative shall be deemed to have discharged such person’s duty to the corporation if he or she has relied in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(1)	one or more officers or employees of the corporation whom the indemnified representative reasonably believes to be reliable and competent with respect to the matter presented;
(2)	legal counsel, public accountants or other persons as to matters that the indemnified representative reasonably believes are within the person’s professional or expert competence; or
(3)	a committee of the board of directors on which he or she does not serve as to matters within its area of designated authority, which committee he or she reasonably believes to merit confidence.

Section 7.09.          Contract Rights; Amendment or Repeal. All rights to indemnification, contribution and advancement of expense under this Article shall be deemed a contract between the corporation and the indemnified representative pursuant to which the corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification of this Article shall not adversely affect any right or protection of any indemnified representative in respect of any act or omission occurring prior to the time of such repeal, amendment or modification.

Section 7.10.          Scope of Articles. The rights granted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expense may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be an indemnified representative in respect to matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

Section 7.11.          Reliance of Provisions. Each person who shall act as an indemnified representative of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article, which right shall be deemed vested at the time the person commences acting in such capacity.

Section 7.12.          Interpretation. The provisions of this Article have been approved and ratified by the shareholders of this corporation and are intended to constitute bylaws authorized by 15 Pa.C.S. Section 1746 and 1750.

ARTICLE VIII
Miscellaneous

Section 8.01.          Corporate Seal. The corporation shall have a corporate seal in the form of a circle containing the name of the corporation, the year of incorporation and such other details as may be approved by the board of directors.

Section 8.02.          Checks. All checks, notes, bills of exchange or other orders in writing shall be signed by such person or persons as the board of directors or any person authorized by resolution of the board of directors may from time to time designate.

Section 8.03.          Contracts.

(a)          General rule. Except as otherwise provided in the Business Corporation Law in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or officers, agent or agents, to enter into any contract or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

(b)          Statutory form of execution of instruments. Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the corporation and any other person, when signed by the chairman, the president or vice president and secretary or assistant secretary or treasurer or assistant treasurer of the corporation, shall be held to have been properly executed for and in behalf of the corporation, without prejudice to the rights of the corporation against any person who shall have executed the instrument in excess of his or her actual authority.

B-20   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 8.04.          Interested Directors or Officers; Quorum.

(a)          General rule. A contract or transaction between the corporation and one or more of its directors or officers or between the corporation and any other corporation, partnership, joint venture, trust, or other enterprise in which one or more of its directors or officers are directors or officers, or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

(1)	The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum; or
(2)	The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of those shareholders; or
(3)	The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors or the shareholders.

(b)          Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes a contract or transaction specified in subsection (a).

Section 8.05.          Deposits. All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositaries as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time designate.

Section 8.06.          Exclusive Forum.

(a)          Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive judicial forum for the following actions and proceedings shall be a state court located within Montgomery County, Pennsylvania, or if no state court located within such county has jurisdiction over such action or proceeding, the federal United States District Court for the Eastern District of Pennsylvania:

(1)	any derivative action or proceeding brought on behalf of the corporation;
(2)	any action or proceeding asserting a claim of breach of duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders;
(3)	any action or proceeding asserting a claim against the corporation, or any director, officer or other employee of the corporation arising pursuant to, or involving any interpretation or enforcement of, any provision of the Pennsylvania Associations Code, Business Corporation Law, the articles, or the bylaws; or
(4)	any action or proceeding asserting a claim peculiar to the relationships between or among the corporation and its officers, directors, and shareholders, or otherwise governed by or involving the internal affairs doctrine.

Without limiting any of the foregoing, nothing contained in this section is intended to limit or otherwise adversely affect any property right vested in the corporation’s shareholders or is intended to limit, determine or address the merits or substance of any action or proceeding, but instead, the provisions of this section are solely procedural in nature.

(b)          Submission to Jurisdiction. Without limiting the effect of 15 Pa. C. S. § 1505, any person or entity owning, purchasing or otherwise acquiring any interest in shares of the corporation, including any record or beneficial interest therein, shall be deemed, to the fullest extent permitted by law, to be a “shareholder” and to have notice of and consented to the provisions of this section. Any shareholder who initiates an action or proceeding of the types described in clause (a) above in a court other than a court specified in clause (a) above (a “Foreign Action”) shall be deemed to have consented to (i) the personal jurisdiction of the courts specified in this section in an action or proceeding brought against the shareholder to enforce this section (an “Enforcement Action”) and (ii) having service of process in an Enforcement Action made upon the shareholder by United States mail addressed to the shareholder at the shareholder’s address as it appears on the records of the corporation or upon the shareholder’s counsel in the Foreign Action by United States mail addressed to such counsel.

ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT   B-21

Appendix B

Amended and Restated Bylaws of Essential Utilities, Inc.

Section 8.07.          Corporate Records.

(a)          Required records. The corporation shall keep complete and accurate books and records of accounts, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at the registered office of the corporation in the Commonwealth of Pennsylvania or at its principal place of business wherever situated or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

(b)          Right of inspection. Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the corporation at its registered office in the Commonwealth of Pennsylvania or at its principal place of business, wherever situated.

Section 8.08.          Amendment of Bylaws. These bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders in accordance with the articles at any duly organized annual or special meeting of shareholders, or (ii), with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of majority of the board of directors of the corporation in office at any regular or special meeting of directors. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change. See Section 2.03(b) (relating to notice of action by shareholders on bylaws).

B-22   ESSENTIAL UTILITIES, INC. 2022 PROXY STATEMENT

OUR ESG PROGRAM HIGHLIGHTS

Environmental

- By 2035, Essential will substantially reduce its Scope 1 and 2 greenhouse gas emissions 60% from our 2019 baseline
- Industry-leading commitment to ensure that finished water does not exceed 13 ppt of certain individual PFAS compounds
- Consistently and widely outperform national average for percentage of community water systems with health-based violations
- Modernization of America's infrastructure through robust investments that improve sustainability, reliability, and safety

Social

- Multiyear plan to increase diverse supplier spend to 15%; current composition is 11% as of year-end 2021
- Multiyear plan to reach 17% employees of color; current composition is 15% as of year-end 2021
- Addition of both employee and supplier diversity performance metrics to short-term incentive compensation plan
- Incorporation of lost time/restricted time incidents, responsible vehicle accident rate, and Peoples Gas safety rate performance metrics into short-term incentive compensation plan

Governance

- 55.5% board diversity, including three female directors and two directors of color as of year end 2021
- Governance Committee provides direct board oversight of Essential's ESG program and performance
- ESG Oversight Committee provides direct senior management oversight of Essential's ESG program and performance
- Comprehensive board-approved governance policies covering range of ethical, human rights, and environmental issues

Reporting and Merits

- Extensive ESG reporting (ESG.Essential.co) aligned with Sustainable Accounting Standards Board (SASB), United Nations Sustainable Development Goals (SDGs), Task Force on Climate-Related Financial Disclosures (TCFD), CDP (Carbon Disclosure Project), and American Gas Association (AGA)
- ESG reporting ranked 13th best among all global industries by League of American Communications Professionals
- Strong scores and recent upgrades from ISS, MSCI, and Sustainalytics
- Named to Newsweek's Most Responsible Companies List and 3BL Media's Top 100 Best Corporate Citizens

Essential.
Providing natural resources for life.

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Essential Utilities, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

NYSE: WTRG

877.987.2782

www.Essential.co

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000543718_1 R1.0.0.24 For Withhold For All All All Except The Board of Directors recommends you vote FOR all of the nominees listed: 1. 1. To elect eight nominees for directors: Nominees 01) Elizabeth B. Amato 02) David A. Ciesinski 03) Christopher H. Franklin 04) Daniel J. Hilferty 05) Edwina Kelly 06) Ellen T. Ruff 07) Lee C. Stewart 08) Christopher C. Womack ESSENTIAL UTILITIES, INC. 762 WEST LANCASTER AVENUE BRYN MAWR, PA 19010 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WTRG2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve an advisory vote on the compensation paid to the Company's named executive officers for 2021. 3. To ratify the Amendment to the Company's Amended and Restated Bylaws to require shareholder disclosure of certain derivative securities holdings. 4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year. NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000543718_2 R1.0.0.24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at https://www.essential.co/investor-relations Proxy Essential Utilities, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ESSENTIAL UTILITIES, INC. Proxy for Annual Meeting of Shareholders on May 4, 2022 The undersigned hereby appoints Christopher P. Luning and Daniel J. Schuller, or a majority of them or any one of them acting singly in absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Essential Utilities, Inc., to be held virtually at www.virtualshareholdermeeting.com/WTRG2022, at 8:00 a.m., Eastern Time on Wednesday, May 4, 2022 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Essential Utilities, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Essential Utilities, Inc. as designated on the reverse side. The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the director nominees listed in Proposal No. 1 on the reverse side; FOR the compensation paid to the Company's named executive officers for 2021 in Proposal No. 2; FOR the Amendment to the Company's Bylaws to require derivative securities holdings disclosure in Proposal No. 3; FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year in Proposal No. 4; and in accordance with the proxies' discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD. Continued and to be signed on reverse side